SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary information statement.	☐ Confidential, for use of the Commission
☐ Definitive information statement.	only (as permitted by Rule 14c-5(d)(2))

Firearms Training Systems, Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐        No fee required.

☒  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies: Class A Common Stock, par value $.000006 per share (“Common Stock”); Series C Preferred Stock, par value $.10 per share (“Preferred Stock”)

(2) Aggregate number of securities to which transaction applies:  76,064,735 shares of Common Stock; 3,202.780099 shares of Preferred Stock; and 6,218,322 options to purchase shares of Common Stock with exercise prices below $1.08

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of: (A) 76,064,735 shares of Common Stock multiplied by $1.08 per share, (B) 3,202.780099 shares of Preferred Stock multiplied by the liquidation preference of $11,945 per share and (C) 6,218,322 shares of Common Stock subject to outstanding options with exercise prices below $1.08 per share, multiplied by approximately $0.642 (which is the difference between $1.08 and the weighted average exercise price per share for such options). In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the amounts derived as described in the preceding sentence.

(4) Proposed maximum aggregate value of transaction: $124,399,285

(5) Total fee paid: $13,311

☐   Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIREARMS TRAINING SYSTEMS, INC.
7340 McGinnis Ferry Road
Suwanee, Georgia 30024
(770) 813-0180

NOTICE OF ACTION BY WRITTEN CONSENT
AND OF APPRAISAL RIGHTS

September ____, 2006

Dear Common Stockholders:

On behalf of Firearms Training Systems, Inc. (“FATS” or the “Company”), I am pleased to send you the enclosed information statement regarding the proposed acquisition of FATS by Meggitt-USA, Inc. (“Meggitt-USA”). The transaction is expected to close as soon as government regulatory approvals are obtained, most likely in the fourth quarter of 2006.

Pursuant to the merger, the holders of FATS’ Class A Common Stock, par value $.000006 per share (“Common Stock”) will be entitled to receive cash in the amount of $1.08 per share for each outstanding share owned immediately before the effective time of the merger, without interest and less any applicable withholding tax. Holders of FATS’ Series C Preferred Stock, par value $.10 per share, (the “Series C Preferred Stock”) will be entitled to receive cash in the amount equal to the sum of the liquidation preferences of such preferred stock plus accrued and any unpaid dividends on such shares to the extent not previously added to such liquidation preference prior to the effective time of the merger, for each outstanding share owned immediately before the effective time of the merger. All holders of stock options that are outstanding at the effective time of the merger will receive cash payments (subject to withholding taxes) equal to the difference between the per-share option exercise price of their respective options and $1.08 multiplied by the number of shares subject to each such option. In connection with the transaction, Meggitt PLC, a public limited company organized under the laws of England and Wales, has agreed to unconditionally guaranty the full performance and payment by Meggitt-USA of all amounts owed under the merger agreement, including all amounts owed to FATS’ stockholders. Meggitt-USA is a wholly-owned, indirect subsidiary of Meggitt PLC and the corporate holding entity for Meggitt PLC’s U.S. operations.

After careful consideration, the board of directors of FATS has unanimously (with one member absent who had previously indicated his support for the transaction) determined that the merger is advisable, fair to, and in the best interests of FATS’ stockholders, approved the merger agreement and the merger, and recommended that the stockholders of FATS approve and adopt the merger agreement.

As of August 23, 2006, certain FATS stockholders that hold approximately 66.56% of our Common Stock have adopted by written consent the merger and the merger agreement. As a result, the merger has already been adopted by the required vote of our stockholders under Delaware law, and no further action by stockholders is required by law to complete the transaction. The fact that stockholders’ adoption of the merger agreement has already been obtained, however, will not affect the requirement set forth in the merger agreement that payment be made to each stockholder subject to the satisfaction or waiver of all of the closing conditions set forth in the merger agreement and then only in exchange for such stockholder’s delivery of a completed letter of transmittal.

This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the Delaware General Corporation Law, referred to as the DGCL. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, if you did not consent to the adoption of the merger agreement or waive your appraisal rights, you are entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL (which includes a requirement that you deliver a written demand for appraisal of your shares within 20 days after the mailing of the enclosed information statement), you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Common Stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger), which amount may be higher or lower than $1.08 per share, as appraised by the Delaware Court of Chancery, instead of $1.08 in cash per share. This notice and the information statement attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex D to the information statement attached hereto. For additional information, see “The Merger - Appraisal Rights” in the attached information statement.

The information statement enclosed with this letter includes important information about FATS and the merger, including several risks associated with the merger (e.g., the existence of several conditions to our obligations and those of Meggitt to complete the merger, all of which must be either satisfied or waived prior to the completion of the merger), and should be read carefully and in its entirety. Neither the information statement, nor any other information you receive from FATS in respect of the merger, is intended to be legal, tax or investment advice. Accordingly, you should consult your own legal counsel, accountants and investment advisors as to legal, tax and other matters concerning the merger.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Please do not send in your FATS stock certificates at this time. If the merger is consummated, you will receive instructions regarding the surrender of your stock certificates and payment for your FATS shares as promptly as practicable after the merger becomes effective.

Thank you for your support.

By order of the Board of Directors, Ronavan Mohling President and Chief Executive Officer

PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2006

Firearms Trainings Systems, Inc.
7340 McGinnis Ferry Road
Suwanee, Georgia 30024
(770) 813-0180

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the common stockholders of Firearms Training Systems, Inc., a Delaware corporation (“FATS” or the “Company”), in connection with action to be taken by the Company as a result of a written consent, dated August 23, 2006 (“Written Consent”), executed and delivered by holders of a majority of the voting power of the Company’s issued and outstanding Class A Common Stock, par value $.000006 per share (“Common Stock”). This information statement is first being mailed to common stockholders of the Company on or about _________, 2006. The Written Consent approved the adoption of the Agreement and Plan of Merger, dated as of August 23, 2006, among the Company, Meggitt-USA, Inc., a Delaware corporation (“Meggitt-USA”), and Poole Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Meggitt-USA (the “Consent Action”). Meggitt-USA is a wholly-owned, indirect subsidiary of Meggitt PLC and the corporate holding entity for Meggitt PLC’s U.S. operations. The merger agreement and the merger transaction to which it pertains are described below.

Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P., Centre Capital Offshore Investors II, L.P., Centre Partners Coinvestment L.P., Centre Partners II, L.P., Centre Partners II, LLC and Centre Partners Management LLC (collectively, the “Centre Entities”), own or are entitled to vote shares of our Common Stock representing more than a majority of the voting power of our Common Stock at the close of business on August 23, 2006 (the “Record Date”). Subsequent to the approval and recommendation by our board of directors of the merger agreement and the merger transaction reflected therein, the Centre Entities executed and delivered the Written Consent adopting and approving the Consent Action. As of the Record Date, there were 76,059,735 shares of Common Stock issued and outstanding, with each share of Common Stock entitled to one vote on the Consent Action. The Centre Entities own or are entitled to vote an aggregate of 50,622,840 shares of Common Stock, which represents 66.56% of the votes entitled to be cast on the Consent Action.

Under applicable Delaware law and the Company’s Certificate of Incorporation, adoption of the merger agreement described above requires the consent of at least a majority of the issued and outstanding shares of Common Stock and does not require any action by the holders of the Company’s outstanding Series C Preferred Stock, par value $.10 per share (the “Series C Preferred Stock”). Therefore, no vote or further action of the stockholders of the Company is required in order to approve, adopt or implement the Consent Action.

Pursuant to Section 228 of the DGCL, unless prohibited in a corporation’s certificate of incorporation, any action permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. The Company’s Certificate of Incorporation does not prohibit action by written consent. In addition, pursuant to Section 228(e) of the DGCL, prompt notice of any such action by written consent must be given to those common stockholders who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement constitutes such required notice. Only common stockholders of record at the close of business on the Record Date are entitled to notice of the Consent Action.

Under Section 262 of the DGCL, FATS common stockholders that did not consent to the adoption of the merger agreement or waive their appraisal may be entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Common Stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger), as appraised by the Delaware Court of Chancery, instead of $1.08 in cash. This information statement and the notice attached hereto constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex D to this information statement. The holders of all of the Company’s outstanding shares of Series C Preferred Stock have waived any right to seek appraisal with respect to any shares of capital stock held by them or their controlled affiliates to the extent, if any, they have appraisal rights.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to FATS common stockholders. In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the U.S. Department of Justice and certain waiting period requirements have been satisfied. There will also be a minimum 30-day review of the proposed transaction by the Committee on Foreign Investment in the United States. Therefore, notwithstanding the execution and delivery of the Written Consent, the merger may not be consummated until at least these times and waiting and review periods have elapsed, and therefore, the soonest possible date on which the merger can be consummated is ___________, 2006.

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed merger. While this summary describes the material terms that you should consider when evaluating the merger, the information statement contains a more detailed description of these terms. We encourage you to read the information statement in its entirety. We have included section and page references to the information statement to direct you to a more complete description of the topics described in this summary.

The Merger.

We entered into an Agreement and Plan of Merger on August 23, 2006, with Meggitt-USA, Inc., or Meggitt, and Poole Acquisition Corp., a Delaware corporation, or merger sub, pursuant to which, upon the merger becoming effective, each outstanding share of our Common Stock, other than treasury shares or shares held by any of our subsidiaries, shares held by Meggitt or merger sub, and shares held by common stockholders who perfect their appraisal rights (as described in “The Merger — Appraisal Rights”), will be converted into the right to receive $1.08 in cash, without interest and less any applicable withholding tax. You should read “The Merger — Background to the Merger” beginning on page 19.

Payment of Merger Consideration.

•
Common Stock. If the merger is completed, each share of our Common Stock held by you will be converted into the right to receive a payment of $1.08 per share, without interest and less any applicable withholding tax. Instructions for receiving your payment are included in the information statement. You should read “The Merger — Merger Consideration” beginning on page 37.

•
Series C Preferred Stock. If the merger is completed, each share of our Series C Preferred Stock will be converted into the right to receive a payment of $10,000 per share (the liquidation preference applicable to the Series C Preferred Stock) plus the amount of all accrued and unpaid dividends on such shares through the date of the closing (less applicable withholding tax). Dividends on our Series C Preferred Stock accrue quarterly. As of June 30, 2006, the liquidation preference (including accrued and unpaid dividends) for each share of Series C Preferred Stock was $11,945.

•
Stock Options. The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised FATS stock option (whether or not vested) will be canceled, and that each holder of a canceled option will have the right to receive an amount in cash equal to $1.08 less the exercise price of such stock option and applicable withholding tax in respect of each share of our Common Stock underlying such stock option. In the event that the exercise price of a stock option is greater than or equal to $1.08, the holder of such stock option will not receive any consideration for such stock option.

Particular Interests of Management and Members of the Board.

•
If the merger is completed, as is the case with other holders of all outstanding stock options, each outstanding and unexercised stock option held by our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and members of our board of directors will be canceled, as provided in the merger agreement, and each of these individuals who is a holder of a canceled option will have the right to receive an amount in cash equal to $1.08 less the exercise price of such stock option and applicable withholding tax in respect of each share of our Common Stock underlying such stock option. The aggregate cash payment attributable to these management and director-held options in connection with the merger will be approximately $3,322,000, assuming all such options remain outstanding at the closing of the merger.

•
Our board of directors has approved the payment of an aggregate of $2.22 million in sale bonuses to a total of 12 individuals, who are either members of management or other key employees. These sale bonuses are payable when and if the merger is completed. Of this amount, Mr. Mohling, our Chief Executive Officer, will receive $930,000, Mr. McGrane, our Chief Operating Officer, will receive $790,000 and Mr. Ton, our Chief Financial Officer, will receive $100,000.

•	Mr. Mohling and Mr. McGrane have agreed to new employment terms that will become applicable when and if the merger becomes effective.

•
The merger agreement provides for the continuation of indemnification arrangements, including indemnification insurance, for our current and former directors and executive officers if the merger is completed. We and Meggitt will be jointly obligated to purchase on or prior to the effective time of the merger a “tail” policy providing for directors’ and officers’ liability insurance that has at least as much coverage in the aggregate as the directors’ and officers’ liability insurance maintained by us prior to the effectiveness of the merger, and which is to be maintained for a period of six years after the effective time of the merger. The cost of the policy is not to exceed a specified amount that is reasonable for a tail policy for our type of company or, if it does, we and Meggitt shall only be obligated to purchase a policy providing for as much coverage in the aggregate as it is possible to obtain for such amount.

You should read “The Merger — Interests of FATS’ Executive Officers and Directors in the Merger,” beginning on page 35.

Sources of Funds.

The total amount of funds required to complete the merger and the related transactions is anticipated to be approximately $152 million. Meggitt and merger sub have made representations and warranties with respect to the sufficiency of their available funds (including from Meggitt PLC) to fund the amounts required to complete the merger and the related transactions. Meggitt PLC has executed a guaranty pursuant to which Meggitt PLC has irrevocably and unconditionally guaranteed the due and punctual performance and payment in full of all the obligations of Meggitt under the merger agreement. Meggitt-USA, Inc. is a wholly-owned, indirect subsidiary of Meggitt PLC and the corporate holding entity for Meggitt PLC’s U.S. operations. You should read “The Merger Agreement and Related Agreements — Representations and Warranties” beginning on page 46.

After the Merger.

As a result of the merger, Meggitt will own all of our outstanding capital stock. We will cease to be a public company. You should read “The Merger — Deregistration of Common Stock” beginning on page 38.

Recommendation of the Board of Directors.

After careful consideration, our board of directors unanimously (with one member absent who had previously indicated his support for the transaction) determined that the merger agreement and the merger are advisable and in the best interests of our stockholders. Our board of directors has unanimously (with one member absent who had previously indicated his support for the transaction) approved the merger agreement, declared its advisability and recommended its adoption by our stockholders. You should read “The Merger — Recommendation of FATS’ Board of Directors and Reasons for the Merger” beginning on page 26.

Opinion of Houlihan Lokey FA.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey FA, rendered its oral opinion (subsequently confirmed in writing), that, as of August 23, 2006 and based upon and subject to the considerations described in its opinion, the $1.08 per share in cash consideration to be received by the holders of Common Stock in the merger was fair to such holders from a financial point of view. See “The Merger — Opinion of Houlihan Lokey FA” beginning on page 28.

A copy of the full text of the Houlihan Lokey FA opinion is attached as Annex C to this information statement. You are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Houlihan Lokey FA in rendering its opinion. Houlihan Lokey FA provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Houlihan Lokey FA opinion addresses only the fairness, from a financial point of view, to the holders of Common Stock of the merger consideration to be received by such holders as of the date of the Houlihan Lokey FA opinion. The Houlihan Lokey FA opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation as to how any holder of our Common Stock should act with respect to the merger or any other matter.

Required Vote.

For us to complete the merger, common stockholders holding at least a majority of the shares of our Common Stock were required to approve the adoption of the merger agreement. On August 23, 2006, subsequent to receiving our board of directors’ recommendation for the merger agreement, the Centre Entities, who collectively own 66.56% of the outstanding Common Stock, adopted the merger agreement. This means that the merger can occur without the vote of any other FATS stockholders and there will not be a special meeting of FATS stockholders at which you will vote on the adoption of the merger.

Under Federal securities laws, the merger may not be completed until 20 days after the date of mailing of this information statement to FATS common stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent, the merger will not occur until that time has elapsed. We expect the merger to close in the fourth quarter of 2006, subject to certain government regulatory reviews and approvals and other conditions precedent, as more fully discussed in this information statement. However, there can be no assurance that the merger will close at that time, or at all.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires prompt notice of the action to those stockholders who did not vote. This information statement and the notice attached hereto shall constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Conditions to the Completion of the Merger.

The obligations of Meggitt and merger sub to complete the merger are subject to a variety of closing conditions. If these conditions are not satisfied or waived, the merger will not be completed. You should read “The Merger Agreement and Related Agreements — Conditions to the Closing of the Merger” beginning on page 52.

Limitation on Considering Other Acquisition Proposals.

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize any person or permit any of our or our subsidiaries’ directors, officers, employees, agents or representatives (including any investment banker, financial advisor, consultant, attorney or accountant retained by us or any of our subsidiaries) to, directly or indirectly: (i) solicit, initiate, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or is reasonably likely to lead to an acquisition proposal; (ii) subject to limited exceptions, engage, directly or indirectly, in any discussions or negotiations with, or provide any confidential information to, any person with respect to, any acquisition proposal; (iii) subject to limited exceptions, grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to us or our subsidiaries; or (iv) subject to limited exceptions, execute or enter into any written agreement, letter of intent, acquisition agreement or similar agreement with respect to any acquisition proposal. You should read “The Merger Agreement and Related Agreements - No Solicitation of Third Parties by FATS” beginning on page 49 for a definition of “acquisition proposal” and a more detailed description of the no solicitation provisions of the merger agreement.

Termination.

The merger agreement may be terminated, prior to the completion of the merger, under certain circumstances. Some of those circumstances also require FATS to make a payment to Meggitt of a termination fee of $4.25 million. You should read “The Merger Agreement and Related Agreements — Termination of the Merger Agreement” and “The Merger Agreement and Related Agreements — Termination Fee and Expenses” beginning on pages 54 and 55, respectively.

Tax Consequences.

The exchange of shares of our Common Stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders that is a U.S. holder generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the per share merger consideration and the adjusted tax basis in that share owned by the stockholder. The gain or loss will be capital gain or loss if the share of Common Stock is held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the share of Common Stock has been held for more than one year at the time of the completion of the merger. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 38. In addition, tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your own tax advisor to understand fully the tax consequences of the merger to you.

Statutory Appraisal Rights.

Holders of our Common Stock will have the right to demand appraisal of their shares under Delaware law if they take certain actions necessary to perfect their appraisal rights and have not otherwise waived such rights. You should read “The Merger — Appraisal Rights” beginning on page 40.

SUMMARY TERM SHEET	S-1

QUESTIONS AND ANSWERS ABOUT THE MERGER	1

SUMMARY OF THE MERGER	3

The Companies	3

The Merger	3

Merger Consideration	4

Treatment of Options Outstanding Under Our Stock Plans	4

Material United States Federal Income Tax Consequences of the Merger	4

Recommendation of FATS’ Board to Stockholders and Reasons for the Merger	4

Opinion of Houlihan Lokey FA	6

Interests of FATS’ Executive Officers and Directors in the Merger	7

Conditions to the Closing of the Merger	8

Termination of the Merger Agreement	10

Limitation on Considering Other Acquisition Proposals	11

Termination Fee and Expenses	11

Principal Stockholders’ Agreement	12

Regulatory Approvals	12

Appraisal Rights	12

Market Price of Common Stock	12

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	13

MARKET PRICE AND DIVIDEND DATA	14

OWNERSHIP OF STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	16

THE COMPANIES	18

FATS	18

Meggitt	18

Meggitt Merger Subsidiary	18

THE MERGER	19

Background to the Merger	19

Required Approval of the Merger; Written Consent	26

i

Recommendation of FATS’ Board of Directors and Reasons for the Merger	26

Opinion of Houlihan Lokey FA	28

Historical Trading Analysis	31

FATS Comparable Company Analysis	31

Precedent Merger and Acquisition Analysis	32

Discounted Cash Flow Analysis	34

Miscellaneous Considerations	34

Interests of FATS’ Executive Officers and Directors in the Merger	35

Accounting Treatment	36

No Financing Condition	36

Form of the Merger	37

Merger Consideration	37

Treatment of FATS Stock Options	37

Effective Time of the Merger	37

Deregistration of Common Stock	38

Material United States Federal Income Tax Consequences of the Merger	38

Principal Stockholders’ Agreement	39

Regulatory Matters	40

Appraisal Rights	40

THE MERGER AGREEMENT AND RELATED AGREEMENTS	44

The Merger Agreement	44

Effective Time	44

Certificate of Incorporation	44

Bylaws	44

Conversion of Shares; Procedures for Exchange of Certificates	45

Treatment of FATS Stock Options	46

Representations and Warranties	46

Conduct of Business Before Closing of the Merger	48

No Solicitation of Third Parties by FATS	49

Superior Proposals	51

Conditions to the Closing of the Merger	52

ii

Termination of the Merger Agreement	54

Termination Fee and Expenses	55

Indemnification and Insurance	56

Material Adverse Effect	56

Amendment of the Merger Agreement	57

Principal Stockholders’ Agreement	57

The Guaranty	59

WHERE YOU CAN FIND MORE INFORMATION	60

Annex A    Merger Agreement
Annex B    Principal Stockholders’ Agreement
Annex C    Houlihan Lokey FA Fairness Opinion
Annex D    Section 262 of the DGCL

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Do I vote on the merger?

A:
The merger has already been adopted by the written consent of stockholders of FATS holding sufficient shares to make the merger effective under applicable law. Consequently, you are not being asked to vote on or consent to the merger or the merger agreement or to approve the related transactions.

Q:	If I’m not being asked to vote on the transaction, why am I receiving this information statement?

A:
We are required to notify you whenever less than all of our stockholders entitled to vote on a transaction of this type take action by consent in lieu of a vote at a meeting of stockholders. In addition, if you did not consent to the adoption of the merger agreement or waive your appraisal rights, you may have the right to exercise “appraisal rights” and to demand payment of the “fair value” of your FATS shares in accordance with Delaware law. See the section entitled “Appraisal Rights.”

Q:	Will there be a special meeting of stockholders to consider the transaction?

A:	No.

Q:	When will the merger be completed?

A:
The merger is subject to regulatory approval and certain other conditions precedent, but is expected to be completed during the fourth quarter of 2006. You should read “The Merger Agreement and Related Agreements - Conditions to the Closing of the Merger.”

Q:	What do I need to do now?

A:	You do not need to do anything to consent to or approve the merger. If you wish to consider exercising your appraisal rights under Delaware law, you should see the section entitled “Appraisal Rights.”

Q:	When will I receive payment for my shares of FATS stock?

A:
Unless you exercise appraisal rights, appropriate transmittal materials will be provided by Meggitt (or an exchange agent engaged by Meggitt) to all holders of record of Common Stock. Appropriate transmittal materials will also be provided to holders of record of our Series C Preferred Stock. These materials will advise you of the procedures for surrendering your shares in exchange for the cash payment. Such payments will be made at or shortly after the effective time of the merger following receipt of properly completed transmittal materials.

Q:	Will the merger consideration I receive in the merger increase if FATS’ results of operations improve or if the price of FATS’ common stock increases above the current merger consideration?

A:
No. The value of the merger consideration is fixed. The merger agreement does not contain any provision that would adjust the merger consideration based on fluctuations in the price of our Common Stock, the amount of working capital held by FATS at the consummation of the merger or improvements in our results of operations prior to the consummation of the merger.

Q:	Whom should I contact if I have questions about the merger?

A:
If you have other questions about the merger or wish to request additional copies of this information statement, you should contact Investor Relations at FATS at 7340 McGinnis Ferry Road, Suwanee, Georgia 30024, Attn: Investor Relations or via telephone at (770) 813-9046.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF THE MERGER

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire information statement and the documents we refer to herein. See “Where You Can Find More Information.”

The Companies

Meggitt

The Meggitt group designs and makes high performance components and systems for aerospace and defense with capabilities in sensors, engine condition monitoring, avionics, air data systems, fire-proof cabling, ignition, environmental and fluid control, brakes and wheels and anti-skid systems, aerial and ground targetry, countermeasures and ammunition-handling. The group’s specialist capability is also deployed in the medical, mainstream industrial, test-engineering and transportation markets. At the end of its 2005 fiscal year, Meggitt PLC reported revenues of approximately $1.16 billion, based on an exchange rate for British pounds of $1.88. North America accounts for just over half of Meggitt PLC's sales. Meggitt-USA is a wholly-owned, indirect US subsidiary of Meggitt PLC and the corporate holding entity for Meggitt PLC’s U.S. operations.

Poole Acquisition Corp.

Poole Acquisition Corp. is a wholly owned subsidiary of Meggitt-USA and was incorporated for the sole purpose of effecting the merger.

FATS

We believe FATS continues to be a leader in terms of our products, providing fully-integrated, simulated training to professional military and law enforcement personnel. Utilizing quality engineered weapon simulators, FATS’ state-of-the-art virtual training solutions offer judgmental, tactical and combined arms experiences. The Company serves domestic and international customers from its headquarters in Suwanee, Ga. and has branch offices in Australia, Canada, the Netherlands and United Kingdom. The ISO-certified company was founded in 1984. At the end of its 2006 fiscal year, FATS reported revenues of $78.5 million and FATS reported revenues of $16.9 million for the first quarter of fiscal 2007 ended June 30, 2006.

The Merger

At the effective time of the merger, Poole Acquisition Corp. will be merged with and into FATS, with FATS continuing as the surviving corporation in the merger and as a wholly owned subsidiary of Meggitt-USA. Under Section 251 of the DGCL, the approval of our board of directors and the affirmative vote of a majority in voting power of our shares of Common Stock outstanding and entitled to vote are required to approve and adopt the merger and the merger agreement. Both our board of directors and the Centre Entities, which owned 66.56% of the votes entitled to be cast on the adoption of the merger agreement, have taken all required action necessary to approve the merger and the merger agreement.

Merger Consideration

If the merger is completed, you will be entitled to receive $1.08 in cash, without interest and less any applicable withholding tax, in exchange for each share of Common Stock that you own. After the merger is completed, subject to the following sentence, you will have the right to receive the merger consideration, but you will no longer have any rights as a FATS stockholder. FATS stockholders will receive the merger consideration after exchanging their FATS stock certificates in accordance with the instructions contained in the letter of transmittal which will be sent to our stockholders by Meggitt (or an exchange agent engaged by Meggitt). See “The Merger — Merger Consideration.”

If the merger is completed, holders of shares of our Series C Preferred Stock will receive, in exchange for such shares, a payment of $10,000 per share (the liquidation preference applicable to the Series C Preferred Stock) plus the amount of all accrued and unpaid dividends on such shares through the date of the closing. Dividends on our Series C Preferred Stock accrue quarterly. As of June 30, 2006, the liquidation preference (including accrued and unpaid dividends) for each share of Series C Preferred Stock was $11,945.

Treatment of Options Outstanding Under Our Stock Plans

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised FATS stock option (whether or not vested) will be canceled, and that each holder of a canceled option will have the right to receive an amount in cash equal to $1.08 less the exercise price of such stock option and applicable withholding tax in respect of each share of our Common Stock underlying such stock option. The merger agreement further provides that each holder of a canceled option will receive his or her cash payment at or shortly after the effective time of the merger following receipt of a properly completed acknowledgment letter to be sent to such holders by Meggitt (or an exchange agent engaged by Meggitt).

Material United States Federal Income Tax Consequences of the Merger

The exchange of shares of Common Stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. For United States federal income tax purposes, each of our stockholders that are U.S. holders generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the per share merger consideration and the adjusted tax basis in that share owned by the stockholder. The gain or loss will be capital gain or loss if the share of Common Stock is held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the share of Common Stock has been held for more than one year at the time of the completion of the merger. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.” Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your own tax advisor to understand fully the tax consequences of the merger to you.

Recommendation of FATS’ Board to Stockholders and Reasons for the Merger

After careful consideration, our board of directors unanimously (with one member absent who had previously indicated his support for the transaction) determined that the merger agreement and the merger are advisable and in the best interests of FATS stockholders. Our board of directors has unanimously (with one member absent who had previously indicted his support for the transaction) approved the merger agreement. In making this determination and recommendation, our board of directors considered a number of factors, including the following:

•
the business, competitive position, strategy and prospects of FATS, the risk that we will not successfully implement our strategy and achieve our prospects, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic, and market conditions;

•
the fact that the $1.08 per share in cash to be paid as merger consideration represents approximately a 35% premium to the closing price on August 23, 2006, of $0.80 per share for our Common Stock on The Over-The-Counter Bulletin Board;

•
the financial analyses reviewed with our board of directors by representatives of Houlihan Lokey FA, and the oral opinion (subsequently confirmed in writing) of Houlihan Lokey FA, that, as of August 23, 2006 and based upon and subject to the considerations described in its opinion, the $1.08 per share in cash consideration to be received by the holders of our Common Stock in the merger was fair to such holders from a financial point of view; a copy of the full text of the Houlihan Lokey FA opinion is attached to this information statement as Annex C; you are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Houlihan Lokey FA in rendering its opinion;

•	the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the fact that the merger is not subject to any financing condition;

•
the possible alternatives to the merger (including the possibility of continuing to operate FATS as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of these alternatives were reasonably likely to present superior opportunities for us or to create greater value for our stockholders than the merger, taking into account risks of execution as well as business, competitive, industry and market risks;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of Meggitt as well as its reputation;

•	the increased costs of regulatory compliance for public companies, particularly as a result of the passage of the Sarbanes-Oxley Act of 2002; and

•	the trends in our virtual simulations training market industry, including industry consolidation and competition.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•
the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our customers, employees, suppliers, and our relationships with other third parties, including the potential negative reaction of these parties to the fact that we would be merging with another party or acquired by Meggitt;

•
the conditions to Meggitt’s obligation to complete the merger and the right of Meggitt to terminate the merger agreement in certain circumstances, including for breaches by us of our representations, warranties, covenants and agreements in the merger agreement;

•
the risk that the merger might not receive necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions thereby permitting Meggitt not to proceed with the closing;

•
the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Meggitt a termination fee of $4.25 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that the merger is a taxable transaction and any gain realized by stockholders as a result of the merger generally will be taxable to most of our stockholders;

•
the interests that certain directors and executive officers of FATS have with respect to the merger, in addition to their interests as stockholders of FATS generally, as described in “The Merger — Interests of FATS’ Executive Officers and Directors in the Merger”; and

•
the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

See “The Merger — Recommendation of FATS’ Board of Directors and Reasons for the Merger.”

Opinion of Houlihan Lokey FA

On August 23, 2006, Houlihan Lokey FA rendered its oral opinion (subsequently confirmed in writing), that, as of August 23, 2006 and based upon and subject to the considerations described in its opinion, the $1.08 per share in cash consideration to be received by the holders of Common Stock pursuant to the merger was fair to such holders from a financial point of view. See “The Merger — Opinion of Houlihan Lokey FA.”

The full text of the written opinion of Houlihan Lokey FA, dated August 23, 2006, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Houlihan Lokey FA in rendering its opinion, is attached as Annex C to this information statement. You are urged to, and should, read the opinion carefully and in its entirety. Houlihan Lokey FA provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Houlihan Lokey FA opinion addresses only the fairness, from a financial point of view, to the holders of Common Stock of the merger consideration to be received by such holders of Common Stock as of the date of the Houlihan Lokey FA opinion. The Houlihan Lokey FA opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation as to how any holder of our Common Stock should act with respect to the merger or any other matter.

Interests of FATS’ Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that certain members of our board of directors and our executive officers have interests in the merger other than interests as FATS stockholders generally. These interests may be different from, or in conflict with, your interests as FATS stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•
If the merger is completed, as is the case with other holders of outstanding stock options, each outstanding and unexercised stock option held by management and members of our board of directors will be canceled, as provided in the merger agreement, and each of these individuals who is a holder of a canceled option will have the right to receive an amount in cash equal to $1.08 less the exercise price of such stock option and applicable withholding tax, in respect of each share of our Common Stock underlying such stock option. The aggregate cash payment attributable to these management and director-held options in connection with the merger will be approximately $3,322,000, assuming all such options remain outstanding at the closing of the merger.

•
Our board of directors has approved the payment of an aggregate of $2.22 million in sale bonuses to a total of 12 individuals, who are either members of management or other key employees. These sale bonuses are payable when and if the merger is completed. Of this amount, Mr. Mohling, our Chief Executive Officer, will receive $930,000, Mr. McGrane, our Chief Operating Officer, will receive $790,000 and Mr. Ton, our Chief Financial Officer, will receive $100,000.

•
Mr. Mohling, our Chief Executive Officer, has agreed to new employment terms that will become applicable when and if the merger becomes effective. Mr. Mohling has agreed to continue as our Chief Executive Officer for a two-year term. His salary will be increased to $400,000 per year at the effective time of the merger and he will continue to be eligible to receive the annual bonus in March 2007 that is otherwise required by the terms of his current agreement provided certain performance-based criteria are met. Mr. Mohling also will be eligible for an annual bonus in March 2008 of up to $200,000 (with $100,000 of that amount guaranteed) and additional ordinary course bonus opportunities in the subsequent fiscal year. These bonuses are conditioned upon Mr. Mohling remaining in our employ at the time they would otherwise be paid (except that the full March 2007 bonus and the guaranteed portion of the March 2008 bonus will be paid if Mr. Mohling’s employment is terminated without cause). We will have the right to terminate Mr. Mohling’s employment without cause after the first anniversary of the closing, in which event he would be entitled to severance of 12 months’ salary and benefits (including the guaranteed portion of his March 2008 bonus) which are currently provided for in his agreement. Mr. Mohling has waived, however, certain of the current provisions that would allow him, under certain circumstances, to terminate his employment with us “for good reason” entitling him to the same severance payment as a result of the merger.

•
Mr. McGrane has also agreed to new employment terms that will become applicable when and if the merger becomes effective. He will continue full-time employment through March 2007 at an annual base salary of $350,000 at the effective time of the merger and will continue to be eligible to receive an annual bonus in March 2007 of up to 50% of his original base salary subject to normal entitlement in accordance with past practices. For a 12-month period commencing April 2007, Mr. McGrane will serve as a consultant devoting two days per week service. His consulting fee will be $25,000 per month with eligibility for a bonus at the end of his consulting term of up to $75,000 for completion of certain projects. If Mr. McGrane’s employment relationship is terminated prior to March 2007, his 12-months’ consulting arrangements would commence upon such termination.

•
The merger agreement provides for the continuation of indemnification arrangements, including indemnification insurance, for our current and former directors and executive officers if the merger is completed.

See “The Merger — Interests of FATS’ Executive Officers and Directors in the Merger.”

Conditions to the Closing of the Merger

Although the merger agreement and the merger have already been approved as a result of the Written Consent executed and delivered by the Centre Entities, Meggitt’s obligation to complete the merger is subject to a number of additional conditions. These include, among others:

•
the representations and warranties of FATS in the merger agreement must be true and correct, except, in general, for any such failures as would in the aggregate not have a material adverse effect on FATS;

•	FATS shall have performed its obligations and covenants under the merger agreement in all material respects;

•	holders of no more than 10% of our outstanding Common Stock shall have asserted their appraisal rights;

•	closing shall not occur on or prior to September 30, 2006, unless our lenders have agreed to waive any termination fees payable in connection with the merger and the transactions contemplated thereby;

•
no actions shall be pending by any governmental entity in the United States, United Kingdom or any other jurisdiction where Meggitt or FATS has substantial business or operations seeking to restrain, enjoin or otherwise prohibit consummation of the merger or to prohibit Meggitt or any of its affiliates from effectively owning and controlling FATS’ business that have a reasonable likelihood of success (unless no material adverse effect would result); and

•	any supplementary information we disclose, together with any other failures of our representations and warranties to be true and correct, do not have a material adverse effect on us.

FATS’ obligation to complete the merger is subject to a number of additional conditions as well. These include:

•
the representations and warranties of Meggitt in the merger agreement must be true and correct, except, in general, for any such failures as would in the aggregate not have a material adverse effect on Meggitt’s ability to complete the merger transaction;

•	Meggitt shall have performed its obligations and covenants under the merger agreement in all material respects; and

•	the applicable date relating to FATS’ ability to consider other acquisition proposals shall have passed.

Finally, the obligations of each party to the merger agreement to effect the merger are subject to the satisfaction or waiver of each of the following conditions prior to the effective time of the merger:

•	the expiration or termination of the applicable waiting period under the HSR Act;

•
receipt of all required governmental approvals and permits under foreign antitrust laws unless the failure to obtain such approvals would not result in a material adverse effect on us or the ability of Meggitt to consummate the merger;

•
the expiration of the applicable review period under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder (the “Exon-Florio Amendment”) with no action taken by the President to block or prevent the merger on the basis of national security;

•
there being no litigation pending by a governmental entity in a country where we or Meggitt have operations or derive revenues that is more likely than not to succeed, and that seeks to restrain or prohibit the merger, and that provides a reasonable basis to conclude that such litigation could result in criminal liability or material civil penalties to the directors, officers or affiliates of Meggitt or us; and

•
no law being enacted nor any temporary restraining order, preliminary or permanent injunction or other order being issued by a court of competent jurisdiction in a country where we or Meggitt have operations or derive revenues that prohibits the consummation of the merger and the transactions contemplated by the merger agreement.

We and Meggitt have agreed to cooperate with each other and take or cause to be taken all actions that are necessary, proper or advisable to cause the closing to occur. However, Meggitt is not obligated to (and we are not permitted to without Meggitt’s prior consent), agree or proffer to divest or hold separate, or enter into any or similar limiting arrangement with respect to, any assets or any portion of any business of Meggitt or any portion of our assets or business which could have a material adverse effect on us. See “The Merger Agreement and Related Agreements — Conditions to the Closing of the Merger.”

Termination of the Merger Agreement

Meggitt and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Meggitt, merger sub, and us;

•
by either Meggitt or us if the merger has not been completed within 120 days after the merger agreement was executed; provided, if the regulatory approval conditions have not been met by that 120th day, the agreement provides for an extension of up to 270 days after the agreement execution date;

•
by either Meggitt or us if any restraining order, injunction, or other judgment, order, or decree issued by any court of competent jurisdiction in a country where we or Meggitt or our respective subsidiaries have operations or derive revenues having the effect of permanently restraining, enjoining or otherwise prohibiting the closing of the merger is in effect and has become final and nonappealable;

•
by Meggitt if we have breached any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach would give rise to the failure of a condition to closing, and which breach is either not capable of being cured by us or we do not cure such breach within 30 days after our receipt of written notice;

•
by us if Meggitt has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would give rise to the failure of a condition to closing, and which breach is either not capable of being cured by Meggitt or Meggitt does not cure such breach or failure within 30 days after its receipt of written notice; or

•	by Meggitt if any of the following occur:

•
we deliver notice to Meggitt regarding an unsolicited written proposal from a third party that represents an acquisition proposal that our board determines in good faith to be a more favorable transaction to our stockholders from a financial point of view than is the merger transaction represented by our agreement with Meggitt;

•
if we or our board of directors enters into an agreement with a third party with respect to any acquisition proposal (other than a confidentiality agreement) or in the event that we or our board of directors takes any of the following actions: (1) recommends or proposes publicly to recommend the approval or adoption of any acquisition proposal; or (2) publicly announces a neutral position in a Schedule 14D-9 filed by us with the SEC in response to a acquisition proposal;

•
if the Centre Entities fail to consent to the adoption of any amendment to the merger agreement that embodies the terms of a new proposal with Meggitt that is approved by our board of directors within three hours after such amendment has been executed by us, Meggitt and merger sub;

•
if we breach our obligation not to solicit, facilitate or encourage the making of any proposal or offer that is or would reasonably be expected to result in an acquisition proposal or our other related obligations and Meggitt is materially and adversely affected as a result; or

•	if any supplementary information we disclose, together with any other failures of our representations and warranties to be true and correct, would have a material adverse effect with respect to us.

See “The Merger Agreement and Related Agreements — Termination of the Merger Agreement.”

Limitation on Considering Other Acquisition Proposals

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize any person or permit any of our or our subsidiaries’ directors, officers, employees, agents or representatives (including any investment banker, financial advisor, consultant, attorney or accountant retained by us or any of our subsidiaries) to, directly or indirectly:

•	solicit, initiate, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•	engage, directly or indirectly, in any discussions or negotiations with, or provide any confidential information to, any person with respect to, any acquisition proposal;

•	subject to limited exceptions, grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to us or our subsidiaries; or

•	execute or enter into any written agreement, letter of intent, acquisition agreement or similar agreement with respect to any acquisition proposal.

Notwithstanding the foregoing limitations, if at any time prior to 11:59 p.m. on September 17, 2006 (i.e., the 25th calendar day after the date the merger agreement was executed), we receive an unsolicited written offer relating to an acquisition proposal that is not otherwise obtained in violation of the restrictions set forth in the immediately preceding bullet points and that our board of directors determines in good faith constitutes or could reasonably be expected to result in a superior proposal, we may (1) furnish to the person making the acquisition proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are substantially equivalent to the terms of the confidentiality agreement that we and Meggitt have executed in connection with the merger (provided that we have also furnished that information to Meggitt or we furnish it to Meggitt on a concurrent basis) and (2) participate in discussions or negotiations with the person (and its representatives) making the acquisition proposal regarding the acquisition proposal. See “The Merger Agreement and Related Agreements — No Solicitation of Third Parties by FATS” for definitions of “acquisition proposal” and “superior proposal” as well as a more detailed description of the “no solicitation” provisions in the merger agreement.

Termination Fee and Expenses

The merger agreement provides that, in general, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such fees and expenses except that Meggitt has agreed to pay all fees associated with notices or filings under the HSR Act, foreign antitrust laws, the Exon-Florio Amendment and certain other regulatory filings.

The merger agreement may be terminated, prior to the completion of the merger, under certain circumstances. Some of those circumstances also require FATS to make a payment to Meggitt of a termination fee of $4.25 million. You should read “The Merger Agreement and Related Agreements — Termination of the Merger Agreement” and “The Merger Agreement and Related Agreements — Termination Fee and Expenses.”

Principal Stockholders’ Agreement

The Written Consent was executed and delivered pursuant to the terms of a principal stockholders’ agreement, dated as of August 23, 2006, among the Centre Entities and Meggitt (and the Company solely with respect to Section 4 thereof). Under the principal stockholders’ agreement, the Centre Entities, being the holders of a majority of the Common Stock, agreed to take certain actions in furtherance of the merger, including causing the execution and delivery of the Written Consent. Thus, the principal stockholders’ agreement provided for the delivery of the required stockholder consent to the adoption of the merger agreement and the approval of the merger.

Regulatory Approvals

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. We have made the required filings under the HSR Act. In addition, we have made filings with other governmental agencies including filings under the Exon-Florio Amendment, under the Arms Export Control Act and the International Traffic in Arms Regulations, and with the Bureau of Alcohol, Tobacco, Firearms and Explosives with respect to the merger or in connection with the merger agreement. See “The Merger — Regulatory Matters.”

Appraisal Rights

Our common stockholders have the right under Delaware law to exercise appraisal rights and, subject to compliance with the requirements thereof, to receive payment in cash for the fair value of their shares of our Common Stock determined in accordance with Delaware law. The fair value of shares of our Common Stock, as determined in accordance with Delaware law, may be more or less than, or the same as, the merger consideration to be paid to non-dissenting FATS stockholders pursuant to the merger. To preserve their rights, common stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting FATS stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this information statement. You are encouraged to read these provisions carefully and in their entirety. See “The Merger — Appraisal Rights.” The Centre Entities and two of our other stockholders, holding approximately 86% of our Common Stock collectively, have waived, in writing, their appraisal rights.

Market Price of Common Stock

Our Common Stock is traded on the Over-The-Counter Bulletin Board (OTC:BB) under the symbol “FATS”. The closing per share sale price of our Common Stock, as reported on the OTC:BB on August 23, 2006, the last full trading day before the public announcement of the merger, and on September ___, 2006, the latest practicable trading day before the printing of this information statement was $0.80 and $___, respectively.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This information statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our Company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated, the risk that the merger agreement may be terminated in circumstances which require our payment to Meggitt of a termination fee of $4.25 million, risks regarding a loss of or substantial decrease in purchases by our major customers, risks regarding employee retention and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filing on Form 10-K, which discuss these and other important risk factors concerning our operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

MARKET PRICE AND DIVIDEND DATA

Our Common Stock is traded on the Over-The-Counter Bulletin Board (OTC:BB) under the symbol “FATS”. As of August 23, 2006, there were 201 holders of record of our Common Stock.

The table below shows the high and low closing bid information of our Common Stock as reported by the OTC:BB for the period indicated. OTC market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily reflect actual transactions.

Quarterly Stock Price Range

	High	Low
Fiscal 2005
First Quarter (April 1 through June 30)	1.14	0.52
Second Quarter	0.99	0.63
Third Quarter	2.51	0.69
Fourth Quarter	1.92	1.30
Fiscal 2006
First Quarter	1.83	1.35
Second Quarter	1.35	0.80
Third Quarter	1.28	0.81
Fourth Quarter	1.29	0.93
Fiscal 2007
First Quarter	1.06	0.71
Second Quarter (through September 11, 2006)	1.05	0.75

The following table sets forth the closing per share sale price of our Common Stock, as reported on the OTC:BB on August 23, 2006, the last full trading day before the public announcement of the merger, and on September ____, 2006, the latest practicable trading day before the printing of this information statement:

Closing Price
August 23, 2006	0.80
September ____, 2006	[ ]

Following the merger, there will be no further public market for our Common Stock and our stock will be deregistered under the Exchange Act.

Dividends

We did not pay cash dividends on our Common Stock during the two most recently completed fiscal years or during our current fiscal year. FATS currently intends to retain any earnings to finance operations and, therefore, does not anticipate paying any dividends on the Common Stock in the foreseeable future. In addition, our outstanding credit facility and the merger agreement prohibit the payment of any dividends on our Common Stock.

OWNERSHIP OF STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 1, 2006 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) the Company’s chief executive officer and certain other executive officers; and (iv) the Company’s current directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Of Class %(1)

First Source Financial, LLP (2)	9,467,188	12.4%
U.S. Bank National Association(3)	4,260,375	5.6%
Centre Capital Investors II, L.P. (4)(5)	34,781,278	45.8%
Centre Capital Tax-Exempt Investors II, L.P. (4)(5)	3,888,163	5.1%
Centre Capital Offshore Investors II, L.P. (4)(5)	6,892,143	9.1%
Centre Partners Coinvestment L.P. (4)(5)	5,058,638	6.7%
Centre Partners II, L.P. (4)(5)	45,561,584	60.0%
Centre Partners II, L.L.C. (4)(5)	51,261,219	67.5%
Centre Partners Management LLC (4)(5)	51,567,919	67.6%
Ronavan Mohling (6)	840,000	1.1%
David W. McGrane (7)	560,000	*
Gregory A. Ton (8)	300,000	*
Scott Perekslis (9)	324,643	*
Ronald C. Whitaker (10)	300,000	*
Mary Ann Gilleece (11)	300,000	*
Darrell Oyer (12)	6,600	*
Cameron Breitner	-	-
All current directors and executive officers as a group (13)	2,631,243	3.3%
_____________
a) * Less than 1%

(1)
Based on 76,064,735 shares of Common Stock outstanding on September 1, 2006. Calculation of percentage of beneficial ownership assumes the exercise of all options exercisable as of or within 60 days of such date only by the respective named stockholder. Information relating to beneficial ownership of Common Stock is based upon “beneficial ownership” concepts set forth in rules of the SEC under Section 13(d) of the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes stock owned by spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(2)
The address of First Source Financial, LLP is 2850 Golf Road, 5th Floor, Rolling Meadows, IL 60008-4050. Information regarding ownership of Common Stock included herein is in reliance on information set forth in transfer agent records.

(3)
The address of U.S. Bank National Association is U.S. Bancorp Center, 1BC-MN-H22A, Minneapolis, MN 55402. Information regarding ownership of Common Stock included here is in reliance on information set forth in transfer agent records.

(4)
Centre Partners II, L.P. is the general partner of Centre Capital Investors II, L.P., Centre Capital Tax-Exempt Investors II, L.P. and Centre Capital Offshore Investors II, L.P. and has shared voting and investment authority with those entities. Centre Partners II, L.L.C. is the general partner of Centre Partners Coinvestment L.P. and Centre Partners II, L.P. and has shared voting and investment authority with those entities. Also, Centre Partners II, L.L.C. has been delegated voting and investment authority with respect to an additional 640,997 shares of Common Stock. Centre Partners Management LLC has a management agreement with Centre Partners II, L.P. and Centre Partners II, L.L.C. through which Centre Partners Management LLC obtained shared voting and investment authority with those entities. In addition, Centre Partners Management LLC has sole voting and investment authority for 106,700 shares of Common Stock subject to certain management options currently exercisable and 300,000 shares of Common Stock subject to additional director options currently exercisable. All of these entities are referred to herein as the Centre Entities.

(5)
The address of the Centre Entities is 30 Rockefeller Plaza, New York, New York 10020, except that the address of Centre Capital Offshore Investors II, L.P. is c/o Reid Management, Cedar House, 41 Cedar Avenue, Box HM 1179, Hamilton, Bermuda. Information regarding ownership of Common Stock by the Centre Entities included herein is in reliance on information set forth in a Schedule 13D/A filed on August 25, 2006 with the SEC reflecting ownership as of August 23, 2006 and on information provided by Centre Management.

(6)	Includes 840,000 options, which are currently exercisable.
(7)	Includes 560,000 options, which are currently exercisable.
(8)	Includes 300,000 options, which are currently exercisable.
(9)
Includes 24,643 shares of Common Stock, over which Mr. Perekslis has delegated voting and investment authority to the Centre Entities pursuant to certain co-investment arrangements, and exercisable options for 300,000 shares.

(10)	Includes 300,000 options, which are currently exercisable.
(11)	Includes 300,000 options, which are currently exercisable.
(12)	Includes 5,000 shares directly owned and 1,500 shares owned by Mr. Oyer’s spouse.
(13)	See notes (6) through (12) above.

Meggitt Ownership

As a result of the voting restrictions set forth in the principal stockholders' agreement entered into with the Centre Entities, Meggitt-USA and Meggitt PLC may be deemed to have (i) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) and (ii) shared power to vote or direct the vote of 50,624,804 shares of Common Stock, which represents approximately 66.56% of the outstanding shares of Common Stock. Notwithstanding the foregoing, Meggitt-USA and Meggitt PLC have disclaimed, pursuant to Rule 13d-4 under the Exchange Act, all beneficial ownership of capital stock of the Company, including, without limitation, the shares of Common Stock subject to the principal stockholders' agreement.

THE COMPANIES

FATS

Firearms Training Systems, Inc. was incorporated as a Delaware corporation in 1984. We believe FATS® continues to be a leader in terms of our products and the number of markets we serve, having developed over 300 variations of simulated weapons, manufactured and delivered over 60,000 simulated weapons, developed over 1,200 training scenarios, and delivered over 5,200 systems to more than 50 countries. Our virtual training solutions are designed to provide state-of-the-art training for military, law enforcement, and security personnel in:

•	direct and indirect fire,
•	tactical decision-making,
•	close air support,
•	judgmental use of lethal and non-lethal force,
•	marksmanship,
•	convoy training,
•	vehicle mounted gunnery utilizing motion platform systems,
•	crew gunnery, and
•	integrated solutions.

Our facility in Atlanta serves as the operational base for a wide array of products servicing markets throughout the world. Complementing our vertically integrated manufacturing operations in Atlanta are engineering resources located in Atlanta and Montreal, which are supported by sales and service operations in the United States, United Kingdom, Netherlands, Australia, Singapore, United Arab Emirates, and Canada.

Meggitt

The Meggitt Group designs and makes high performance components and systems for aerospace and defense with capabilities in sensors, engine condition monitoring, avionics, air data systems, fire-proof cabling, ignition, environmental and fluid control, brakes and wheels and anti-skid systems, aerial and ground targetry, countermeasures and ammunition-handling. The group’s specialist capability is also deployed in the medical, mainstream industrial, test-engineering and transportation markets. At the end of its 2005 fiscal year, Meggitt PLC reported revenues of approximately $1.16 billion, based on an exchange rate for British pounds of $1.88. North America accounts for just over half of Meggitt PLC's sales. Meggitt-USA is a wholly-owned, indirect US subsidiary of Meggitt PLC and the corporate holding entity for Meggitt PLC’s U.S. operations.

Meggitt Merger Subsidiary

Poole Acquisition Corp. is a wholly owned subsidiary of Meggitt-USA and was incorporated on August 17, 2006 for the sole purpose of effecting the merger. It has not conducted any business operations.

THE MERGER

The following discussion summarizes certain terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this information statement, in its entirety.

Background to the Merger

The board of directors and management of FATS have regularly reviewed the Company’s position in light of the changing competitive environment of the virtual simulations training market, with the objective of determining its long-term strategic plan and evaluating strategic alternatives available to enhance stockholder value. While FATS believes that it may have positive future prospects on a stand-alone basis, it is also aware of the risks of operating on that basis. At its regularly scheduled meetings in September and December 2004, our board of directors discussed, among other topics, the activities of and business challenges posed by certain of our competitors, our financial performance, our business operations, certain of our product offerings, possible future business activities and the risks associated with those activities and the potential value that FATS could offer to one of our business partners or competitors through a strategic combination. At a special meeting held in February 2005, our board of directors discussed the engagement of an investment banking firm to advise and assist FATS with respect to potential business combination opportunities and other strategic alternatives and received a report from management concerning the various investment banking firms with whom management had engaged in discussions during the prior week.

At the February 2005 meeting of the FATS board, the board, after discussion, authorized management to engage Houlihan Lokey Howard & Zukin Capital, Inc., or Houlihan Lokey, to evaluate the FATS business, operations and financial position of FATS, and to advise and assist FATS with respect to potential business combination opportunities and other strategic alternatives. Effective as of February 16, 2005, FATS entered into a letter agreement with Houlihan Lokey formally retaining Houlihan Lokey as its financial advisor. In addition to providing general financial advisory and investment banking services, Houlihan Lokey was specifically requested to perform a number of services including assisting in the preparation of a confidential information memorandum for presentation to prospective parties to a potential business combination transaction, compiling and organizing a data room for due diligence investigations by prospective parties, and identifying, soliciting indications of interest of and negotiating with prospective parties in furtherance of a potential business combination transaction.

During the period February 2005 through March, 2005, management met with representatives of Houlihan Lokey on numerous occasions to discuss the strategy and timetable for contacting third parties and to formalize marketing documents.

Beginning in March 2005, Houlihan Lokey, on behalf of FATS, contacted six companies with a view to gauging their interest in a possible strategic transaction with, or an acquisition of, FATS. Each was informed that FATS was evaluating a number of strategic alternatives aimed at maximizing stockholder value, including a potential sale of FATS. In anticipation of generating targeted interest in advance of the first round bid process, all six of these companies signed confidentiality agreements with FATS and received presentations about FATS at FATS’ headquarters outside of Atlanta.

During this period, our management held weekly scheduled status calls, at which Houlihan Lokey advised of its work to date in evaluating strategic alternatives including updates regarding meetings and calls that Houlihan Lokey’s representatives held with the companies they had contacted to date. Members of our board had the opportunity to participate in these meetings and were kept apprised of significant developments on a periodic basis.

FATS announced though a press release dated April 1, 2005 that it had retained Houlihan Lokey to help explore strategic alternatives. Representatives of FATS, Houlihan Lokey and O’Melveny & Myers LLP, outside counsel to FATS, then prepared a data room which included public and non-public information concerning FATS as well as a draft merger agreement prepared by FATS’ outside counsel, which specified the terms of a possible transaction.

Following that announcement, representatives of Houlihan Lokey commenced, with the board’s authorization, a wider solicitation process. Houlihan Lokey contacted, on behalf of FATS, 32 companies, including the six companies which had previously met or held calls with Houlihan Lokey. Fifteen of these 32 companies decided to participate in this process by executing confidentiality agreements and receiving a confidential information memorandum regarding FATS. Five of these companies submitted formal indications of interest.

Subsequent to receiving these initial indications, on or around May 6, 2005, one party dropped from the process and the Company hosted four companies for full management presentations. Between July 2005 and November 2005, three of the four parties that had submitted initial indications of interest submitted revised indications of interest that FATS did not find acceptable. Only one of such parties, which we refer to as Company A, remained interested in completing a merger with FATS at the highest relative valuation level. Negotiations continued with Company A, and from November 2005 to May 2006, Company A conducted due diligence on FATS’ business, operations, employees and properties. Various meetings were also held during that time, among employees and other representatives of FATS and Company A. During that time period, FATS entered into confidentiality agreements with two additional bidders, neither of which ever submitted a formal indication of interest. Following the due diligence meetings and negotiations with Company A between November 2005 and May 2006, Company A submitted to FATS on April 27, 2006 an acquisition proposal.

In late April 2006, while negotiations were ongoing with Company A, representatives of Meggitt contacted a member of FATS’ senior management team, following which Houlihan Lokey engaged in discussions with Meggitt’s investment banking firm, Rothschild Inc. (“Rothschild”). As used in this section, references to “Meggitt” mean Meggitt PLC, Meggitt-USA and their respective affiliates and representatives, as the context requires. FATS and Meggitt signed a confidentiality agreement on May 10, 2006. Meggitt representatives held their initial meeting with FATS and Houlihan Lokey’s representatives on May 11, 2006 at FATS’ headquarters, and the FATS senior management team delivered a detailed presentation to Meggitt’s representatives. At that time Meggitt representatives advised that they would be interested in understanding how FATS might fit strategically within their company’s plans. They expressed a keen interest in pursuing discussions with FATS and committed to providing sufficient financial and legal resources to enable them to complete their due diligence investigation regarding FATS on an accelerated basis with the view of submitting a firm offer to FATS.

Meggitt submitted a non-binding preliminary indication of interest on May 19, 2006. The indication of interest stated that Meggitt proposed to acquire FATS for $1.20 per share of Common Stock, and that the proposal was not contingent on financing. This proposal was conditioned, among other things, on confirmation of certain financial assumptions, Meggitt conducting due diligence on FATS and approval by the board of directors of Meggitt.

On May 22, 2006, our board met to consider the Meggitt indication of interest as well as Company A’s proposal. In its review, the board noted that Company A’s proposal required extensive representations and warranties from FATS as well as numerous additional closing conditions in favor of Company A and required a portion of the merger consideration that would have been payable to several of the Company’s largest stockholders to be escrowed to support indemnification obligations in respect of

FATS’ representations and warranties, covenants and certain other matters. Company A’s proposal also required significant changes to the no solicitation provisions (which was clarified by Company A as requiring the shares owned by the Centre Entities be voted, by way of a written consent, to adopt the merger agreement immediately after it was executed, thereby providing our board with no “fiduciary out” for a superior proposal, should one arise after the execution of the merger agreement). Company A’s proposal further contemplated that Company A would have an extensive amount of time to complete additional due diligence before entering into any definitive acquisition agreement. After reviewing Company A’s proposal, our board determined that the proposal was unacceptable in several respects, although it authorized FATS’ management to continue discussions with Company A to determine if Company A could agree to acceptable amendments to any of the unacceptable elements of its proposal.

On June 6, 2006, O’Melveny & Myers and Kaye Scholer LLP, counsel to Meggitt, spoke by telephone call regarding the draft merger agreement and the structure of the merger, as well as the deal protection provisions of the merger agreement. Kaye Scholer indicated that Meggitt would require a written stockholder consent from the Centre Entities.

After conducting preliminary due diligence, Meggitt submitted a written offer to FATS on June 9, 2006 including a summary of principal business and legal points relating to the draft merger agreement previously circulated by us. The written offer reduced the price from $1.20 to $1.00 per share of Common Stock, as well as required a reconciliation of the per share price to total enterprise value, and also required, among other things, significantly strengthened deal protection provisions than the provisions that had been included in the draft merger agreement. Specifically, the Meggitt June 9 proposal required that the shares owned by the Centre Entities be voted, by way of a written consent, to adopt the merger agreement immediately after the merger agreement was executed, thereby providing our board with no “fiduciary out” for a superior proposal, should one arise after the execution of the merger agreement. The proposal also required that certain additional stockholders waive any appraisal rights in connection with the transaction. The Meggitt June 9 proposal also required that FATS enter into a 21 day exclusivity agreement with Meggitt, during which time FATS would not be permitted to enter into or continue discussions or negotiations with any third party regarding a transaction, nor would FATS be permitted during that time to enter into an agreement with a third party for a transaction.

Our board met on June 21, 2006, to consider the Meggitt June 9 proposal. After the terms of the revised Meggitt proposal were summarized for and reviewed with our board by Houlihan Lokey and O’Melveny & Myers, the board noted that, among other things, the newly proposed lower price was unacceptable. The board also noted that it would not be willing to approve a merger agreement without a fiduciary out for a superior proposal. Furthermore, our board found the requirement of exclusivity to be objectionable. At the end of the meeting, the board authorized management and its advisors to continue to negotiate with Meggitt to improve the price in the proposal, as well as to negotiate a fiduciary out in the deal protection terms.

During mid to late June 2006, representatives of FATS and representatives of Meggitt had numerous meetings and/or telephone conferences to discuss price, deal protection, exclusivity and other terms of the Meggitt June 9 proposal.

On June 26, 2006, Company A submitted a revised acquisition proposal to FATS. Company A’s June 26 proposal included a mark-up of the merger agreement, containing the extensive representations and warranties and closing conditions in favor of Company A noted above and a draft indemnification and escrow agreement providing for the stockholder indemnification noted above. As also noted above, Company A’s proposal required that the shares owned by the Centre Entities be voted, by way of a written consent, to adopt the merger agreement immediately after it was executed, thereby providing our board with no “fiduciary out” for a superior proposal, should one arise after the execution of the merger agreement. Company A’s proposal further contemplated that Company A would have an extensive amount of time to complete additional due diligence before entering into any definitive acquisition agreement. Consequently, the consensus of our board was that Company A’s proposal was unacceptable in several respects but that FATS’ management should continue discussions with Company A to determine if Company A could agree to acceptable amendments to any of the unacceptable elements of its proposal. In addition, our board also agreed that FATS’ management was to continue discussions with Meggitt, particularly as Meggitt’s June 9 proposal did not contain a number of the unacceptable elements of Company A’s proposal.

On June 28, 2006, Meggitt submitted a further revised proposal to FATS. The Meggitt June 28 proposal increased the price to $1.08 per share of Common Stock, on the basis that the per share amount equated to a specific enterprise value, but continued to insist upon the FATS board having no fiduciary out for a superior proposal and continued to insist upon pre-signing exclusivity, now for a 28-day period, as well as a minimum $500,000 payment in the event of a breach of that pre-signing exclusivity.

On July 1, 2006, Houlihan Lokey sent a letter to Meggitt’s financial advisor, Rothschild, in which it stated that FATS would be willing to enter into a limited 21 day exclusivity period that would be subject to certain “milestones” being achieved and would be terminable in certain circumstances on the following conditions (i) the price of $1.08 per share of Common Stock was acceptable to Meggitt, (ii) deal protection terms containing a “fiduciary out” for a superior proposal equivalent to one of the three options set forth in an attachment to the letter were acceptable to Meggitt and (iii) Meggitt provided to us, before we entered into such limited exclusivity period, a detailed mark-up of our proposed merger agreement that formed for us an acceptable starting point for further discussion.

Over the course of the next few days, representatives of FATS and representatives of Meggitt engaged in additional telephone conference calls to discuss the deal protection terms requested by Meggitt. Representatives of FATS continued to request a detailed mark-up of the proposed merger agreement from Meggitt, but Meggitt was unwilling to provide such a mark-up.

On July 5, 2006, Meggitt submitted a further revised proposal to FATS. The Meggitt July 5 proposal left the price unchanged at $1.08 per share of Common Stock, with the condition that a specified enterprise value was not exceeded, and agreed to deal protection provisions that would allow the FATS board to terminate a definitive merger agreement with Meggitt in the event that a superior proposal was received within a period of time after the execution of the merger agreement. That period of time was revised, during later negotiations, to be, in general, the later of (i) a period of 25 calendar days after the execution of the merger agreement, and (ii) the 15th calendar day after the receipt of a proposal within the initial 25 day period, that was or could reasonably be expected to result in a superior proposal (in each case, as more fully described in “- The Merger Agreement and Related Agreements”). The Meggitt July 5 proposal continued to insist upon a 28-day exclusivity period from FATS, and did not include a detailed mark-up of the merger agreement as FATS had previously requested.

From July 5, 2006 to July 20, 2006, representatives for FATS and representatives for Meggitt held numerous telephone conference calls in which FATS insisted that the $1.08 price per share be fixed without regard to enterprise value and to negotiate specific aspects of the deal protection provisions related to Meggitt’s July 5 proposal, including the amount of a break-up fee should a definitive transaction between FATS and Meggitt be terminated by FATS in order to pursue a superior proposal. Representatives for Meggitt had proposed a break-up fee in their July 5, 2006 proposal of $6 million, in the event the transaction was terminated by the FATS board in order to accept a superior proposal. On or about July 20, Meggitt agreed that the $1.08 per share price would not be conditioned upon or limited to any specific enterprise value of FATS. During this period, FATS continued to request that Meggitt provide a detailed mark-up of the merger agreement. Also throughout this period, Meggitt’s representatives conducted due diligence by way of on-site visits at FATS’ headquarters, reviewing documents in the data room, and conducting teleconferences with representatives of FATS and Houlihan Lokey.

On July 21, 2006, Houlihan Lokey sent a letter to Rothschild advising Rothschild that FATS would be prepared to continue negotiations on the basis of a $4.25 million break-up fee, in connection with the per share price and the deal protection provisions that had been discussed up to that date. The Houlihan Lokey July 21 letter also stated that FATS would not be willing to agree to any exclusivity with Meggitt, but did confirm that, to the extent Meggitt was proceeding with its remaining due diligence, FATS would not enter into a binding exclusivity or purchase agreement with any other party prior to August 1, 2006 in order to give Meggitt time to respond with the conclusions of its diligence.

From July 24, 2006 to July 28, 2006, representatives of Meggitt conducted confirmatory due diligence on FATS, including meetings at FATS’ Atlanta headquarters.

On July 25, 2006, representatives from Company A, together with counsel for Company A, met with O’Melveny & Myers in New York, New York, to discuss and negotiate the terms of Company A’s June 26 proposal. At the end of the day’s negotiations, no final agreement had been reached as to acceptable amendments to any of the unacceptable elements of Company A’s June 26 proposal. However, it was agreed that O’Melveny & Myers should prepare, in consultation with FATS, proposed amendments to certain of the unacceptable elements of Company A’s June 26 proposal for consideration by Company A and its counsel.

On August 1, 2006, Meggitt’s counsel, Kaye Scholer, delivered to O’Melveny & Myers a mark-up of the draft merger agreement. Meggitt continued to request a pre-signing exclusivity agreement.

On August 4, O’Melveny & Myers distributed a revised draft of the merger agreement to Kaye Scholer.

Also on August 4, 2006, O’Melveny & Myers delivered a proposal to counsel for Company A of proposed amendments to certain of the unacceptable elements of Company A’s June 26 proposal for consideration by Company A and its counsel.

Pursuant to the letter agreement between FATS and Houlihan Lokey, the Company requested Houlihan Lokey’s affiliate, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey FA, to render an opinion as to whether the consideration to be received by the holders of our common stock in the proposed transaction with Meggitt was fair from a financial point of view to such holders. FATS and Houlihan Lokey FA entered into a letter agreement on August 4, 2006, outlining the terms and conditions (including the fee) for rendering the opinion.

On August 8, 2006, O’Melveny & Myers spoke by telephone conference call with Kaye Scholer, to negotiate the terms of the merger agreement. These negotiations also continued on August 9. One point raised in the negotiations was Meggitt’s desire that only certain of its subsidiaries (Meggitt-USA and merger sub) be parties to the merger agreement. Counsel for FATS stated that such an approach would be acceptable only if Meggitt executed a guaranty of performance and payment of those subsidiaries under the merger agreement and the stockholder agreement.

On August 11, 2006, counsel to Meggitt delivered a response on certain significant open points to O’Melveny & Myers. Also on August 11, 2006, counsel to Meggitt delivered a draft principal stockholders’ agreement to be entered into by the Centre Entities. Counsel for Meggitt also reiterated to O’Melveny & Myers that Meggitt would require, at the time the merger agreement was entered into, the holders of Series C Preferred Stock other than the Centre Entities to enter into letter agreements pursuant to which they would waive any appraisal rights they held in connection with the merger and agree not to sue to enjoin the merger. On August 12, 2006, counsel to FATS delivered a new draft stockholders’ agreement to counsel for Meggitt, as well as a draft guaranty to be entered into by Meggitt and pursuant to which Meggitt would guaranty the performance and payment of its subsidiaries that were parties to the merger agreement and the principal stockholders’ agreement.

During the afternoon of August 13, 2006, our board held a special meeting to discuss the proposed transactions. Members of management and representatives of Houlihan Lokey attended this meeting as well as outside counsel to FATS. An attorney from O’Melveny & Myers updated the board on the status of negotiations with each of Meggitt and Company A. With respect to negotiations with Meggitt, the board was advised that negotiations with Meggitt were proceeding but that there were a number of open issues on which no agreement had been reached. With respect to negotiations with Company A, the board was advised that no response had been received from Company A with respect to the proposal delivered on August 4 and that discussions between senior management of FATS and representatives of Company A had not resulted in any other agreed amendments to the unacceptable elements of Company A’s proposal or any increase in the price per share that Company A was willing to offer, which was below Meggitt’s proposed per share price. The board discussed Company A, Company A’s proposal and the results of the negotiations with Company A to date, and concluded that Company A was unlikely to agree to changes to its proposal that would make Company A’s proposal as favorable as the proposal being discussed with Meggitt. The board also concluded that even in the unlikely event Company A were to agree to changes to its proposal that would make it as favorable as the Meggitt proposal, Company A would most likely be unable to do so without completing the significant additional due diligence that Company A had previously notified FATS that it wanted to conduct, which would delay entering into a transaction with Company A. As a result, it was the consensus of the board that a potential transaction with Meggitt would be preferable to a potential transaction with Company A on a variety of factors, and had a significantly greater chance of being entered into on a timely basis than a potential transaction with Company A. Due to the number of open issues still to be resolved at that time with respect to a transaction with Meggitt, the board agreed that subsequent meetings would be scheduled to engage Houlihan Lokey in a comprehensive financial discussion and to consider approving the transaction. During the evening of August 13, 2006, after the conclusion of the board meeting, O’Melveny & Myers distributed a revised draft of the merger agreement to counsel for Meggitt.

On August 14, 2006, counsel for Company A contacted counsel for FATS, regarding the proposal delivered on behalf of FATS to Company A on August 4, 2006. Counsel for Company A communicated that the proposal delivered on behalf of FATS was unacceptable to Company A. Counsel for Company A then advised that Company A would await FATS’ next response.

During the evening of August 14, 2006, our board held another special meeting to discuss the transaction. A representative of Houlihan Lokey FA reviewed with the board its underlying analyses in support of the fairness of the consideration to be offered to the holders of our Common Stock by Meggitt in the proposed transaction. Houlihan Lokey FA then delivered its oral opinion to the effect that, as of such date and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the merger by the Common Stockholders of FATS was fair from a financial point of view to such stockholders. An O’Melveny & Myers attorney, who represented FATS in the negotiations with Meggitt, then reviewed with our board members their fiduciary duties as directors and applicable legal considerations. The O’Melveny & Myers attorney also reviewed with our board the draft agreements for the transaction, and the changes in those draft agreements, since the previous meeting of our board. Again, because of the number of open negotiation points yet to be resolved, the board agreed that it was not prepared to approve the transaction at that time and that a subsequent meeting would be called for considering such approval.

Between August 15, 2006 and August 21, 2006, FATS and Meggitt through their respective legal advisors exchanged several drafts of, and continued to negotiate, the merger agreement, the principal stockholders’ agreement and the guaranty. At the same time, Meggitt and the Centre Entities also negotiated the principal stockholders’ agreement and FATS negotiated the terms of the appraisal rights waiver letter agreements to be entered into by the holders of Series C Preferred Stock other than the Centre Entities and FATS. During this time period, our board was kept informed of the progress of the negotiations. Between August 17, 2006 and August 23, 2006, Meggitt and its representatives negotiated certain post-closing employment and consulting arrangements with Messrs. Mohling and McGrane, with FATS and its counsel being kept apprised as to such negotiations.

During the afternoon of August 21, 2006, our board held another special meeting to discuss the transaction. An O’Melveny & Myers attorney provided our board with an update on material changes to the transaction agreements and advised of the continuing open issues.

During August 22, 2006 to August 23, 2006, counsel for FATS and counsel to Meggitt continued to negotiate the merger agreement, the principal stockholders’ agreement, the guaranty and related documents.

During the evening of August 23, 2006, our board held a special meeting to consider the transaction. An O’Melveny & Myers attorney provided our board with an update on material changes to the transaction agreements. The per share price of the Meggitt proposal, $1.08 per share, had not changed and was greater than the per share price of the Company A proposal. FATS management, our board and their legal and financial advisors then further discussed the proposed transaction. At this meeting, our board also approved an aggregate of $2.2 million in sale bonuses and the appropriate allocations among management and key employees. They also discussed the interests certain of our officers and directors may have in the merger, including their proposed post-closing arrangements with Meggitt. A representative from Houlihan Lokey FA reaffirmed its earlier opinion, confirmed later by delivery of a written opinion dated August 23, 2006, to the effect that, as of such date and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the merger by the Common Stockholders of FATS was fair from a financial point of view to such stockholders. Following additional questions, answers and discussion, our board unanimously voted (with one member absent who had previously indicated his support for the transaction) to approve the merger agreement, the principal stockholders’ agreement and the guaranty and the transactions contemplated by the merger agreement and principal stockholders’ agreement and the guaranty and resolved to recommend that the stockholders of FATS vote to adopt the merger agreement.

During the evening of August 23, 2006, the merger agreement was executed by FATS, Meggitt-USA and merger sub, the principal stockholders’ agreement was executed by the Centre Entities and Meggitt-USA, the guaranty was executed by FATS, Meggitt and the Centre Entities and the appraisal rights waiver letter agreements were executed by FATS and the holders of Series C Preferred Stock other than the Centre Entities.

Before the opening of the market on Thursday, August 24, 2006, FATS issued a press release announcing the transaction.

Required Approval of the Merger; Written Consent

Under Section 251 of the DGCL, the approval of the board of directors of FATS and the affirmative vote of a majority in voting power of its shares of Common Stock outstanding and entitled to vote are required to approve and adopt the merger and the merger agreement. The FATS board of directors has previously approved the merger.

The affirmative vote or written consent of at least a majority in voting power of the shares of Common Stock outstanding is required to adopt the merger agreement. Under Delaware law and FATS’ bylaws, such approval may be provided by written consent and without a meeting of the stockholders. On August 23, 2006, the Centre Entities, which owned an aggregate of 50,622,840 shares of Common Stock as of the Record Date, representing 66.56% of the votes entitled to be cast on the adoption of the merger agreement, executed and delivered the Written Consent adopting the merger and approving the transactions contemplated thereby. This means that the merger can occur without the vote of any other FATS stockholder, and there will be no special meeting of FATS stockholders at which you will vote on the adoption of the merger agreement. No further corporate or stockholder action is necessary to approve the merger

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement of FATS common stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent, the merger will not occur until that time has elapsed, if at all. Therefore, the merger cannot be consummated until __________, 2006 at the earliest.

Recommendation of FATS’ Board of Directors and Reasons for the Merger

In the course of evaluating the direction of our business, our management and board of directors have periodically considered various strategic alternatives to enhance our markets and customer opportunities, including possible acquisitions of complementary businesses, commercial partnering arrangements, strategic combinations with other companies, and a sale of the Company.

We face intense competition in our markets. The relatively undeveloped nature of the market in which we compete may attract new entrants, as they perceive opportunities in this market. Existing and new competitors may have significantly greater financial, technical and marketing resources than us, may foresee the course of market developments more accurately than us and may develop products or may adapt more quickly than us to new technologies or evolving customer requirements. With respect to potential competitors, we believe that as the firearms simulation market continues to develop, a number of large domestic defense contractors have the capacity to become significant competitors due to their expertise with complex simulation systems and their relationships with the Department of Defense and the U.S. Congress. There can be no assurance that we will be able to maintain our current market position, and failure to compete successfully with existing and new competitors could have a material adverse effect on our results of operations and financial condition.

At a meeting of our board of directors on August 23, 2006, after careful consideration, including consultation with financial and legal advisors, our board of directors unanimously (with one member absent who had previously indicated his support for the transaction) determined that the merger agreement and the merger are advisable and in the best interests of our stockholders. Our board of directors unanimously (with one member absent who had previously indicated his support for the transaction) approved the merger agreement.

In the course of reaching its decision to approve the merger agreement and to recommend that our stockholders adopt the merger agreement, our board of directors consulted with our senior management, financial advisor, and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•
the business, competitive position, strategy and prospects of FATS, the risk that we will not successfully implement our strategy and achieve our prospects, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic, and market conditions;

•
the fact that the $1.08 per share in cash to be paid as merger consideration represents approximately a 35% premium to the closing price on August 23, 2006, of $0.80 per share for our Common Stock on The Over-The-Counter Bulletin Board;

•
the financial analyses reviewed with our board of directors by representatives of Houlihan Lokey FA, and the oral opinion (subsequently confirmed in writing) of Houlihan Lokey FA, that, as of August 23, 2006 and based upon and subject to the considerations described in its opinion, the $1.08 per share in cash consideration to be received by the holders of our Common Stock in the merger was fair to such holders from a financial point of view; a copy of the full text of the Houlihan Lokey FA opinion is attached to this information statement as Annex C; you are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Houlihan Lokey FA in rendering its opinion;

•	the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•	the fact that the merger is not subject to any financing condition;

•
the possible alternatives to the merger (including the possibility of continuing to operate FATS as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of these alternatives were reasonably likely to present superior opportunities for us or to create greater value for our stockholders than the merger, taking into account risks of execution as well as business, competitive, industry and market risks;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of Meggitt as well as its reputation;

•	the increased costs of regulatory compliance for public companies, particularly as a result of the passage of the Sarbanes-Oxley Act of 2002; and

•	the trends in our virtual simulations training market industry, including industry consolidation and competition.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•
the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our customers, employees, suppliers, and our relationships with other third parties, including the potential negative reaction of these parties to the fact that we would be merging with another party or acquired by Meggitt;

•
the conditions to Meggitt’s obligation to complete the merger and the right of Meggitt to terminate the merger agreement in certain circumstances, including for breaches by us of our representations, warranties, covenants and agreements in the merger agreement;

•
the risk that the merger might not receive necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions thereby permitting Meggitt not to proceed with the closing;

•
the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to Meggitt a termination fee of $4.25 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger;

•	the fact that the merger is a taxable transaction and any gain realized by stockholders as a result of the merger generally will be taxable to most of our stockholders;

•
the interests that certain directors and executive officers of the Company have with respect to the merger, in addition to their interests as stockholders of the Company generally, as described in “The Merger — Interests of FATS’ Executive Officers and Directors in the Merger”; and

•
the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion of Houlihan Lokey FA

We retained Houlihan Lokey FA to render to our board of directors an opinion as to whether the consideration to be received by the holders of our Common Stock in the merger was fair to such holders from a financial point of view.

Houlihan Lokey FA delivered to our board of directors on August 23, 2006, its opinion, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described below, that the consideration to be received by the holders of our Common Stock in the proposed merger was fair to such holders from a financial point of view. The opinion was prepared to assist our board in evaluating the terms of the merger and was not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should respond with respect to the merger. A copy of Houlihan Lokey FA’s written opinion is attached to this information statement as Annex C and is incorporated into this information statement by reference. Stockholders are urged to read the opinion in its entirety.

While Houlihan Lokey FA rendered its opinion and provided certain analyses to our board of directors, Houlihan Lokey FA was not requested to opine as to, and its opinion does not address: (A) the underlying business decision of FATS, its security holders or any other party to proceed with or effect the merger, (B) the fairness of any portion or aspect of the merger not expressly addressed in the opinion, (C) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of FATS, or any other party, other than those set forth in the opinion, (D) the relative merits of the merger as compared to any alternative business strategies that might exist for FATS or any other party or the effect of any other transaction in which FATS or any other party might engage, (E) the tax or legal consequences of the merger to FATS, its security holders or any other party, (F) the fairness of any portion or aspect of the merger to any one class or group of FATS’ security holders vis-à-vis any other class or group of FATS’ security holders, or (G) whether or not FATS, its security holders or any other party is receiving or paying reasonably equivalent value in the merger to any other participant in the merger under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation was intended by Houlihan Lokey FA in matters that required legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey FA assumed that such opinions, counsel or interpretations have been or will be obtained form the appropriate professional sources, and Houlihan Lokey FA relied, with our consent, on advice of the outside counsel and the independent accountants to FATS, and on the assumptions of our management, as to all legal, regulatory, accounting, insurance and tax matters with respect to FATS and the merger.

In connection with rendering its opinion, Houlihan Lokey FA, among other things:

•
reviewed our annual reports on Form 10-K for the fiscal years ended March 31, 2004, March 31, 2005, and March 31, 2006, and the quarterly report on Form 10-Q for the quarter ended June 30, 2006, which our management identified as containing the most current financial statements available for FATS;

•	spoke and met with certain members of FATS management regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the merger;

•
reviewed drafts of the merger agreement dated August 22, 2006, the principal stockholders’ agreement dated August 22, 2006, the guaranty dated August 22, 2006 to be entered into by Meggitt PLC, and the waivers of appraisal rights to be entered into by certain holders of the Series C Preferred Stock dated August 22, 2006;

•	reviewed the Confidential Information Memorandum dated May 2006;

•	reviewed financial forecasts and projections prepared by our management with respect to FATS for the fiscal years ended March 31, 2007 through 2009;

•
reviewed the historical market prices and trading volume for our Common Stock for the past two years and those for the securities of certain publicly traded companies that Houlihan Lokey FA deemed relevant;

•
reviewed certain other publicly available financial data for certain companies that Houlihan Lokey FA deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions for companies in related industries to FATS; and

•	conducted such other financial studies, analyses and inquiries as it deemed appropriate.

Houlihan Lokey FA relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to Houlihan Lokey FA, discussed with or reviewed by Houlihan Lokey FA, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey FA relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of FATS, and Houlihan Lokey FA expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. Houlihan Lokey FA relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of FATS since the date of the most recent financial statements provided to Houlihan Lokey FA, and that there are no information or facts that would make any of the information reviewed by Houlihan Lokey FA incomplete or misleading.

Houlihan Lokey FA relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in the third bullet set forth above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the agreements provided to Houlihan Lokey FA, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). Houlihan Lokey FA also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on FATS or any expected benefits of the merger. In addition, Houlihan Lokey FA relied upon and assumed, without independent verification, that the final forms of the draft documents identified above would not differ in any material respect from such draft documents. Houlihan Lokey FA was advised at the board meeting on August 23, 2006 that there were no material changes to the draft documents identified above and reviewed by Houlihan Lokey FA in the draft documents approved for execution at the meeting and that subsequently were executed by the parties.

Furthermore, Houlihan Lokey FA was not requested to make, and did not make, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of FATS, nor was Houlihan Lokey FA provided with any such appraisal. Houlihan Lokey FA expressed no opinion regarding the liquidation value of any entity. Furthermore, Houlihan Lokey FA undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which FATS is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which FATS is or may be a party or is or may be subject.

Houlihan Lokey FA’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey FA as of, August 23, 2006. Houlihan Lokey FA did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Houlihan Lokey FA did not consider, nor did Houlihan Lokey FA express any opinion with respect to, the prices at which our Common Stock has traded or may trade subsequent to the disclosure of the merger.

In connection with a presentation to our board of directors on August 14, 2006, Houlihan Lokey FA advised our board of directors that, in evaluating the fairness of the consideration received by the Common Stockholders of FATS in the proposed transaction, Houlihan Lokey FA performed a variety of detailed financial analyses with respect to FATS. The following is a summary of the material analyses contained in the presentation.

Historical Trading Analysis

Houlihan Lokey FA reviewed the price performance, trading volume and stock trading history of our Common Stock over selected periods during the previous 12 months. Houlihan Lokey FA presented the stock trading information contained in the following table for the periods ended August 11, 2006:

Closing price on August 11, 2006	$0.80
5 day closing average	$0.81
30 day closing average	$0.82
52 week average	$0.97
52 week high trade	$1.29
52 week low trade	$0.71

There are, however, a number of factors that suggested that the public stock price may not have reflected fair market value for FATS, including no current analyst coverage, low trading volume, limited float and the fact that the majority of our Common Stock is held by three large stockholders.

FATS Comparable Company Analysis

Houlihan Lokey FA compared financial information and valuation ratios relating to FATS to corresponding data and ratios from ten publicly traded companies Houlihan Lokey FA deemed comparable to FATS. This group was:

•	CAE Inc.;
•	Cubic Corporation;
•	DynCorp International Inc.;
•	EDO Corp.;
•	L-3 Communications Holdings Inc.;
•	Lockheed Martin Corp.;
•	Meggitt PLC;
•	Rockwell Collins Inc.;

•	Thales S.A.; and
•	United Industrial Corp.

Houlihan Lokey FA selected this group by applying the following criteria:

•	publicly traded companies that are engaged in providing simulation systems, equipment and training;

•	publicly traded companies that are engaged in providing defense and government services to the U.S. and other federal governments; and

•	publicly traded companies that Houlihan Lokey FA deemed similar to FATS.

Houlihan Lokey FA used publicly available financial information for the comparable company group to calculate enterprise value to latest twelve months revenue, enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, enterprise value to next fiscal year revenue and enterprise value to next fiscal year EBITDA. This analysis produced multiples of selected valuation data, which Houlihan Lokey FA compared to multiples for FATS derived from the implied value payable in the merger.

Comparable Companies
	Low	Mean	Median	High
Enterprise Value to latest twelve months revenue	0.46x	1.37x	1.17x	2.54x
Enterprise Value to latest twelve months EBITDA	4.7x	10.2x	10.5x	13.1x
Enterprise Value to next fiscal year revenue	0.43x	1.27x	1.03x	2.40x
Enterprise Value to next fiscal year EBITDA	4.4x	9.1x	9.6x	11.4x

Houlihan Lokey FA selected multiples of 1.30x - 1.40x latest twelve months revenue, 10.0x - 11.0x latest twelve months EBITDA, 1.15x - 1.25x next fiscal year revenue and 8.5x - 9.5x next fiscal year EBITDA. Based on the comparable company analysis, the indicated per share value for FATS was between $0.61 and $0.75 per share of Common Stock.

No company utilized in the comparable company analysis is identical to FATS. In evaluating the peer group, Houlihan Lokey FA made judgments and assumptions with regards to industry performance, general business, economic, market and financial conditions and other matters. These other matters include the impact of competition on the business of FATS and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of FATS or in the industry or financial markets in general.

Precedent Merger and Acquisition Analysis

Houlihan Lokey FA reviewed fifteen merger and acquisition transactions that it deemed reasonably comparable to the merger. It selected these transactions by applying the following criteria:

•	transactions involving companies with primary SIC codes similar to that of FATS;

•	transactions involving companies comparable to FATS that are identified above;

•	transactions in which the company being acquired had a business that Houlihan Lokey FA deemed similar to FATS;

•	transactions announced between August 2003 and August 2006; and

•	transactions that were not share repurchases or acquisitions of a minority interest.

The following is a list of the comparable transactions, which Houlihan Lokey FA used in its analysis:

Date Announced	Target	Acquirer
04/28/2006	Advanced Power Technology, Inc.	Microsemi Corporation
12/14/2005	CHI Systems, Inc.	Offshore Systems International Ltd.
12/14/2005	Anteon International Corp.	General Dynamics Corp.
07/22/2005	BEI Technologies, Inc.	Schneider Electric S.A.
07/06/2005	FCS Control Systems B.V.	Moog Inc.
03/07/2005	United Defense Industries	BAE Systems plc
06/09/2005	Galaxy Scientific Corporation	SRA International Inc.
05/24/2005	Terrain Experts, Inc.	CAE Inc.
04/14/2005	Mobilized Systems Inc.	Engineered Support Systems, Inc.
04/04/2005	ESL Defence Ltd.	AAI Corp.
10/18/2004	D.P. Associates Inc.	L-3 Communications Corp.
09/02/2004	Alvis PLC	BAE Systems plc
07/27/2004	Simulation Technologies, Inc.	Anteon International Corp.
01/13/2004	FAAC Inc.	Arotech Corp.
08/21/2003	ECC International Corp.	Cubic Corp.

Houlihan Lokey FA used publicly available financial information for the comparable transaction group to calculate enterprise value to latest twelve months revenue and enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA. This analysis produced multiples of selected valuation data, which Houlihan Lokey FA compared to multiples for FATS derived from the implied value payable in the merger

Comparable Companies
	Low	Mean	Median	High
Enterprise Value to latest twelve months revenue	0.73x	1.33x	1.27x	2.36x
Enterprise Value to latest twelve months EBITDA	8.5x	12.2x	12.5x	16.1x

Houlihan Lokey FA selected multiples of 1.30x - 1.40x latest twelve months revenue and 12.0x - 12.5x latest twelve months EBITDA. Based on the comparable transaction analysis, the indicated per share value for FATS was between $0.75 and $0.83 per share of Common Stock.

No transaction utilized in the comparable transaction analysis is identical to the merger. In evaluating the transaction group, Houlihan Lokey FA made judgments and assumptions with regards to industry performance, general business, economic, market and financial conditions and other matters.

Discounted Cash Flow Analysis

Houlihan Lokey FA performed a discounted cash flow analysis for FATS using the Gordon growth terminal value method in which it calculated the present value of the projected future cash flows of FATS using the projections of our management. Houlihan Lokey FA estimated a range of theoretical values for FATS based on the net present value of its implied annual cash flows and a terminal value for FATS in 2010 that was calculated based on a selected terminal growth rate and a 2010 projected net debt free cash flow. Houlihan Lokey FA applied a range of discount rates from 13.5% to 14.5% and a range of Gordon growth rates from 4.5% to 5.5% of projected 2010 net debt free cash flow. Based on this analysis, the indicated value of FATS ranged from a low of $0.67 per share of Common Stock to a high of $0.99 per share of Common Stock. This analysis is not necessarily reflective of the actual value of FATS.

Miscellaneous Considerations

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In reaching its conclusion as to the fairness of the consideration to be received by holders of our Common Stock and in its presentation to our board of directors, Houlihan Lokey FA did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, Houlihan Lokey FA believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, or portions of this summary, could create an incomplete, misleading and/or inaccurate view of the processes underlying the conclusions set forth in the Houlihan Lokey FA opinion. In its analysis, Houlihan Lokey FA made numerous assumptions with respect to FATS, the proposed merger, industry performance, general business, economic, market and financial conditions and other matters. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of FATS are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

FATS retained Houlihan Lokey FA based upon Houlihan Lokey FA’s experience in the valuation of businesses and securities in connection with transactions such as the merger transaction and because Houlihan Lokey FA is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

FATS has agreed to pay a fee of $250,000 to Houlihan Lokey FA in connection with its rendering of its opinion. No portion of Houlihan Lokey FA’s fee was contingent upon the conclusions reached in its opinion. FATS retained Houlihan Lokey FA’s affiliate, Houlihan Lokey Howard & Zukin Capital, or Houlihan Lokey, to provide investment banking services in connection with the transaction and will pay Houlihan Lokey a fee for these services, a substantial portion of which is contingent upon the consummation of the transaction. FATS has also agreed to reimburse Houlihan Lokey FA and Houlihan Lokey for expenses and indemnify Houlihan Lokey FA, Houlihan Lokey and their affiliates and agents against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of their engagements.

Interests of FATS’ Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our executive officers have interests in the merger other than their interests as FATS stockholders generally. These interests may be different from, or in conflict with, your interests as FATS stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Options.

If the merger is completed, as is the case with other holders of outstanding stock options, each outstanding and unexercised stock option held by our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and members of our board of directors will be canceled. As provided in the merger agreement, each of these individuals who is a holder of a canceled option will have the right to receive an amount in cash equal to $1.08 less the exercise price of such stock option and applicable withholding tax in respect of each share of our Common Stock underlying such stock option. The aggregate cash payment attributable to these management and director-held options in connection with the merger will be approximately $3,322,000, assuming all such options remain outstanding at the closing of the merger.

Future Employment Arrangements with Meggitt.

In connection with the execution of the merger agreement, two FATS executive officers (specifically, Messrs. Mohling and McGrane) have agreed to new employment arrangements with Meggitt, which will be effective as of, and subject to, the closing of the merger. Pursuant to these new arrangements, each of Mr. Mohling and Mr. McGrane will continue to be executive officers of FATS upon the closing of the merger. New agreements will be entered into to amend the existing employment agreements that each of these individuals currently has with FATS.

Mr. Mohling, our Chief Executive Officer, has agreed to new employment terms that will become applicable when and if the merger becomes effective. Mr. Mohling has agreed to continue as our Chief Executive Officer for a two-year term. His salary will be increased to $400,000 per year as of the effective time and he will be eligible to receive the annual bonus in March 2007 that is otherwise required by the terms of his current agreement provided certain performance-based criteria are met. Mr. Mohling also will be eligible for an annual bonus in March 2008 of up to $200,000 (with $100,000 of that amount guaranteed) and additional bonus opportunities in the subsequent calendar year. These bonuses are conditioned upon Mr. Mohling remaining in our employ at the time they would otherwise be paid except as provided in the next sentence. We will have the right to terminate Mr. Mohling’s employment without cause after the first anniversary of the closing, in which event he would be entitled to severance of 12 months’ salary and benefits (including the full March 2007 bonus and the guaranteed portion of his March 2008 bonus) which are currently provided for in his agreement. Mr. Mohling has waived, however, certain of the current provisions that would allow him to terminate his employment with us “for good reason” entitling him to the same severance payment.

Mr. McGrane has also agreed to new employment terms that will become applicable once the merger becomes effective. He will continue full-time employment through March 2007 at an annual base salary of $350,000 and will be eligible to receive an annual bonus in March 2007 of up to 50% of his original base salary subject to normal entitlement in accordance with past practices. For a 12-month period commencing April 2007, Mr. McGrane will serve as a consultant devoting two days per week service. His consulting fee will be $25,000 per month with eligibility for a bonus at the end of his consulting term of up to $75,000 for completion of certain projects. If Mr. McGrane’s employment relationship is terminated prior to March 2007, his 12-months’ consulting arrangements would commence upon such termination.

Sale Bonus

Our board of directors has approved the payment of an aggregate of $2.22 million in sale bonuses to a total of 12 individuals, who are either members of management or other key employees. These sale bonuses are payable when the merger is completed. Of this amount, Mr. Mohling, our Chief Executive Officer, will receive $930,000, Mr. McGrane, our Chief Operating Officer, will receive $790,000 and Mr. Ton, our Chief Financial Officer, will receive $100,000.

Indemnification and Insurance.

The merger agreement provides that we and Meggitt shall, jointly and severally, honor all of our obligations to indemnify and hold harmless, each present and former director and officer of us and our subsidiaries against any costs or expenses (including reasonable attorneys’ fees) incurred in connection with any action arising out of matters existing or occurring at or prior to the effective time of the merger, whether claimed prior to, at or after the effective time of the merger and that we shall also advance expenses to any indemnified person as incurred to the fullest extent permitted under applicable law. The merger agreement also provides that our charter and bylaws shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of us and our subsidiaries than are presently set forth in our charter and bylaws.

The merger agreement further provides that we and Meggitt shall be obligated, jointly and severally, to purchase on or prior to the effective time of the merger a “tail” policy providing for directors’ and officers’ liability insurance that has at least as much coverage in the aggregate as the directors’ and officers’ liability insurance maintained by us prior to the effective time of the merger, for the abovementioned indemnified persons, covering insurable events with respect to matters arising before the effective time of the merger, for a period of six years after the effective time of the merger. The cost of this policy shall not exceed a specified amount that is reasonable for a tail policy for our type of company or, if it does, we and Meggitt shall only be obligated to purchase a policy providing for as much coverage in the aggregate as it is possible to obtain for such specified amount.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

No Financing Condition

The merger is not conditioned on any financing arrangements. Meggitt will obtain the funds necessary at closing from Meggitt PLC, which will source available funds, including cash on hand or funds available under committed or uncommitted facilities.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Poole Acquisition Corp., a Delaware corporation, a wholly-owned subsidiary of Meggitt-USA and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly-owned Delaware subsidiary of Meggitt-USA.

Merger Consideration

At the effective time of the merger, each outstanding share of our Common Stock, other than treasury shares, shares held by any of our subsidiaries, shares held by Meggitt or any of its subsidiaries, and shares held by stockholders who perfect their appraisal rights (as described in “The Merger — Appraisal Rights”), will be converted into the right to receive $1.08 in cash, without interest and less any applicable withholding tax. Treasury shares, shares held by any of our subsidiaries and shares held by Meggitt or any of its subsidiaries will be automatically canceled at the effective time of the merger.

As of the effective time of the merger, all shares of our Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our Common Stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $1.08 per share in cash, without interest and less applicable withholding tax. The price of $1.08 per share was determined through arm’s-length negotiations between Meggitt and us.

At the effective time of the merger, each outstanding share of our Series C Preferred Stock will be converted into the right to receive a payment of $10,000 per share (the liquidation preference applicable to the Series C Preferred Stock) plus the amount of all accrued and unpaid dividends on such shares through and including the date of the closing. Dividends on our Series C Preferred Stock accrue quarterly. As of June 30, 2006, the liquidation preference (including accrued and unpaid dividends) for each share of Series C Preferred Stock was $11,945.

Treatment of FATS Stock Options

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised FATS stock option (whether or not vested) will be canceled, and that each holder of a canceled option will have the right to receive an amount in cash equal to $1.08 less the exercise price of such stock option and applicable withholding tax in respect of each share of our Common Stock underlying such stock option.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Meggitt and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement. We currently anticipate that the merger will be completed in the fourth quarter of calendar year 2006; however, because the merger is subject to regulatory approvals and other closing conditions, we cannot predict the exact timing or guarantee that the merger will occur.

Deregistration of Common Stock

If the merger is completed, all outstanding shares of our Common Stock will be exchanged for the cash consideration described elsewhere in this information statement and the Company will become a wholly owned subsidiary of Meggitt. As a result, our Common Stock will no longer be traded on The Over-The-Counter Bulletin Board and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to common stockholders of FATS who are U.S. persons (defined below) and whose shares of Common Stock are converted into the right to receive cash pursuant to the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of Common Stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment, or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Common Stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local, or foreign tax consequences relating to the merger.

For U.S. federal income tax purposes, a U.S. person includes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income regardless of its source; or

•
a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has elected to be treated as a U.S. domestic trust.

If a partnership holds shares of Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

The Merger.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of Common Stock converted into cash pursuant to the merger. If shares of Common Stock are held by a stockholder as capital assets, gain, or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Common Stock exceeds one year at the time of the completion of the merger. Capital gains recognized by an individual upon a disposition of a share of FATS that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Common Stock (i.e., shares acquired at the same cost in a single transaction) converted into cash pursuant to the merger.

Common stockholders considering the exercise of appraisal rights should consult their tax advisors concerning the tax consequences of their particular tax situation.

Backup Withholding.

A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Common Stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. COMMON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Principal Stockholders’ Agreement

The Written Consent was executed and delivered on August 23, 2006 pursuant to the terms of a principal stockholders’ agreement, dated as of August 23, 2006, among the Centre Entities and Meggitt (and solely with respect to Section 4 thereof, the Company). Under the principal stockholders’ agreement, the Centre Entities, being the holders of a majority of the Common Stock, agreed to take certain actions in furtherance of the merger, including causing the execution and delivery of the Written Consent. Thus, the principal stockholders’ agreement provided for the delivery of the required stockholder consent to the adoption of the merger agreement and the approval of the merger.

Regulatory Matters

Under the HSR Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. Meggitt and we each have filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission, or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger. In addition, we have made filings with or provided notice to other governmental agencies including filings under the Exon-Florio Amendment, under the Arms Export Control Act and the International Traffic in Arms Regulations, and with the Bureau of Alcohol, Tobacco, Firearms and Explosives with respect to the merger or in connection with the merger agreement. There can be no assurance that a challenge to the merger on various regulatory grounds, including those involving national security, will not be made or, if such a challenge is made, that it would not be successful.

Appraisal Rights

In accordance with Section 4.4 of the merger agreement, holders of record of our Common Stock who have not consented to the adoption of the merger agreement or waived their appraisal rights and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this information statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. A person having a beneficial interest in our Common Stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, a record holder of our Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger and who otherwise follows the procedures set forth in Section 262, will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Any holder of our Common Stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of our Common Stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Under Section 228(e) of the DGCL, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as required by applicable law. This information statement constitutes such notice of stockholder adoption of the merger agreement without a meeting.

Under Section 262, where a merger is approved by stockholders of a corporation through a written consent in lieu of a meeting of stockholders, then, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. This information statement constitutes a formal notice of appraisal rights under Section 262.

Any stockholder wishing to exercise appraisal rights must, within 20 days after the date of mailing of this formal notice of appraisal rights, deliver to us a written demand for the appraisal of the stockholder's Common Stock. A holder of shares of our Common Stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder.

Only a holder of record of shares of our Common Stock is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of our Common Stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and identify the persons for whom the record holder serves as nominee. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to the Company at 7340 McGinnis Ferry Road, Suwanee, Georgia 30024, Attention: Greg Ton, Chief Financial Officer.

Within ten days after the effective time of the merger, FATS, as the surviving corporation in the merger, must notify each holder of shares of our Common Stock who has complied with Section 262 by making a timely written demand for appraisal that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, FATS, as the surviving corporation or any holder of our Common Stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. FATS, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our Common Stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of shares of our Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from FATS, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by us or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of our Common Stock and a copy thereof is served upon FATS, as the surviving corporation, we will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice is given to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our Common Stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration ($1.08 per share of Common Stock) that they would receive pursuant to the merger if they did not seek appraisal of their shares.

The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions, if any, payable to holders of record of our Common Stock as of a record date prior to the effective time of the merger). Such former holders will have no rights as stockholders other than to receive the “fair value” of their shares as provided in the DGCL.

If any stockholder who demands appraisal of Common Stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder's right to appraisal, the stockholder's Common Stock will be deemed to have been converted at the effective time of the merger into the right to receive $1.08 in cash per share less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to FATS, as the surviving corporation, a written withdrawal of the holder's demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of FATS and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.

The provisions of the DGCL regarding appraisal rights are technical in nature and complex. Stockholders desiring to exercise appraisal rights and obtain the fair value of their Common Stock should consult counsel, since failure to comply strictly with the provisions of the DGCL may defeat their appraisal rights.

The Centre Entities and two of our other stockholders, holding approximately 86% of our Common Stock collectively, have waived, in writing, their appraisal rights. One of the conditions to Meggitt’s obligation to consummate the merger transaction is that holders of no more than 10% of our outstanding Common Stock shall have asserted their appraisal rights.

THE MERGER AGREEMENT AND RELATED AGREEMENTS

The following description summarizes the material provisions of the merger agreement and the principal stockholders’ agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this information statement and the principal stockholders’ agreement, which is attached as Annex B to this information statement. Only a summary of the guaranty has been provided; for a complete copy of the guaranty see our Current Report on Form 8-K dated August 23, 2006. Stockholders should read carefully the full text of the merger agreement, as it is the legal document governing the merger, and the provisions of the merger agreement are complicated and not easily summarized.

The Merger Agreement

The merger agreement has been summarized and attached as Annex A to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the us or Meggitt or any of our or its respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. Factual information about us can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by Meggitt and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement.

Certificate of Incorporation

As of the effective time of the merger, FATS’ certificate of incorporation, as amended, will be amended to be in the form attached to the merger agreement.

Bylaws

The merger agreement provides that the bylaws of merger sub immediately prior to the effective time of the merger will be the bylaws of the surviving corporation following the merger until changed or amended.

Conversion of Shares; Procedures for Exchange of Certificates

Common Stock

The conversion of our Common Stock into the right to receive $1.08 per share in cash, without interest and less any applicable withholding tax, will occur automatically at the effective time of the merger. In accordance with the terms of the merger agreement, Meggitt (or an exchange agent engaged by Meggitt) will send a letter of transmittal to each former FATS stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our Common Stock.

Upon surrender of a stock certificate representing shares of our Common Stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by Meggitt (or the exchange agent engaged by Meggitt), the holder of the certificate will be entitled to receive from Meggitt (or the exchange agent engaged by Meggitt), $1.08 in cash for each share represented by the stock certificate, and that stock certificate will be canceled.

In the event of a transfer of ownership of our Common Stock that is not registered in our stock transfer books, the merger consideration for shares of our Common Stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•
the person requesting such payment: pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or establishes to the reasonable satisfaction of the exchange agent engaged by Meggitt that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our Common Stock. The cash paid upon conversion of shares of our Common Stock will be issued in full satisfaction of all rights relating to the shares of our Common Stock.

Any amounts held by the exchange agent that have not been claimed by holders of our Common Stock for 180 days after the merger becomes effective will be returned to Meggitt. Stockholders seeking payment for shares of Common Stock after that date will only be able to look to the Company for any amounts payable.

If any certificate representing our Common Stock is lost, stolen or destroyed, the holder must provide an appropriate affidavit of that fact. Meggitt may require any such holder to deliver a bond as indemnity against any claim that may be made against Meggitt with respect to any lost, stolen or destroyed certificate.

Series C Preferred Stock

Each share of our Series C Preferred Stock shall be converted into the right to receive cash in an amount equal to the sum of (1) the liquidation preference of $10,000 per share plus (2) the amount of all accrued and unpaid dividends on such share of Series C Preferred Stock through the date of closing to the extent not added to the liquidation preference pursuant to the certificate of designations for the Series C Preferred Stock. Dividends on our Series C Preferred Stock accrue quarterly. As of June 30, 2006, the liquidation preference (including accrued and unpaid dividends) for each share of Series C Preferred

Stock was $11,945. In accordance with the terms of the merger agreement, Meggitt (or an exchange agent engaged by Meggitt) will send a letter of transmittal to each former holder of Series C Preferred Stock. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of Series C Preferred Stock. Upon surrender of the certificates representing such Series C Preferred Stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by Meggitt (or an exchange agent engaged by Meggitt), the holder of the certificate will be entitled to receive from Meggitt (or the exchange agent engaged by Meggitt), the required cash payment for each share represented by the stock certificate, and that stock certificate will be canceled.

If any certificate representing our Series C Preferred Stock is lost, stolen or destroyed, the holder must provide an appropriate affidavit of that fact. Meggitt may require any such holder to deliver a bond as indemnity against any claim that may be made against Meggitt with respect to any lost, stolen or destroyed certificate.

Treatment of FATS Stock Options

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised FATS stock option (whether or not vested) will be canceled, and that each holder of a canceled option will have the right to receive an amount in cash equal to $1.08 less the exercise price of such stock option and applicable withholding tax in respect of each share of our Common Stock underlying such stock option. The merger agreement further provides that each holder of a canceled option will receive his or her cash payment at or shortly after the effective time of the merger following receipt of a properly completed acknowledgment letter to be sent to such holders by Meggitt (or an exchange agent engaged by Meggitt).

Representations and Warranties

We made a number of representations and warranties to Meggitt and merger sub relating to, among other things:

•	our corporate organization and qualifications;

•	our capital structure;

•
authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to FATS;

•	the absence of provisions in our certificate of incorporation or bylaws restricting the merger;

•	the required vote of our stockholders;

•
documents we have filed with the Securities and Exchange Commission, the accuracy of certain specified financial statements filed since March 31, 2004 and other information contained in documents we filed with the SEC since March 31, 2004, and our compliance with the Sarbanes-Oxley Act of 2002 and other matters with respect to our internal controls and procedures;

•	the absence of a material adverse effect since June 30, 2006;

•
the absence of dividends, stock splits, combinations or reclassifications of capital stock, certain employee-related events, changes in financial or tax accounting methods or tax elections from June 30, 2006 through the date of the merger agreement;

•
no undisclosed liabilities except liabilities (i) incurred in the ordinary course after June 30, 2006, (ii) that would not result in a material adverse effect or (iii) arising out of contracts to which we are or any of our subsidiaries is a party;

•	the absence of material litigation other than such litigation as would not have a material adverse effect on us;

•	our compliance with applicable laws, permits and approvals;

•	environmental matters with respect to FATS;

•	matters relating to our benefit plans and agreements and compliance with the Employee Retirement Income Security Act;

•	tax matters with respect to FATS;

•	the absence of any agreements with labor organizations and matters relating to claims of unlawful labor practices or disputes with our labor force;

•	insurance policies held by us and our subsidiaries;

•	title to our tangible assets and rights to leasehold interests in real and personal property;

•	our intellectual property;

•	the inapplicability of Section 203 of the DGCL to FATS;

•	our relationships with customers and suppliers;

•	the disclosure of transactions between us and our affiliates;

•	our engagement of, and payment of fees to, brokers, investment bankers, and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger; and

•	our receipt of a fairness opinion from Houlihan Lokey FA.

Meggitt and merger sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization and qualifications;

•
authorization, execution, delivery, performance, and enforceability of, and required consents, approvals, orders, and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to Meggitt and merger sub;

•	Meggitt’s engagement of brokers, investment bankers or other advisors in connection with the merger agreement and the merger;

•	the absence of litigation that would affect their ability to consummate the merger; and

•
the sufficiency of Meggitt’s capital resources (i) to pay the aggregate merger consideration and cash payments in respect of canceled stock options, (ii) to repay, in full, all indebtedness of FATS that will become due and payable as a result of the consummation of the merger and (iii) to pay all charges and expenses required to be paid by Meggitt, merger sub and the surviving corporation under the merger agreement.

Conduct of Business Before Closing of the Merger

Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain Meggitt’s prior written consent, we will carry on our, and will cause each of our subsidiaries to carry on their, businesses in the ordinary course and consistent with past practice, and use commercially reasonable efforts to (i) preserve intact our business organization and goodwill, (ii) keep available the services of our present officers and key employees, (iii) preserve our goodwill and relationships with customers, suppliers and others with whom we have business relationships and (iv) maintain insurance on our assets and business in such amounts and against such risks and losses as are consistent with past practice. In addition, we have agreed that prior to the effective time of the merger, unless we obtain Meggitt’s prior written consent, such consent not to be unreasonably withheld in certain circumstances, and except as otherwise permitted or required by the merger agreement we will comply, and will cause our subsidiaries to comply, with specific restrictions relating, among other things, to:

•	the amendment of our or our subsidiaries’ charter or bylaws;

•	the declaration, setting aside, or payment of any dividends on, or other distributions in respect of, our capital stock;

•
the split, combination, or reclassification of our capital stock, the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity or voting interests, the purchase, redemption, or other acquisition of any of our or our subsidiaries’ securities and the issuance, delivery, sale, pledge or other encumbrance of any of our or our subsidiaries’ equity securities (other than the issuance of our Common Stock upon the exercise of outstanding stock options);

•	the incurrence of indebtedness;

•	the sale, lease or encumbrance of our assets;

•	loans, capital contributions to, or investments in, any person other than us or any of our direct or indirect wholly owned subsidiaries;

•	the making of capital expenditures in excess of our budget;

•	the settlement and discharge of claims and liabilities and the waiver, release or assignment of material claims;

•	the granting of any material severance, retention or termination pay to any of our or our subsidiaries current or former directors, officers or employees;

•	our benefit plans and benefit agreements;

•	liquidations, dissolutions or other reorganizations of us or our subsidiaries (except pursuant to the merger);

•	alterations to the corporate structure or ownership of our subsidiaries;

•
our ability to (i) revalue in any material respect any of its assets or (ii) change any method of accounting or accounting principles or practice, except as required by GAAP or as recommended in writing by the our independent auditors; and

•	authorization of any of, or commitment, resolution, or agreement to take any of, the actions described in the foregoing bullet points.

In addition, the merger agreement contains other covenants we and Meggitt have agreed to, including:

•	the preparation and filing of this information statement with the SEC;

•
the filing and taking of other actions necessary by both us and Meggitt to consummate the merger and the transactions contemplated by the merger agreement, including notices or filings with the following governmental agencies: the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Committee on Foreign Investment in the United States, the United State Department of State Directorate of Defense Trade Control and the Bureau of Alcohol, Tobacco, Firearms and Explosives;

•	providing access and furnishing information to Meggitt;

•	subject to certain exceptions, restricting both us and Meggitt from making a public release or announcement regarding the merger;

•	providing Meggitt notice of the occurrence of certain matters; and

•	providing Meggitt with certain tax related information.

No Solicitation of Third Parties by FATS

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize any person or permit any of our or our subsidiaries’ directors, officers, employees, agents or representatives (including any investment banker, financial advisor, consultant, attorney or accountant retainer by us or any of our subsidiaries) to, directly or indirectly:

•	solicit, initiate, or knowingly facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

•	engage, directly or indirectly, in any discussions or negotiations with, or provide any confidential information to, any person with respect to, any acquisition proposal;

•	subject to limited exceptions, grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to us or our subsidiaries; or

•	execute or enter into any written agreement, letter of intent, acquisition agreement or similar agreement with respect to any acquisition proposal.

The merger agreement provides that an “acquisition proposal” means any proposal or offer from any person (other than Meggitt or merger sub) that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, recapitalization, reorganization, share exchange, business combination, liquidation, dissolution or any purchase by a third party of (1) more than 10% of the shares of our any class of our stock or (2) any business or assets that constitute 10% or more of our and our subsidiaries’ consolidated assets. “Acquisition proposal” has the same meaning when used in this information statement.

The merger agreement provides that neither we nor our board of directors will approve, recommend or declare advisable any acquisition proposal, or publicly propose to approve, recommend or declare advisable any acquisition proposal (except in connection with permitted termination of the merger agreement in connection with a superior proposal). Neither we nor our board, however, is prohibited from complying with applicable disclosure laws or from taking and disclosing to our stockholders a position with respect to a third party’s acquisition proposal that is not inconsistent with our obligations to Meggitt under the merger agreement.

Notwithstanding the foregoing limitations, if at any time prior to 11:59 p.m. on September 17, 2006 (i.e., the 25th calendar day after the date the merger agreement was executed, the “Initial Proposal Deadline”), we receive an unsolicited written offer relating to an acquisition proposal that is not otherwise obtained in violation of our agreements with Meggitt and that our board of directors determines in good faith constitutes or could reasonably be expected to result in a superior proposal, we may (1) furnish to the person making the acquisition proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are substantially equivalent to the terms of the confidentiality agreement that we and Meggitt have executed in connection with the merger (provided that we have also furnished that information to Meggitt or we furnish it to Meggitt on a concurrent basis) and (2) participate in discussions or negotiations with the person (and its representatives) making the acquisition proposal regarding the acquisition proposal.

The merger agreement provides that the term “superior proposal” means any bona fide binding written offer to consummate an acquisition proposal that is not solicited after the date of the merger agreement by or on behalf of us or any of our subsidiaries and made by a third party that our board of directors determines in its good faith judgment (and after consulting with its financial advisors and outside legal counsel) to be more favorable from a financial point of view to our stockholders than the merger and the transaction contemplated thereby, taking into account any changes to the terms of the merger agreement proposed by Meggitt in response to such offer or otherwise and all legal, financial, regulatory and other aspects of such proposal that our board of directors deems relevant, and is reasonably capable of being consummated by the proposing third party.

We have agreed to advise Meggitt promptly of any request for information that contemplates a possible acquisition proposal or of any acquisition proposal, the terms and conditions of such proposal, and the identity of the person making any such proposal. We have also agreed to keep Meggitt informed on a reasonably prompt basis with respect to any changes in material terms or conditions of such proposal.

Superior Proposals

We may terminate the merger agreement (and promptly thereafter and in any event within 24 hours enter into an agreement providing for a superior proposal) prior to the Superior Proposal Termination Date (as defined below) if:

•	we have received the superior proposal from the third party prior to the Final Change Deadline (as defined below);

•
we have provided written notice to Meggitt that we have determined to accept the superior proposal, which notice shall specify all the terms and conditions of such superior proposal (the “Superior Proposal Notice”);

•
Meggitt shall have been given until 11:59 p.m., New York City time, on the fifth calendar day after the date the Company delivers the Superior Proposal Notice to Parent (the “Response Period”) to submit an amended written proposal or to make a new written proposal (such amended proposal or new proposal, a “new proposal”) to us;

•
at the end of the Response Period, and taking into account any new proposal, if any, that is made by Meggitt, our board of directors determines in good faith (after consultation with our financial advisors) that such new proposal is not at least as favorable to our stockholders as the superior proposal;

•	we are in compliance in all material respects with our “no solicitation” obligations; and

•	we have paid or will concurrently pay Meggitt a termination fee of $4.25 million.

During the Response Period, we must consider in good faith any adjustments in the terms and conditions of the merger agreement that are proposed by Meggitt in response to a Superior Proposal Notice.

The term “Final Change Deadline” means the later of:

•	the Initial Proposal Deadline (which is 11:59 p.m., New York City time on September 17, 2006); and

•
if applicable, 11:59 p.m., New York City time, on the 15th calendar day following the last date prior to (which “last date” may be the day of) the Initial Proposal Deadline on which a third party has first made an acquisition proposal that constitutes or could reasonably be expected to result in, a superior proposal, which is received by us following the execution of the merger agreement and prior to the Initial Proposal Deadline.

The term “Superior Proposal Termination Date” shall mean the later of:

•	the Final Change Deadline; and

•
if applicable, 11:59 p.m., New York City time, on the 10th calendar day following the date on which the Company first delivers a Superior Proposal Notice to Parent in accordance herewith prior to the Final Change Deadline.

In no event may the Superior Proposal Termination Date be later than 11:59 p.m., New York City time, on the 45th calendar date after the date of the merger agreement, except in the case where we have delivered a Superior Proposal Notice and Meggitt has not made a new proposal or made a new proposal that the board of directors has determined is not at least as favorable as the superior proposal within the pending Response Period. In that case, the Superior Proposal Termination Date shall be extended to the time that is 90 minutes after the end of that Response Period.

The net effect of the foregoing provisions is that we will not be entitled to consider any acquisition proposal (even if it is a superior proposal) after 11:59 p.m., New York City time, on September 17, 2006, if we have not received any acquisition proposals prior to that time. In such event, we could not terminate the merger agreement to accept a superior proposal under the terms of the merger agreement. It is only if and after we receive an acquisition proposal prior to 11:59 p.m., New York City time, on September 17, 2006 that the foregoing provisions apply.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which including the following:

•	the expiration or termination of the applicable waiting period under the HSR Act;

•
receipt of all required governmental approvals and permits under foreign antitrust laws unless the failure to obtain such approvals would not result in a material adverse effect on us or the ability of Meggitt to consummate the merger;

•	the expiration of the applicable review period under the Exon-Florio Amendment with no action taken by the President to block or prevent the merger on the basis of national security;

•
there being no litigation pending by a governmental entity in a country where we or Meggitt have operations or derive revenues that is more likely than not to succeed, and that seeks to restrain or prohibit the merger, and that provides a reasonable basis to conclude that such litigation could result in criminal liability or material civil penalties to the directors, officers or affiliates of Meggitt or us; and

•
no law being enacted that prohibits the consummation of the merger and the transactions contemplated by the merger agreement and no temporary restraining order, preliminary or permanent injunction or other order being issued by a court of competent jurisdiction in a country where we or Meggitt have operations or derive revenues.

Although the merger agreement and the merger have already been approved as a result of the Written Consent executed and delivered by the Centre Entities, neither Meggitt nor merger sub will be obligated to effect the merger unless the following conditions are satisfied or waived:

•
our representations and warranties made pursuant to the merger agreement are true and correct, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date except to the extent that the failure of such representations and warranties to be true (other than with respect to our representations regarding capitalization and corporate authority) does not have a material adverse effect on us;

•	we have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing of the merger;

•	we have provided a certificate of an executive officer certifying as to our compliance with the two preceding conditions;

•	holders of no more than 10% of our outstanding Common Stock shall have asserted their appraisal rights;

•	closing shall not occur on or prior to September 30, 2006 unless our lenders have agreed to waive certain termination fees payable in connection with the merger;

•
no actions shall be pending by any governmental entity in the United States, United Kingdom or any other jurisdiction where Meggitt or FATS has substantial business or operations seeking to restrain, enjoin or otherwise prohibit consummation of the merger or to prohibit Meggitt or any of its affiliates from effectively owning and controlling FATS’ business that have a reasonable likelihood of success (unless no material adverse effect would result); and

•	any supplementary information we disclose, together with any other failures of our representations and warranties to be true and correct, do not have a material adverse effect on us.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•
Meggitt’s and merger sub’s representations and warranties made pursuant to the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date except to the extent that the failure of such representations and warranties to be true (other than with respect to Meggitt’s representations regarding corporate authority and adequate funds) does not have a material adverse effect on Meggitt’s and merger sub’s ability to consummate the merger;

•	each of Meggitt and merger sub has performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•	Meggitt shall have provided a certificate of an executive officer of Meggitt and merger sub certifying as to their compliance with the two preceding conditions; and

•	the applicable date relating to FATS’ ability to consider other acquisition proposals shall have passed.

We and Meggitt have agreed to cooperate with each other and to take all actions that are necessary, proper or advisable to cause the closing to occur. However, Meggitt is not obligated to (and we are not permitted to without Meggitt’s prior consent), agree or proffer to divest or hold separate, or enter into any similar arrangement with respect to, any assets or any portion of any business of Meggitt or ours except in the latter case as would not have a material adverse effect on us.

Termination of the Merger Agreement

Meggitt and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of Meggitt, merger sub, and us;

•
by either Meggitt or us if the merger has not been completed within 120 days after the merger agreement was executed; provided, if the regulatory approval conditions have not been met by that 120th day, the agreement provides for an extension of up to 270 days after the agreement execution date;

•
by either Meggitt or us if any temporary restraining order, preliminary or permanent injunction, or other judgment, order, or decree issued by any court of competent jurisdiction in a country where we or Meggitt and our respective subsidiaries have operations or derive revenues having the effect of preventing the closing of the merger is in effect and has become final and nonappealable;

•
by Meggitt if we have breached any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach would give rise to the failure of a condition to closing, and which breach is either not capable of being cured by us or we do not cure such breach within 30 days after our receipt of written notice;

•
by us if Meggitt has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach would give rise to the failure of a condition to closing, and which breach is either not capable of being cured by Meggitt or Meggitt does not cure such breach or failure within 30 days after its receipt of written notice;

•	by us, in accordance with the terms described under “Superior Proposals” above; or

•	by Meggitt if any of the following occur:

•	we deliver a Superior Proposal Notice to Meggitt;

•
if we or our board of directors enters into an agreement with a third party with respect to any acquisition proposal (other than a confidentiality agreement) or in the event that we or our board of directors takes any of the following actions: (1) recommends or proposes publicly to recommend the approval or adoption of any acquisition proposal; or (2) publicly announces a neutral position in a Schedule 14D-9 filed by us with the SEC in response to a acquisition proposal;

•
if the Centre Entities fail to consent to the adoption of any amendment to the merger agreement that embodies the terms of a new proposal with Meggitt that is approved by our board of directors within three hours after such amendment has been executed and delivered by us, Meggitt and merger sub;

•
if we breach our obligation not to solicit, facilitate or encourage the making of any proposal or offer that would reasonably be expected to result in an acquisition proposal and Meggitt is materially and adversely affected as a result; or

•	if any supplementary information we disclose, together with any other failures of our representations and warranties to be true and correct would have a material adverse effect on us.

Termination Fee and Expenses

The merger agreement provides that, in general, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such fees and expenses. Meggitt has agreed to pay all fees associated with notices or filings under the HSR Act, foreign antitrust laws, the Exon-Florio Amendment and the Directorate of Defense Trade Control.

The merger agreement requires, however, that we pay Meggitt a termination fee of $4.25 million if:

•	we terminate the merger agreement and enter into an agreement with a third party with respect to a superior proposal;

•
Meggitt terminates the agreement on the basis that we or our board of directors have entered into an agreement relating to an acquisition proposal or have taken any of the following actions: (1) recommended or proposed publicly to recommend the approval or adoption of any acquisition proposal; or (2) publicly announced a neutral position in a Schedule 14D-9 filed by us with the SEC in response to a acquisition proposal provided, in the case of (2) above, that the termination fee is only payable if at the time of termination a third party has made an acquisition proposal that was publicly disclosed and not withdrawn and within nine months following such termination FATS enters into a definitive agreement providing for, or consummates, any acquisition proposal that relates to a transaction or series of transactions involving the sale of 50% or more of the outstanding shares of voting stock, capital stock or consolidated assets of FATS in which case the termination fee shall be paid at the time FATS enters into the definitive agreement or, if earlier, the time it consummates the acquisition proposal.

•
Meggitt terminates the agreement on the basis that the Centre Entities failed to consent, within three hours, to the adoption of any amendment to the merger agreement that embodies the terms of a new proposal with Meggitt that is approved by our board of directors after such amendment has been executed and delivered by us, Meggitt and merger sub;

•
Meggitt terminates the agreement on the basis that we delivered notice to Meggitt regarding an unsolicited written proposal from a third party that represents an acquisition proposal that our board determines in good faith to be a more favorable transaction to our stockholders from a financial point of view than is the merger transaction represented by our agreement with Meggitt; or

•
Meggitt terminates the agreement on the basis that we materially violated our covenant not to solicit other acquisition proposals and such violation has had a material adverse effect on Meggitt, provided that the termination fee is only payable if at the time of termination a third party has made an acquisition proposal that was publicly disclosed and not withdrawn and within nine months following such termination FATS enters into a definitive agreement providing for, or consummates, any acquisition proposal that relates to a transaction or series of transactions involving the sale of 50% or more of the outstanding shares of voting stock, capital stock or consolidated assets of FATS in which case the termination fee shall be paid at the time FATS enters into the definitive agreement or, if earlier, the time it consummates the acquisition proposal.

Indemnification and Insurance

The merger agreement provides that we and Meggitt shall, jointly and severally, honor all of our obligations to indemnify and hold harmless, each present and former director and officer of us and our subsidiaries against any costs or expenses (including reasonable attorneys’ fees) incurred in connection with any action arising out of matters existing or occurring at or prior to the effective time of the merger, whether claimed prior to, at or after the effective time of the merger and that we shall also advance expenses to any indemnified person as incurred to the fullest extent permitted under applicable law. The merger agreement also provides that our charter and bylaws shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of us and our subsidiaries than are presently set forth in our charter and bylaws.

The merger agreement further provides that we and Meggitt shall be obligated, jointly and severally, to purchase on or prior to the effective time of the merger a “tail” policy providing for directors’ and officers’ liability insurance that has at least as much coverage in the aggregate as the directors’ and officers’ liability insurance maintained by us prior to the effective time of the merger, for the abovementioned indemnified persons, covering insurable events with respect to matters arising before the effective time of the merger, for a period of six years after the effective time of the merger. The cost of this policy shall not exceed a specified amount that is reasonable for a tail policy for our type of company or, if it does, we and Meggitt shall only be obligated to purchase a policy providing for as much coverage in the aggregate as it is possible to obtain for such specified amount.

Material Adverse Effect

Several of our representations and warranties contained in the merger agreement are qualified by reference to whether the item in question is reasonably likely to have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect”, when used with respect to us, means any occurrence, change or effect that has or would be reasonably expected to have a material adverse effect on:

•
the business, assets, liabilities, financial condition or results of operations of us and our subsidiaries taken as a whole, but excluding any such occurrence, change or effect that arises out of or results from

•
changes in general economic conditions or financial or securities markets in general or the industries and markets in which we conduct our business (except, in each case, if materially and disproportionately impacting the business, assets, liabilities, financial condition, or results of operations of us and our subsidiaries, taken as a whole),

•	any change in and of itself in our stock price or trading volume,

•	any change in law or GAAP after the date hereof,

•	the execution and performance of or compliance with the merger agreement,

•
the announcement of the merger agreement and the transactions contemplated hereby (including, without limitation, any (i) actions by customers or competitors, (ii) loss of personnel or customers, or (iii) the delay or cancellation of orders for services and products but only to the extent arising from the announcement of the merger),

•	any outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or

•	any actions taken with the prior written consent of Meggitt,

•	our ability to perform our obligations under the merger agreement; or

•	our ability to consummate the merger.

Notwithstanding the foregoing definition, we and Meggitt have agreed that in no event shall any occurrence, change or effect that arises out of or results from a delay in the placement of an order or orders (including under any of our existing contracts) by our or our subsidiaries’ customers and/or a delay in acceptance by customers of a shipment or shipments from us or our subsidiaries of a type agreed with Meggitt that relates generally to ordinary course business factors such as government approval processes and customer resource allocation issues where the placement or acceptance of the order is being pursued by the customer and continues in good faith to be expected by us, be considered, individually or in the aggregate, in determining whether we have suffered a “material adverse effect” or whether one would reasonably be expected to occur.

Amendment of the Merger Agreement

At any time, the merger agreement may be amended in writing by us, Meggitt and merger sub by action of each company’s board of directors. However, after adoption of the merger agreement by our stockholders, no amendment can be made that by law requires further approval by our stockholders without such further approval.

Principal Stockholders’ Agreement

The principal stockholders’ agreement, dated as of August 23, 2006, was entered into by the Centre Entities and Meggitt-USA (and FATS solely with respect to Section 4 thereof that relates to termination of, and amendments to, the merger agreement).

Written Consents and Voting of Centre Entity Shares

Under the principal stockholders’ agreement, the Centre Entities agreed to consent to the adoption of the merger agreement by executing and delivering to us the Written Consent immediately following the execution and delivery of the principal stockholders’ agreement and the merger agreement and, in any event, within three hours after the execution and delivery of the merger agreement. The shares of Common Stock held by the Centre Entities constitute more than a majority of the outstanding shares of Common Stock, and were therefore sufficient to satisfy the requisite vote for the merger.

In addition, to the extent requested by our board of directors, the Centre Entities agreed to execute and deliver a new written consent with respect to, or vote, their shares of Common Stock for the adoption of any amendment that does not contain certain specified prohibited changes (as discussed below) to the merger agreement that has been approved and declared advisable by our board of directors, to the extent (i) such amendment embodies the terms of a new proposal that is at least as favorable as any superior proposal made by a third party that is approved by our board of directors and (ii) stockholder approval for such amendment is required under the DGCL.

Under the principal stockholders’ agreement, the specified prohibited changes to the merger agreement that the Centre Entities do not have to approve include (i) changes to the form or any decrease in the amount of the consideration to be paid to holders of our Common Stock or Series C Preferred Stock under the merger agreement, (ii) changes to certain specified provisions of the merger agreement and (iii) changes that disproportionately and adversely affect any Centre Entity.

The Centre Entities also agreed to vote or to deliver an executed written consent with respect to their shares of Common Stock against any acquisition proposal other than the merger agreement and the merger.

Without implying that shares of Series C Preferred Stock have any voting rights with respect to the adoption of the merger agreement, the merger or the other transactions contemplated by the merger agreement, and solely to the extent required (if at all) by the DGCL, the Centre Entities adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement, in such capacity as holders of record of a majority of the outstanding shares of Series C Preferred Stock.

Transfers of Centre Entity Shares

The Centre Entities agreed not to sell their shares of Common Stock (or otherwise pledge, encumber or dispose of them) to any third party, subject to limited exceptions set forth in the principal stockholders’ agreement.

Waiver of Appraisal Rights

The Centre Entities waived any appraisal rights under Section 262 of the DGCL in connection with the merger.

Representations and Warranties

Each Centre Entity made certain representations and warranties to Meggitt with respect to, among other things, its ownership of its shares of Common Stock free and clear of encumbrances (except as specified in the principal stockholders’ agreement) and its authority to enter into the principal stockholders’ agreement.

Non-Solicitation

The Centre Entities agreed to certain non-solicitation provisions with respect to acquisition proposals, subject to limited exceptions that are aligned with those applicable to FATS under the merger agreement such that the Centre Entities may discuss and negotiate unsolicited third party acquisition proposals in circumstances where FATS may do so and may comply with its disclosure obligations under U.S. federal securities laws.

Termination

The principal stockholders’ agreement will terminate upon the earliest to occur of (i) the consummation of the merger, and (ii) the termination of the merger agreement (other than in connection with an amendment to the merger agreement that embodies the terms of a new proposal that is at least as favorable as any superior proposal made by a third party that is approved by our board of directors).

The Guaranty

We entered into the guaranty, dated as of August 23, 2006, among us, Meggitt PLC and the Centre Entities. Under the guaranty, Meggitt PLC irrevocably and unconditionally guaranteed, as primary obligor and not merely as surety, the due and punctual performance and payment in full of all the obligations of Meggitt-USA under the merger agreement (in favor of us) and the principal stockholders’ agreement (in favor of the Centre Entities).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

You may obtain any of the documents we file with the Securities and Exchange Commission, without charge, by requesting them in writing or by telephone from us at the following address:

Firearms Training Systems, Inc.
7340 McGinnis Ferry Road
Suwannee, Georgia 30024
Attn: Investor Relations
(770) 813-0190

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page hereto. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to our stockholders nor the payment of the merger consideration shall create any implication to the contrary.

The FATS website is “http://www.fatsinc.com.” Information from our website is not incorporated by reference into this information statement.

Pursuant to the rules of the SEC, services that deliver communications to our stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our information statement, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify us if they wish to receive separate copies of our communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify us of their requests by calling or writing us at the address and telephone number listed above.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

MEGGITT-USA, INC.,

POOLE ACQUISITION CORP.

and

FIREARMS TRAINING SYSTEMS, INC.

Dated as of August 23, 2006

(continued)

-ii-

(continued)

		Page

9.13	Assignment	48
9.14	Specific Performance	48

EXHIBIT A - Certificate of Incorporation of Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of August 23, 2006, among FIREARMS TRAINING SYSTEMS, INC., a Delaware corporation (the “Company”), MEGGITT-USA, INC., a Delaware corporation (“Parent”), and POOLE ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the holders of a majority of the outstanding Series C Preferred Shares and Common Shares (the “Principal Stockholders”) each have agreed pursuant to an agreement (the “Principal Stockholders’ Agreement”) to take certain actions in furtherance of the Merger, including causing the execution and delivery of a written consent immediately after the execution and delivery of this Agreement (the “Principal Stockholders’ Consent”) to the adoption of this Agreement and the approval of the Merger (the “Stockholder Approval”) in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement and the Principal Stockholders to enter into the Principal Stockholders’ Agreement, Meggitt PLC, a public limited company organized under the laws of England and Wales (“Guarantor”) has agreed pursuant to a Guaranty, dated as of the date hereof (the “Guaranty”), to fully and unconditionally guaranty the payment and performance of Parent and Merger Sub, each of which being a direct or indirect wholly owned subsidiary of the Guarantor, under this Agreement and Parent under the Principal Stockholders’ Agreement, as more fully described and set forth in the Guaranty; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
THE MERGER; CLOSING; EFFECTIVE TIME

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company in accordance with Section 251 of the DGCL and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in Section 259 of the DGCL.

1.2    Closing. Unless otherwise mutually agreed between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 at 10:00 A.M. (New York City time) on a date to be specified by the parties hereto, which shall be no later than the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3    Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

1.4    Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company acquired or to be acquired by reason of, or as a result of, the Merger, the parties agree that they and their then serving, duly appointed officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that such officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Company or otherwise to take any and all such actions.

ARTICLE II
CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION

2.1    The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth on Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended as provided therein or by applicable Law (as defined in Section 5.1(j)).

2

2.2    The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III
OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1    Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2    Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV
EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1    Certain Defined Terms. As used in this Agreement:

(a)    “Common Share” means a share of the Company’s Class A Common Stock, par value $0.000006 per share.

(b)    “Company Option” means an option to purchase Common Shares issued under any of the Stock Plans (as defined in Section 5.1(b)(i)).

(c)    “Series C Preferred Share” means a share of the Company’s Series C Preferred Stock, par value $0.10 per share.

4.2    Conversion of Securities.

(a)    Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or capital stock of Merger Sub, each Common Share and Series C Preferred Share (i) held in the treasury of the Company, (ii) owned by any Subsidiary of the Company or (iii) owned by Parent or any Subsidiary of Parent, in each case immediately prior to the Effective Time, shall cease to be outstanding, shall be cancelled without any conversion thereof and without payment of any consideration therefor and shall cease to exist.

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(b)    Conversion of Series C Preferred Shares.

(i)    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or capital stock of Merger Sub, each Series C Preferred Share issued and outstanding immediately prior to the Effective Time (other than Series C Preferred Shares cancelled pursuant to Section 4.2(a)) shall be converted into the right to receive, upon surrender of the certificate which immediately prior to the Effective Time represented such Series C Preferred Share in accordance with Section 4.3, cash in an amount equal to the sum of (A) the Liquidation Preference (as defined in the Company’s Certificate of Designations of Series C Preferred Stock filed with the Secretary of State of the State of Delaware on September 30, 2004 (as amended or modified from time to time, the “Certificate of Designations”)) plus (B) the amount of all accrued and unpaid dividends on such Series C Preferred Share up to but not including the Effective Time to the extent not added to the Liquidation Preference pursuant to Section 2(d) of the Certificate of Designations (whether or not earned or declared) (such sum, the “Per Series C Preferred Share Consideration”). To the extent requested by Parent (and to the extent sufficient time prior to the Effective Time exists in order to enable the Company to give such notice), the Company shall provide at least thirty (30) days notice of redemption of the Series C Preferred Stock in connection with the Merger to the holders pursuant to Sections 6(a) and (c) of the Certificate of Designations.

(ii)    Each Series C Preferred Share so converted at the Effective Time shall be cancelled and shall cease to exist, and each certificate which theretofore represented Series C Preferred Shares so converted and cancelled shall thereafter cease to have any rights with respect to such Series C Preferred Shares, except the right to receive the Per Series C Preferred Share Consideration multiplied by the number of Series C Preferred Shares formerly represented by such certificate, without interest thereon and subject to Section 4.3.

(c)    Conversion of Common Shares.

(i)    At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or capital stock of Merger Sub, each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares cancelled pursuant to Section 4.2(a) and Common Shares with respect to which the holder thereof exercises appraisal rights under Section 262 of the DGCL) shall be converted into the right to receive cash in an amount equal to $1.08 (the “Per Common Share Consideration”), upon surrender of the certificate which immediately prior to the Effective Time represented such Common Share in accordance with Section 4.3.

(ii)   Each Common Share so converted at the Effective Time shall be cancelled and shall cease to exist, and each Certificate which theretofore represented Common Shares so converted and cancelled shall thereafter cease to have any rights with respect to such Common Shares, except the right to receive the Per Common Share Consideration multiplied by the number of Common Shares formerly represented by such Certificate, without interest thereon and subject to Section 4.3.

(d)    Conversion of Company Options. Between the date of this Agreement and the Effective Time, the Company shall take all reasonable action necessary (which action

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shall be effective as of or prior to the Effective Time), to terminate the Stock Plans and provide that, at or prior to the Closing, each outstanding Company Option shall become fully vested, to the extent provided in the underlying grant, to the extent not already vested. Each holder of a Company Option that is outstanding and unexercised as of the Effective Time and has an exercise price per Common Share that is less than the Per Common Share Consideration shall (subject to the provisions of this Section 4.2(d)) be paid by the Exchange Agent (as defined in Section 4.3(a)), in exchange for the cancellation of such Company Option and completion of an acknowledgement letter, an amount in cash (less any applicable withholding Taxes (as defined in Section 5.1(m)) equal to the product of (i) the difference between the Per Common Share Consideration (without interest) and the applicable exercise price per Common Share of such Company Option and (ii) the aggregate number of Common Shares for which such Company Option is exercisable (the “Option Payment”). The Exchange Agent shall make the Option Payments at or promptly following the Effective Time and Parent shall provide the Exchange Agent with the requisite amount of funds to make such Option Payments. Any such payments shall be net of all applicable federal, state and local Tax withholding. Prior to the Effective Time, the Company shall take such actions as may be necessary to cause any Company Option that is not exchanged as provided above to be cancelled as of the Effective Time.

(e)    Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

4.3    Exchange of Certificates for Common Shares and Series C Preferred Shares.

(a)    Exchange Agent. As of the Effective Time, Parent shall deposit with an exchange agent in the United States appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the “Exchange Agent”), to be held in trust for the benefit of the holders of Common Shares, cash in an amount equal to the product of (A) the Per Common Share Consideration and (B) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time (such cash, the “Exchange Fund”).

(b)    Exchange Procedures.

(i)    Common Shares. Appropriate transmittal materials, specifying that delivery shall be effected, and risk of loss and title to certificates representing Common Shares (each a “Certificate”) shall pass only upon proper delivery of certificates to the Exchange Agent and to otherwise be reasonably agreed upon by Parent and the Company, shall be provided by the Exchange Agent to holders of record of Common Shares as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering Certificates converted into the right to receive the consideration payable pursuant to Section 4.2(c) to the Exchange Agent. Upon the surrender of a Certificate to the Exchange Agent, in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration payable pursuant to Section

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4.2(c) for the Common Shares formerly represented by such Certificate, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon surrender of the Certificates. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name a Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the transfer of the Common Shares to, or to payment to, a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.3(b)(i), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash such holder shall be entitled to receive pursuant to Section 4.2(c)(i). Notwithstanding anything to the contrary in Section 4.3(b), (x) Parent shall, as promptly as is reasonably practicable after the date hereof (and in no event later than 10 Business Days prior to the Closing), deliver to the Principal Stockholders such transmittal materials as would be required of holders of Certificates pursuant to the first sentence of this Section 4.3(b)(i) and (y) so long as the Principal Stockholders complete such transmittal materials and deliver them to Parent at or prior to the Closing (it being understood and agreed that if Parent shall fail to deliver such transmittal materials to the Principal Stockholders no later than 10 Business Days prior to the Closing then in such event such transmittal materials shall not be required to be completed by the Principal Stockholders), Parent shall cause the Exchange Agent to pay to the Principal Stockholders immediately after the Effective Time, the Per Common Share Consideration payable with respect of the Common Shares held by the Principal Stockholders upon surrender of the Certificates representing such Common Shares.

(ii)    Series C Preferred Shares. Upon the surrender of a certificate representing Series C Preferred Shares to Parent at or after the Effective Time, the holder of such certificate shall be entitled to receive from Parent and Parent shall immediately pay to such holder the Per Series C Preferred Share Consideration payable pursuant to Section 4.2(b) for the Series C Preferred Shares formerly represented by such certificate. Until surrendered as contemplated by this Section 4.3(b)(ii), each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash such holder shall be entitled to receive pursuant to Section 4.2(b)(i). Parent shall, as promptly as is reasonably practicable after the date hereof (and in no event later than 10 Business Days prior to the Closing), deliver to each holder of Series C Preferred Shares such transmittal materials as would be required of holders of Certificates pursuant to the first sentence of Section 4.3(b)(i) and so long as such holder of Series C Preferred Shares completes such transmittal materials and delivers them to Parent at or prior to the Closing (it being understood and agreed that if Parent shall fail to deliver such transmittal materials to such holder of Series C Preferred Shares no later than 10 Business Days prior to the Closing then in such event such transmittal materials shall not be required to be completed by such holder of Series C Preferred Shares), Parent shall cause the Exchange Agent to pay to each holder of Series C Preferred Shares immediately after the Effective Time, the Per Series C Preferred Share Consideration payable with respect of the Common Shares held by such holder of Series C Preferred Shares upon surrender of the Certificates representing such Common Shares.

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(c)    Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Series C Preferred Shares and Common Shares that were outstanding immediately prior to the Effective Time.

(d)    Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent.

(e)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Shares of the Company for 180 days after the Effective Time shall be delivered to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (in the case of holders of Common Shares) or the Parent (in the case of holders of Series C Preferred Shares) for payment of any amounts payable pursuant to Section 4.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding anything to the contrary herein, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Common Shares or Series C Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(f)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Parent, as the case may be, will deliver in exchange for such lost, stolen or destroyed Certificate the consideration that would be payable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(g)    Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of Federal, State, local or foreign tax Law.

4.4    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Common Shares and Series C Preferred Shares held by a person who shall not have voted to adopt this Agreement or consented thereto or waived such rights in writing and who properly demands appraisal for such shares in accordance with Section

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262 of the DGCL (such person, a “Demanding Stockholder”; such shares, “Appraisal Shares”) shall not be converted as described in Sections 4.2(c) or 4.2(b), as applicable, but shall be converted into the right to receive such consideration as may be determined to be due to such Demanding Stockholder pursuant to the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Demanding Stockholder fails to perfect or withdraws or loses his right to appraisal, such Demanding Stockholder’s Common Shares and Series C Preferred Shares shall no longer be considered Appraisal Shares for the purposes of this Agreement and shall be deemed to have been converted, at the Effective Time, into the right to receive the consideration set forth in Sections 4.2(c) or 4.2(b), as applicable, without any interest thereon.  The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Common Shares or Series C Preferred Shares, withdrawals of such demands, and any other instruments or documents served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands for amounts in excess of the Per Common Share Consideration or the Per Preferred Share Consideration. Each holder of Appraisal Shares who becomes entitled to payment for such Appraisal Shares under the provisions of Section 262 of the DGCL, will receive payment thereof from the Surviving Corporation and, as of the Effective Time, such Appraisal Shares will no longer be outstanding and will automatically be canceled and will cease to exist.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to the date hereof (the “Company Disclosure Letter”), each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent the relevance of a matter disclosed in such section of the Company Disclosure Letter is reasonably apparent to such other representations, warranties or covenants, and in the Company Reports (as defined herein) filed prior to the date hereof, the Company hereby represents and warrants to Parent and Merger Sub that:

(a)    Organization, Good Standing and Qualification. (i) Each of the Company and its Subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority, when taken together with all other such failures, would not have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s certificate of incorporation and bylaws, each as amended to the date hereof (the “Company Charter” and “Company Bylaws”, respectively) and the comparable charter and

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organizational documents of each Subsidiary, in each case as amended through and in effect as of the date of this Agreement. The Company Charter and the Company Bylaws so delivered are in full force and effect.

(ii)    As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries, and (ii) “Company Material Adverse Effect” means any occurrence, change or effect that has or would be reasonably expected to have a material adverse effect on (A) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, but excluding any such occurrence, change or effect that arises out of or results from (1) changes in general economic conditions or financial or securities markets in general or the industries and markets in which the Company conducts its business (except, in each case, if materially and disproportionately impacting the business, assets, liabilities, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole), (2) any change in and of itself in the Company’s stock price or trading volume, (3) any change in Law or GAAP after the date hereof, (4) the execution and performance of or compliance with this Agreement, (5) the announcement of this Agreement and the transactions contemplated hereby (including, without limitation, any (x) actions by customers or competitors, (y) loss of personnel or customers, or (z) the delay or cancellation of orders for services and products but only to the extent arising from the announcement of the Merger), (6) any outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism, or (7) any actions taken with the prior written consent of Parent, (B) the ability of the Company to perform its obligations under this Agreement or (C) the ability of the Company to consummate the Merger and the transactions contemplated hereby. Notwithstanding the foregoing, it is understood and agreed that in no event shall any occurrence, change or effect that arises out of or results from a delay in the placement of an order or orders (including under any existing Contract) by customers with the Company and/or its Subsidiaries and/or a delay in acceptance by customers of a shipment or shipments from the Company and/or its Subsidiaries of the type described in Section 5.1(a)(ii) of the Company Disclosure Letter be considered, individually or in the aggregate, in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

(b)    Capital Structure.

(i)    The authorized capital stock of the Company consists of (A) 100,000,000 Common Shares, (B) 6,200,000 shares of Class B Non-Voting Common Stock, par value $0.000006 per share (the “Class B Common Shares”) and (C) 100,000 shares of preferred stock, par value $0.10 per share, of which 38,000 shares have been designated Series A Preferred Stock (the “Series A Preferred Shares”), 50,000 shares have been designated Series B Preferred Stock (the “Series B Preferred Shares”) and 3,500 shares have been designated Series C Preferred Shares. As of the close of business on August 22, 2006, (1) 76,059,735 Common Shares were issued and outstanding (and no shares, were held by the Company in its treasury or by any Subsidiary of the Company), (2) none of the Class B Common Shares, Series A Preferred Shares and Series B Preferred Shares were issued or outstanding or were held by the Company in

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its treasury or by any Subsidiary of the Company and (3) 3,202.780099 Series C Preferred Shares were issued and outstanding. All of the outstanding Common Shares and Series C Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Common Shares, Class B Common Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares reserved for issuance, except that, as of the close of business on August 22, 2006, there were (x) 6,223,522 Common Shares reserved for options granted pursuant to the Firearms Training Systems, Inc. Stock Option Plan and 613,367 Common Shares reserved for future option grants under such plan (none of which shall be issued) and (y) 189,733 Common Shares reserved for issuance pursuant to the Firearms Training Systems, Inc. Employee Stock Compensation Plan (the plans referred to in the foregoing clauses (x) and (y), as amended, supplemented or otherwise modified through the date hereof, the “Stock Plans”). Except as set forth above, no shares of capital stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of capital stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Common Shares and granted under any Stock Plan or otherwise. None of the outstanding shares of Company capital stock are, and none of such shares that may be issued prior to the Effective Time will be when issued, subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Company Charter, the Company Bylaws or any Contract (as defined in Section 5.1(d)(ii)) to which the Company is a party or otherwise bound. All Common Shares issued under the Stock Plans have been offered, issued and sold pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and for which no stop order or investigation is pending. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii)    Section 5.1(b)(ii) of the Company Disclosure Letter lists each of the Company’s Subsidiaries, its jurisdiction of organization, and the number of shares outstanding of its capital stock and the number of shares of its outstanding capital stock owned directly or indirectly by the Company. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any Encumbrance (as defined below), other than Permitted Encumbrances (as defined below).

(iii)   Except for its interests in the Subsidiaries and except for the ownership interests set forth in Section 5.1(b)(iii) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

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For purposes of this Agreement, (A) “Encumbrance” means any lien, pledge, security interest, claim or other encumbrance, and (B) “Permitted Encumbrance” means (1) Encumbrances for Taxes, assessments or governmental charges or claims the payment of which is not due and payable; (2) statutory Encumbrances of landlords, Encumbrances of carriers, warehousemen, mechanics and materialmen and other Encumbrances imposed by Law incurred in the ordinary course of business for sums not yet due or being contested in good faith; (3) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (4) the Encumbrances set forth on Section 5.1(b)(iii) of the Company Disclosure Letter and (5) other Encumbrances that would not have a Company Material Adverse Effect.

(c)    Corporate Authority; Approval.

(i)    The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated thereby, subject only to the adoption of this Agreement by the holders of a majority of the outstanding Common Shares (the “Company Requisite Vote”) immediately after the execution and delivery hereof by way of execution of the Principal Stockholders’ Consents. Each of this Agreement and the Principal Stockholders’ Agreement, is a legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether enforceability is considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(ii)   The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously (x) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby (y) determined that the terms of the Merger and the transactions contemplated thereby are fair to and in the best interests of the Company and its stockholders and (z) recommended that the Company’s stockholders approve this Agreement and the Merger.

(iii)         The only vote of holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by a majority of all the votes entitled to be cast by the holders of outstanding Common Shares, which will be duly and validly effected by execution and delivery of the Principal Stockholders’ Consent. No approval by the holders of the Series C Preferred Shares is required to approve and adopt this Agreement and the Merger or consummate the transactions contemplated hereby.

(d)    Governmental Filings; No Violations; Certain Contracts.

(i)    Other than Approvals and Permits required to be obtained or made (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), (C) with the OTC Bulletin Board Coordinator, (D) under any applicable state and foreign securities, takeover

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and “blue sky” Laws, (E) under any applicable foreign Laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade (“Foreign Antitrust Laws”), (F) under Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”), and the regulations promulgated thereunder and (G) under 22 U.S.C. §§2778-2780 of the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. §§120-130) (“ITAR”), no Approvals or Permits are required to be obtained or made by the Company from or with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental authority (“Governmental Entity”) in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect.

As used in this Agreement, (x) “Permit” means any license, permit, franchise or certificate of authority, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity and (y) “Approval” means approval, authorization, consent, novation, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

(ii)    The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Company Charter or Company Bylaws or the comparable charter or organizational documents of any Subsidiary, (B) subject to obtaining the Company Requisite Vote and compliance with the requirements described in Section 5.1(d)(i), a violation of any Law or Order applicable to the Company or any of its Subsidiaries or (C) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of an Encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any of its Subsidiaries or any of the Company’s Permits or Approvals except, in the case of clauses (B) and (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not have a Company Material Adverse Effect. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth, a correct and complete list of material Contracts of the Company and its Subsidiaries pursuant to which Approvals are or may be required prior to consummation of the transactions contemplated by this Agreement. No other Contracts require approvals or consents except those the failure of which to obtain would not have a Company Material Adverse Effect. The term “knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of the Company’s Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer after making such inquiry as such officer would typically reasonably make under the circumstances in the performance of his duties of the Persons listed on Section 5.1(d)(ii) of the Company Disclosure Letter to the extent such Person would typically reasonably be consulted by such officer with respect to the matter in question.

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(iii)         Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

(e)    Company Reports; Financial Statements.

(i)    The Company has delivered or made available to the Parent each registration statement, report, proxy statement or information statement prepared by it since March 31, 2004, including (i) the Company’s Annual Reports on Form 10-K for the years ended March 31, 2004, March 31, 2005, and March 31, 2006, (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004, December 31, 2004, June 30, 2005, September 30, 2005, December 31, 2005 and June 30, 2006 and (iii) each Current Report on Form 8-K filed since June 30, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof and as amended, the “Company Reports”). The Company has filed all reports, schedules, forms and statements required to be filed by the Company with the SEC since June 30, 2004. As of their respective dates (or, if amended, as of the date of such amendment prior to the date hereof), the Company Reports complied (and any Company Reports filed with the SEC subsequent to the date hereof will comply) in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, of cash flow and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein, consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(ii)    None of the Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

(iii)   Each of the principal executive officer and the principal financial officer of the Company has made all applicable certifications required as of the date hereof by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and, to the knowledge of the Company, the statements

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contained in such certifications are true and correct. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Subsidiaries of the Company has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX, except as may have been in existence prior to the application of Section 402 of SOX to the Company.

(iv)    Except as set forth in Section 5.1(e)(iv) of the Company Disclosure Letter, the Company has not received any written notification of a “material weakness” in the Company’s internal controls over financial reporting, and, to the knowledge of the Company, there is no set of circumstances that would reasonably be expected to result in a “material weakness” in the internal controls over financial reporting of the Company. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Public Company Accounting Oversight Board’s Auditing Standard 2, as in effect on the date hereof.

(v)    Neither the Company nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company Reports.

(vi)    To the knowledge of the Company, the Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith.

(f)    Absence of Certain Changes or Events. Except as disclosed in Section 5.1(f) of the Company Disclosure Letter, since June 30, 2006, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(i)    any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had a Company Material Adverse Effect;

(ii)   any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company capital stock or any repurchase for value by the Company of any Company capital stock (other than the accrual of dividends on Series C Preferred Stock in accordance with its terms);

(iii)           any split, combination or reclassification of any Company capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company capital stock;

(iv)   except as would be permitted after the date hereof pursuant to Section 6.1, any granting by the Company or any Subsidiary to any director, officer or employee of the Company or any Subsidiary of any increase in compensation, except to employees (other than officers) in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of June 30, 2006, (ii) any granting by the Company or

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any Subsidiary to any such director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of June 30, 2006, or (iii) any entry by the Company or any Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee;

(v)    except as would be permitted after the date hereof pursuant to Section 6.1, any material change in accounting methods, principles or practices by the Company or any Subsidiary other than as required by a change in GAAP;

(vi)    except as would be permitted after the date hereof pursuant to Section 6.1, any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

(vii)    any damage, destruction or loss, not covered by insurance, that, individually or in the aggregate, has had a Company Material Adverse Effect.

(g)    Undisclosed Liabilities. Except as set forth in the Company Reports (excluding any disclosure set forth in any risk factor section and/or in any section relating to forward-looking statements, but including all other information in such Company Reports (including without limitation the financial statements contained therein)) filed and publicly available prior to the date hereof or in the Company Disclosure Letter, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has incurred any liabilities (whether absolute, accrued, contingent or otherwise) except (i) liabilities incurred in the ordinary course of business after June 30, 2006, (ii) liabilities that would not have a Company Material Adverse Effect or (iii) liabilities and obligations (other than any such liabilities or obligations arising from the Company’s or its Subsidiaries’ breach or default prior to the Effective Time) arising out of Contracts to which the Company or its Subsidiaries is a party.

(h)    Litigation. There are no material actions, suits, claims, investigations, audits, examinations or proceedings, whether civil or criminal, at Law or in equity, before any Governmental Entity or arbitrator pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of the Company’s directors or officers in their capacity as such, that would, individually or in the aggregate, have a Company Material Adverse Effect (collectively, “Actions”). Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any officer, director or employee of the Company or any Subsidiaries, has been permanently or temporarily enjoined by any Order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Subsidiary, nor, to the knowledge of the Company, is the Company, any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiaries of the Company under investigation by any Governmental Entity, except, in each case, (i) as disclosed in the Company Reports filed prior to the date hereof, or Section 5.1(h) of the Company Disclosure Letter or (ii) as would not have a Company Material Adverse Effect.

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(i)    Employee Benefits.

(i)    Each benefit and compensation plan, contract, policy or arrangement (generally, a “Compensation and Benefit Plan”) covering current or former employees of the Company or any entity required to be aggregated with the Company under Section 414(b), (c) (m) or (o) of the Code (an “ERISA Affiliate”) (for purposes of this Section 5.1(i), the “Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock based plan (the “Company Compensation and Benefit Plans”), other than Company Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Compensation and Benefit Plans”), are listed in Section 5.1(i)(i) of the Company Disclosure Letter. True and complete copies of all Company Compensation and Benefit Plans, including any trust agreement or insurance contract forming a part of any Company Compensation and Benefit Plans, all amendments thereto and the financial statements and summary plan descriptions related thereto have been made available to Parent.

(ii)    All Company Compensation and Benefit Plans other than Company Non-U.S. Compensation and Benefit Plans (collectively, “Company U.S. Compensation and Benefit Plans”) are in substantial compliance with their terms, ERISA, the Code, and other applicable Laws. Each Company U.S. Compensation and Benefit Plan that is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be “qualified” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”). As of the date hereof, there is no pending or, to the knowledge of the Company, material threatened suit, claim or other litigation relating to the Company U.S. Compensation and Benefit Plans (other than routine claims for benefits). Neither the Company nor any of its ERISA Affiliates has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iii)    No Company Pension Plan is, or has in the five years preceding this year been, subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate thereof has contributed or been obligated to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(iv)    All material contributions required to be made under the terms of any Company Compensation and Benefit Plan as of the date hereof have been made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof.

(v)    Neither the Company nor any ERISA Affiliate thereof has any obligations to provide health or other non-pension benefits to retirees or other former employees under any ERISA Plan, except as required by Section 4980 of the Code or Part 6 of Title I of ERISA.

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(vi)    All Company Non-U.S. Compensation and Benefit Plans comply in all material respects with applicable local Law. All Company Non-U.S. Compensation and Benefit Plans are listed on Section 5.1(i)(vi) of the Company Disclosure Letter. True and complete copies of all Company Non-U.S. Compensation and Benefit Plans listed on Section 5.1(i)(vi) of the Company Disclosure Letter, and all amendments thereto, have been made available to Parent. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to the Company Non-U.S. Compensation and Benefit Plans. None of the Company Non-U.S. Compensation and Benefit Plans is a defined benefit plan within the meaning of any applicable Law. Each Company Non-U.S. Compensation and Benefit Plan required to be registered under the Laws of any jurisdiction has been registered and has been maintained in good standing with applicable regulatory authorities and has been approved by any applicable Taxing authority to the extent such Approval is required.

(vii)    Except as set forth on Section 5.1(i)(vii) of the Company Disclosure Letter, no employee of the Company or any Subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefit under any company U.S. Compensation and Benefit Plan as a result of the transactions contemplated by this Agreement.

(viii)   Except as set forth on Section 5.1(i)(viii) of the Company Disclosure Letter, no filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity.

(j)    Compliance with Laws; Permits and Approvals.

(A)
Except with respect to employee benefits, the matters specified in clauses (B) and (C) below, environmental matters and Taxes (which are the subject of Section 5.1(i), 5.1(j)(B) and (C), 5.1(l) and 5.1(m), respectively), the businesses of each of the Company and its Subsidiaries are being conducted in compliance with all Laws currently applicable to it, its personnel, properties or other assets or its business or operations, except for violations or possible violations that, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and its Subsidiaries have all Permits and Approvals that are material to the businesses of the Company and its Subsidiaries taken as a whole and necessary to conduct such respective businesses as presently conducted.

As used in this Agreement, (i) “Law” means any constitutional provision, statute, rule, regulation or ordinance of any Governmental Entity and any Order and (ii) “Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity. Except as set forth in Section 5.1(j) of the Company Disclosure Letter, neither the Company nor any Subsidiary has received any written communication, or to the knowledge of the Company, any overtly threatening oral communication that the Company reasonably believes is credible based on the Person making the allegation and the circumstances in which the allegation is made, that alleges that the Company or any Subsidiary is not or would not be, in compliance with any Law, other than any such allegation that, individually or in the aggregate, would not have a Company Material Adverse Effect.

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(B)
The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), ITAR, the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively the “Export Control Laws”). Except as set forth in Section 5.1(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or a Subsidiary is not, or may not be, in material compliance with, or has, or may have, any material liability under, the Export Control Laws. All such matters referenced in Section 5.1(j) of the Company Disclosure Letter have been resolved without any material penalty to the Company or its Subsidiaries.

(C)
The Company and its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements under (i) the anti-bribery provisions of the Foreign Corrupt Practices Act (15 U.S.C. ss. 78dd-1 and 78dd-2)(the “FCPA”), (ii) the books and records provisions of the FCPA as they relate to any payment in violation of the anti-bribery provisions of the FCPA, (iii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and (iv) to its knowledge, local anti-corruption and bribery laws in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”). Since June 30, 2001 to the date hereof, neither the Company nor any of its Subsidiaries has received (i) any written communication from a Governmental Entity that alleges that the Company, a Subsidiary of the Company or any agent thereof is in material violation of, or has any material liability under, the Anti-Bribery Laws or (ii) to the Company’s knowledge, any overtly threatening oral communication from a Governmental Entity that alleges that the Company, a Subsidiary of the Company or any agent thereof is in material violation of, or has any material liability under, any anti-corruption and bribery laws at the federal or national level in jurisdictions in which the Company and its Subsidiaries are operating, and which allegation the Company reasonably believes to be credible based on the circumstances and the Person (on behalf of such Governmental Entity) making such oral communication.

(k)    Delaware Takeover Statute. Section 203 of the DGCL is not applicable to the Company.

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(l)    Environmental Matters. Except as disclosed in the Company Reports filed prior to the date hereof or as set forth in Section 5.1(l) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, each of the real property and improvements currently owned, leased, used, operated or occupied by the Company or any of its Subsidiaries (each a “Company Property”): (i) is in compliance with all applicable Environmental Laws and the requirements of any Permits issued under such Environmental Laws with respect to any Company Property; (ii) is not, as of the date hereof, the subject of any pending or, to the knowledge of the Company, threatened Action alleging the violation of any applicable Environmental Laws; (iii) is not, as of the date hereof, subject to any written Order arising under any Environmental Law; (iv) has not been used for the disposal, generation, treatment, use or storage of Hazardous Substances; and (v) has not had any emissions or discharges of Hazardous Substances except as permitted under applicable Environmental Laws. Except as set forth in Section 5.1(l) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, there are no facts or circumstances, conditions or occurrences regarding any Company Property or, to the knowledge of the Company any property that previously was owned or leased by the Company or any of its Subsidiaries or to the knowledge of the Company any property that is adjacent to any property that is currently owned or leased by the Company or any of its Subsidiaries, that is reasonably likely (A) to form (or has formed) the basis of an Action against the Company or any of its Subsidiaries or any Company Property with respect to any Environmental Law or the requirements of any Permits issued under Environmental Laws with respect to any Company Property or (B) to cause such Company Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

As used in this Agreement, (i) the term “Environmental Law” means any applicable Law relating to (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect on the date of this Agreement, and (ii) the term “Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law or with respect to which exposure is prohibited, limited or regulated by any Governmental Entity, including petroleum, asbestos in any form that is friable, radon gas, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls and any derivative or by-products thereof.

(m)    Taxes.

(i)    The Company and each of its Subsidiaries (x) have prepared and timely filed (taking into account any extension of time within which to file) with the appropriate Governmental Entity all federal, state, local and foreign income and franchise Tax Returns (as defined below) and all other material Tax Returns required to be filed, and all filed Tax Returns are true, complete and accurate in all material respects; (y) have paid in full all Taxes (as defined below) that are shown as due on such filed Tax Returns, and all other material Taxes have been paid in full to the extent due except with respect to non-material Tax matters being contested in good faith; and (z) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no Governmental Entity has requested any such waiver or extension. There are not pending any material Tax audits or examinations of any Tax Returns of the Company or any of its Subsidiaries. Since

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December 15, 2002, (1) the Company has not received any notification in writing of any audits, examinations, investigations or other proceedings in respect of the Tax liability of it or any of its Subsidiaries and (2) no claim has been made in writing by any Governmental Entity in any jurisdiction the Company or any of the Subsidiaries did not pay Tax or file Tax Returns that it is or may be required to pay Taxes or file Tax Returns.

(ii)         The Company and each of its Subsidiaries are not, and have never been a member of any consolidated, combined, unitary, affiliated or aggregate group for any Tax purpose (other than a group the common parent of which is the Company). None of the Company or any of its Subsidiaries has any liability for Taxes of any Person (other than Taxes of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, except pursuant to customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice.

(iii)        Except as may be noted therein the most recent consolidated balance sheet contained in the Company Reports reflect reserves for all Taxes payable by the Company and each of its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such balance sheet all in accordance with GAAP, consistently applied during the periods involved and the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(iv)        There is no Encumbrance on the assets, income or operation of the Company or any of its Subsidiaries with respect to any Tax, except for current Taxes not yet due and payable.

(v)         Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party or Affiliates, except for withholding Taxes which the Company has reserves on its most recent consolidated balance sheet, and has complied with all applicable Laws with respect thereto. Neither the Company or any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897.

(vi)        Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying, or intended to satisfy, the requirements of Code Section 355, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying, or intended to satisfy, the requirements of Code Section 355.

(vii)       Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2), or any other transaction that required or will require the filing of a Form 8886.

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(viii)      All transactions between any Affiliates of the Company have complied in all material respects with Section 482 of the Code, or any similar provision under state, local or foreign Tax Law.

(ix)        There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity or assumption obligation or similar written or unwritten agreement, arrangement, understanding or practice dealing principally with Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity) to which the Company or any of its Subsidiaries is a party, subject, obligated or bound in any manner, other than agreements solely between the Company and its wholly-owned Subsidiaries.

As used in this Agreement, (x) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean (i) any and all taxes duties or assessments of any nature whatsoever (whether federal, state, local or foreign) including, without limitation, all income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security, worker’s compensation, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, ad valorem, transfer, license, windfall, mercantile, net worth, recapture, alternative or add-on minimum, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and any interest in respect of such penalties and additions, and (y) the term “Tax Return” includes all returns, reports, declarations, statements, claim for refund, forms, or other documents (including elections, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(n)    Labor Matters. None of the Company and its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Since June 30, 2004, none of the Company and its Subsidiaries is the subject of any material Action asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization. As of the date hereof, there is not pending or, to the knowledge of the Company, threatened any (i) Action against the Company or any of its Subsidiaries by any of their employees that is or would be material to the Company and its Subsidiaries, taken as a whole or (ii) labor strike, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Since June 30, 2004, there have been no “plant closings” or “mass layoffs” under the WARN Act. To the knowledge of the Company, as of the date hereof, there are no material charges or complaints, of (x) unlawful harassment or discrimination, (y) failure to pay wages or benefits owed, or (z) any other material labor or employment controversies of any kind, pending or threatened between the Company or any Subsidiary and any of their respective employees or their representatives.

(o)    Insurance. All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company and its Subsidiaries (“Insurance Policies”) are in full force and effect, with reputable insurance carriers, provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least

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equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. As of the date hereof, no notice of cancellation or termination has been received by Company with respect to any such Insurance Policy other than as is customary in connection with renewals of existing Insurance Policies.

(p)    Intellectual Property.

(i)    The Company and/or each of its Subsidiaries owns or has the right to use all (A) trademarks, service marks, trade names, Internet domain names, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, and restorations, and registrations and applications therefor; and (D) confidential and/or proprietary information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists ((A) through (D) collectively, “IP Rights”) that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own or have the right to use that, individually or in the aggregate, would not have a Company Material Adverse Effect. Section 5.1(p) of the Company Disclosure Letter sets forth a description of all registrable IP Rights that are material to the conduct of the business of the Company and the Subsidiaries taken as a whole.

(ii)    Except as would not have a Company Material Adverse Effect:

(A)    there are no written claims, or to the knowledge of the Company, oral claims (1) that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes or otherwise violates any IP Rights of any Person; (2) against the use by the Company or any of its Subsidiaries of any IP Right used in the business of the Company or any of its Subsidiaries as currently conducted; (3) challenging the ownership, validity or enforceability of any of the IP Rights owned by the Company or any of its Subsidiaries (collectively, the “Company IP Rights”) or any IP Rights owned or held by third parties (collectively, the “Third-Party IP Rights”) exclusively licensed or otherwise transferred to the Company or its Subsidiaries; or (4) challenging the right to use of any Third-Party IP Rights held by the Company or any of its Subsidiaries;

(B)    there is no unauthorized use, infringement or other violation of any of the Company IP Rights, or any Third-Party IP Rights held exclusively by the Company or its Subsidiaries, by any Person; and

(C)    all Company IP Rights and Third-Party IP Rights held exclusively by the Company or its Subsidiaries are valid and enforceable.

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(q)    Tangible Assets.

(i)    Neither the Company nor any of its Subsidiaries owns any real property. Section 5.1(q) of the Company Disclosure Letter lists (A) all real property leased by the Company or any of its Subsidiaries from a third Person and (B) the identity of the lessor and lessee of each such parcel of real property. The Company has made available to Parent and Merger Sub copies of the leases set forth in Section 5.1(q) of the Company Disclosure Letter (“Real Property Lease”). No consent of any lessor under any Real Property Lease is required to consummate the transactions contemplated hereby. Each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the Company and/or one or more of its Subsidiaries. No material default exists on the part of any of the Company or any of its Subsidiaries that is party to any material Real Property Lease or, to the knowledge of the Company, any lessor that is party to any material Real Property Lease.

(ii)   The Company and its Subsidiaries have (A) valid leasehold interests in (in the case of leasehold interests in personal property) or (B) good title to (in the case of all other personal property), all of their respective personal property, free and clear of all Encumbrances other than Permitted Encumbrances. The assets, and properties owned, leased or licensed by the Company and such Subsidiaries include all assets, properties and interests in properties (tangible and intangible) reasonably necessary to enable the Company and the Subsidiaries to carry on the Company’s business as presently conducted.  All of such tangible personal property is in good condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business of the Company and its Subsidiaries as conducted on the date hereof.

(r)    Brokers and Finders. Neither the Company nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has retained Houlihan Lokey Howard & Zukin as its financial advisor. The Company has delivered to Parent true and complete copies of all Contracts under which any brokers or finders fees or expenses (in respect of brokers or finders) are payable, and all indemnification Contracts related to the engagement of such Persons, in connection with the Merger or the other transactions contemplated by this Agreement.

(s)    Affiliate Transactions. Except as set forth in the Company Reports filed prior to the date hereof and except for compensation arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, entered into in the ordinary course of business consistent with past practice, Section 5.1(s) of the Company Disclosure Letter sets forth a true and complete list of all Contracts between, among or involving the Company or any of its Subsidiaries, on the one hand, and any director or officer or other Affiliate of the Company or any of its Subsidiaries or any of the Affiliates thereof, on the other hand that are in effect as of the date hereof and through to and including the Closing. Except as expressly disclosed in Section 5.1(s) of the Company Disclosure Letter, none of the Contracts between the Company or any of its Subsidiaries, on the one hand, and any Principal Stockholder, any beneficial owner of 5% or more of the outstanding capital stock (or any class thereof) of the Company, or any of the Affiliates thereof, on the other hand, will continue in effect subsequent to the Closing, and all obligations of the Company or any of its Subsidiaries thereunder will have been satisfied.

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(t)    Customers; Suppliers, etc. Section 5.1(t) of the Company Disclosure Letter contains a list of the top ten suppliers and customers of the Company and its Subsidiaries (by volume in dollars of purchases) for the fiscal year ended March 31, 2006 (the “Major Suppliers” and “Major Customers”, respectively). Section 5.1(t) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the material Contracts with each Major Supplier and Major Customer. As of the date hereof (i) no Major Supplier or Major Customer of the Company or any of its Subsidiaries has given written notice canceling or otherwise terminating its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no Major Supplier or Major Customer of the Company or any of its Subsidiaries has overtly threatened or provided written notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel any mat erial agreement with the Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not have a Company Material Adverse Effect, (iii) to the knowledge of the Company, none of the Major Suppliers of the Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to the Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not have a Company Material Adverse Effect, and (iv) except as set forth in Section 5.1(t) of the Company Disclosure Letter, the Company and its Subsidiaries have no direct or indirect ownership of the capital stock of any supplier or customer of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole. Each of such material Contracts is in full force and effect and constitutes a valid and binding obligation of the Company and/or any of its Subsidiaries that are party thereto and neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any Major Supplier or Major Customer is in material breach or default thereunder. Other than as set forth on Section 5.1(t) of the Company Disclosure Letter, none of such material Contracts has been amended, modified, supplemented or superceded, except as and to the extent would not be restricted after the date hereof by Section 6.1.

(u)    Fairness Opinion. The Company’s Board of Directors has received the opinion of Houlihan Lokey, Howard & Zukin, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Common Shares is fair from a financial point of view to such stockholders. A complete and correct signed copy of such opinion will be delivered to Parent by the Company promptly after the execution hereof for informational purposes. The Company has been authorized by Houlihan Lokey, Howard & Zukin to permit the inclusion of such fairness opinion (or a reference thereto) in the Information Statement.

5.2    Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to the date hereof (the “Parent Disclosure Letter”), each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent the relevance of a matter disclosed in such section of the Parent Disclosure Letter is reasonably apparent to such other representations, warranties or covenants, Parent and Merger Sub each hereby represent and warrant to the Company that:

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(a)    Organization, Good Standing and Qualification. Each of Parent and Merger Sub is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of Parent’s and Merger Sub’s certificates of incorporation, bylaws or other organizational documents, each as amended to and in effect as of the date hereof. Parent’s and Merger Sub’s certificates of incorporation and bylaws are in full force and effect.

(b)    Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated thereby, subject only to adoption of this Agreement by Parent as sole stockholder of Merger Sub, which adoption shall occur immediately after the execution and delivery of this Agreement. This Agreement and, with respect to Parent only, the Principal Stockholders’ Agreement, is a legally valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The respective boards of directors of each of Parent and Merger Sub have approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby. No approval of Guarantor’s shareholders is required in order for Parent and/or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement or the Principal Stockholders’ Agreement, or for Guarantor to perform its obligations under the Guaranty.

(c)    Governmental Filings; No Violations.

(i)    Other than Approvals and Permits required to be obtained or made (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act or the Securities Act, (C) under any applicable Foreign Antitrust Laws, (D) under the Exon-Florio Amendment and the regulations promulgated thereunder and (E) under ITAR, no Approvals or Permits are required to be obtained or made by Parent or Merger Sub from or with any Governmental Entity in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

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(ii)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub, (B) subject to compliance with the requirements described in Section 5.2(c)(i), a violation of any Law applicable to Parent or Merger Sub or (C) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of an Encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any material Contract binding upon Parent or any of its Subsidiaries except, in the case of clauses (B) and (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Section 5.2(c)(ii) of the Parent Disclosure Letter sets forth, to the knowledge of Parent, a correct and complete list of material Contracts of Parent and its Subsidiaries pursuant to which Approvals are or may be required prior to consummation of the transactions contemplated by this Agreement, except those the failure of which to obtain would not have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. The term “knowledge” when used in this Agreement with respect to Parent shall mean the actual knowledge of Philip Green, Terry Timms, Andrew Crowe and Eric Lardiere.

(d)   Litigation and Liabilities. As of the date hereof there are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(e)    Ownership of Common Shares. Neither Parent nor any of its Subsidiaries “beneficially owns” or is the “beneficial owner” of (as such terms are defined in Rule 13d-3 under the Exchange Act) any Common Shares or Series C Preferred Shares.

(f)    Brokers and Finders. Neither Parent nor any of its officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, other than Rothschild Inc., the fees and expenses of which will be paid by Parent.

(g)   Available Funds. Parent has and will continue to have available to it through the Closing all funds necessary to satisfy all of its and Merger Sub’s obligations hereunder and in connection with the Merger and the other transactions contemplated by this Agreement, to repay, in full, all indebtedness of the Company that will become due and payable as a result of the consummation of the Merger, and to pay all charges and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to Section 6.8. Section 5.2(g) of the Parent Disclosure Letter sets forth the sources of funds (and the estimated amounts from each such source) that Parent will use to satisfy the foregoing obligations.

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(h)    No Additional Representations. Guarantor, Parent and Merger Sub have been afforded the opportunity to conduct a thorough review and analysis of the business, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledge that Guarantor, Parent and Merger Sub have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. Except for the representations and warranties contained in this Agreement and the transaction agreements contemplated hereby, Guarantor, Parent and Merger Sub acknowledge that neither the Company, any of its Affiliates nor any other Person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries prior to or after the date hereof, their respective businesses or otherwise or with respect to any other information provided to Guarantor, Parent or Merger Sub, whether on behalf of the Company or such other Persons. Except in each case as is specifically provided for pursuant to the terms of this Agreement and the transaction agreements contemplated hereby, neither the Company nor any other Person will have or be subject to any liability or obligation to Guarantor, Parent, Merger Sub or any other Person resulting from the distribution to Guarantor, Parent or Merger Sub, or Guarantor, Parent’s or Merger Sub’s use of, any such information, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement, nor has Guarantor, Parent or Merger Sub relied on any such information.

As used in this Agreement, “Affiliate” shall have the meaning assigned to that term in Rule 12b-2 under the Exchange Act.

ARTICLE VI
COVENANTS

6.1    Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (unless Parent shall otherwise approve in writing, which approval in the case of clauses (c)(ii), (c)(iv), (c)(vi), (e), (f) and (k) below shall not be unreasonably withheld, delayed or conditioned and except as otherwise permitted or required by this Agreement or described in Section 6.1 of the Company Disclosure Letter):

(a)    the business of it and its Subsidiaries shall be conducted in the ordinary course and consistent with past practice;

(b)    it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend or propose to amend the Company Charter or the Company Bylaws; (iii) split, combine or reclassify its outstanding shares of capital stock or any class thereof; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (A) dividends from its direct or indirect wholly-owned Subsidiaries to the Company, or (B) dividends payable on the Series C Preferred Shares pursuant to and in accordance with the existing terms thereof; or (v) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

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(c)    neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, its capital stock of any class (other than Common Shares issuable pursuant to Company Options outstanding on the date hereof under the Stock Plans as set forth in Section 5.1(b) of the Company Disclosure Letter); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, or encumber or suffer to exist any Encumbrance (except for Permitted Encumbrances) in respect of, any assets in excess of $250,000 in the aggregate other than (A) sales of inventories (and/or licenses in connection therewith) in the ordinary course of business consistent with past practice and (B) dispositions of obsolete or worthless assets; (iii) incur any indebtedness for borrowed money other than borrowings (including issuance of letters of credit) and reborrowings under its or any of its Subsidiaries’ credit facilities, as such credit facilities are in existence as of the date hereof without regard to any subsequent amendment or modification, that would at any given time cause the net funded amount of indebtedness outstanding under such credit facilities to be in excess of $4,000,000 in the aggregate (the "Maximum Amount"); provided, however, that the Company may incur indebtedness under such credit facilities in excess of the Maximum Amount to the extent that the senior management of the Company reasonably determines that it is in the best interests of the Company to borrow such additional amounts in order to fund operations of the business of the Company and its Subsidiaries in the ordinary course; and provided, further that prior to taking any actions permitted by the foregoing proviso the Company shall give Parent three Business Days’ prior written notice that it intends to take such actions; (iv) make or commit for any capital expenditures in the aggregate in excess of the Company’s budget for capital expenditures, in each case, for the applicable fiscal year; (v) loan, advance funds or make any investment in or capital contribution to any other Person other than to any Subsidiary; or (vi) acquire (by merger, consolidation, or acquisition of stock or assets) any Person;

(d)    except as required by Law, neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, amend or otherwise modify any Company Compensation and Benefit Plans in a manner that would materially increase benefits thereunder or increase the salary, wage, bonus or other compensation of any employees except salary increases as a result of employee promotions occurring in the ordinary course of business consistent with past practices;

(e)    neither it nor any of its Subsidiaries shall (i) settle or compromise any material claims or litigation in excess of $250,000 in the aggregate other than (A) settlements and compromises in the ordinary course of business and (B) settlements and compromises of liabilities not in excess of $500,000 reflected or reserved against on the financial statements included in the Company Reports; or (ii) waive, release or assign any material rights or claims in excess of $250,000 in the aggregate other than in the ordinary course of business; provided, however, that the Company shall not settle any Governmental claims or proceedings if such settlement would result in suspension, debarment or injunctive relief that is material to the businesses of the Company and its Subsidiaries taken as a whole or that would otherwise materially affect Parent and its Affiliates;

(f)    neither it nor any of its Subsidiaries shall make any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, enter into

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any closing agreement in respect of any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in a material Tax liability or settle or compromise any material Tax liability;

(g)    use commercially reasonable efforts to (i) preserve intact its business organization and goodwill, (ii) keep available the services of its present officers and key employees and (iii) preserve the goodwill and business relationships with customers, suppliers and others having business relationships with Company;

(h)    use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice;

(i)    not enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(j)    not alter, through merger, liquidation, reorganization, restructuring or any other fashion, the corporate structure or ownership of any of Company’s Subsidiaries;

(k)    except as required by GAAP or as recommended in writing by the Company’s independent auditors, (i) not revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables other than in the ordinary course of business consistent with past practice, or (ii) change any method of accounting or accounting principles or practice;

(l)    not (i) grant any material severance, retention or termination pay to, or amend in any material respect any existing severance, retention or termination arrangement with, any current or former director, officer or employee of Company or any of its Subsidiaries, (ii) except to the extent required under Contracts existing as of the date hereof, increase in any material respect or accelerate in any material respect the payment or vesting of, any benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend in any material respect any employment, consulting, deferred compensation or other similar agreement with any director, officer, consultant or employee of Company or any of its Subsidiaries or (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, of Company or any of its Subsidiaries; or

(m)    neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing, or commit to any of the foregoing actions.

6.2    Acquisition Proposals.

(a)    The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its or its Subsidiaries’ directors, officers, employees, agents

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or representatives (including any investment banker, financial advisor, consultant, attorney or accountant retained by it or any of its Subsidiaries)(collectively, “Representatives”), directly or indirectly, to solicit, initiate or knowingly facilitate or encourage the making of any proposal or offer (including any proposal or offer to the Company’s stockholders) that constitutes or would reasonably be expected to lead to, a proposal for any tender offer, merger, recapitalization, reorganization, share exchange, business combination, consolidation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries and a third party, or any purchase by a third party of more than 10% of the outstanding shares of any class of the Company's capital stock (other than upon the exercise of Company Options that are outstanding on the date hereof in accordance with their terms) or any business or assets of the Company or any of its Subsidiaries constituting more than 10% of the assets of the Company and its Subsidiaries, taken as a whole, other than acquisitions or sales of inventory in the ordinary course of business (any such proposal or offer, other than in connection with the Merger, whether in a single transaction or a series of related transactions, being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its or its Subsidiaries’ Representatives to: (i) engage, directly or indirectly, in any discussions or negotiations with, or provide any confidential information or data to, any Person in furtherance of or relating to an Acquisition Proposal (and the Company, its Subsidiaries and all such Persons shall immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal); (ii) except to the extent required to give effect to Section 6.2(c) in connection with the receipt by the Company of an unsolicited Acquisition Proposal described in clause (1) or (2) thereof, grant any waiver or release under any confidentiality agreement, standstill agreement or similar agreement with respect to Company or any of its Subsidiaries (it being understood and agreed that receipt by the Company of unsolicited Acquisition Proposals or Superior Proposals shall not be deemed to be such a waiver or release); or (iii) execute or enter into any written agreement, letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (an “Acquisition Agreement”).

(b)    Neither the Company nor its Board of Directors shall approve, recommend or declare advisable any Acquisition Proposal or Acquisition Agreement (or publicly propose to approve, recommend or declare advisable, or formally resolve to approve or authorize, any Acquisition Proposal or Acquisition Agreement), except in connection with a termination of this Agreement in accordance with Section 6.2(e) hereof. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with its disclosure obligations under applicable Laws or (ii) from taking and disclosing to its stockholders a position not inconsistent herewith with respect to an Acquisition Proposal by a third party to the extent required by Rule 14d-9(a) or Rule 14e-2(a) promulgated under the Exchange Act. It is understood and agreed that (i) any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in each case in connection with and no later than 10 Business Days after the commencement of a tender offer or exchange offer, or (ii) any disclosure of factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the terms of such proposal, shall not be deemed to constitute a breach of the first sentence of this Section 6.2(b).

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(c)    Notwithstanding the limitations set forth in Section 6.2(a), if no later than 11:59 p.m., New York City time, on the 25th calendar day after the date of execution of this Agreement (the “Initial Proposal Deadline”), the Company receives an unsolicited written Acquisition Proposal (other than as a result of its breach of Section 6.2(a)) which (1) constitutes a Superior Proposal (provided the Board of Directors of the Company so determines in good faith, after consultation with the Company’s outside legal and financial advisors) or (2) which the Board of Directors of the Company determines prior to the Initial Proposal Deadline, in good faith after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal (in either of case (1) or (2), an "Eligible Acquisition Proposal"), the Company may take, or the Company may direct its Representatives to take, the following actions prior to the later of the Final Change Deadline (as hereinafter defined), or, if applicable, the Superior Proposal Termination Date (as hereinafter defined), with respect to such Acquisition Proposal: (x) furnish nonpublic information to the third party making such Acquisition Proposal, if, and only if, (i) all such information provided to such third party and its Representatives has previously been made available to Parent or is made available to Parent substantially concurrently (and in any event within 24 hours) with the time such information is provided to such third party and (ii) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality, to the terms of the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party and its Representatives with respect to the Acquisition Proposal. “Superior Proposal” shall mean any unsolicited written bona fide proposal to consummate an Acquisition Proposal made by a third party (which third party shall have made an Eligible Acquisition Proposal prior to the Initial Proposal Deadline), which did not result from a knowing or material (whether or not knowing) breach of Section 6.2(a), on terms which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel) to be more favorable from a financial point of view (from the perspective of the Company’s stockholders) than the Merger and the transactions contemplated hereby, taking into account (i) any proposal by Parent to amend the terms of the transactions contemplated hereby or this Agreement and (ii) all legal, financial, regulatory and other aspects of such proposal that the Board of Directors of the Company deems relevant, and is reasonably capable of being consummated by the proposing third party.

(d)    From and after the execution of this Agreement, the Company shall promptly, and in any event within 48 hours following receipt thereof, advise Parent in writing of the receipt, directly or indirectly, of any Acquisition Proposal (including any materially modified proposal) and any determination by the Board of Directors of the Company under Section 6.2(c) and 6.2(e), which notification shall identify the offeror and include a copy of any such proposal (if such proposal is in writing) or shall summarize the material terms thereof (if such proposal is not in writing). In addition, the Company shall keep Parent informed on a reasonably prompt basis with respect to any changes in material terms or conditions of such proposal.

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(e)    The Company may terminate this Agreement (and promptly thereafter (and in any event within 24 hours) enter into an agreement providing for a Superior Proposal) prior to the Superior Proposal Termination Date if: (i) the Company has received such Superior Proposal from a third party prior to the Final Change Deadline (it being understood and agreed that if the Company receives a revised proposal from such third party after the Response Period but prior to the Superior Proposal Termination Date, and such revised proposal is deemed by the Board of Directors of the Company in good faith (after consultation with its financial advisors and outside legal counsel) at such time to be a Superior Proposal, then this clause (i) shall be deemed satisfied even though such revised proposal that is a Superior Proposal was received after the Final Change Deadline); (ii) the Company shall have provided written notice to Parent that the Company has determined to accept such Superior Proposal (which, in the case of the first Superior Proposal Notice hereunder, must be provided prior to the Final Change Deadline), which notice shall specify all the terms and conditions of such Superior Proposal (the “Superior Proposal Notice”); (iii) Parent shall have been given until 11:59 p.m., New York City time, on the fifth calendar day after the date the Company delivers the Superior Proposal Notice to Parent (the “Response Period”) to submit an amended written proposal or to make a new written proposal (such amended proposal or new proposal, a “New Proposal”) to the Company; (iv) at the end of the Response Period, and taking into account any New Proposal, if any, that is made by Parent, the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) that such New Proposal is not at least as favorable to the Stockholders of the Company as such Superior Proposal (such determination, an “Adverse Determination”) (it being understood that any New Proposal shall not be required to extend the Initial Proposal Deadline, Final Change Deadline or Superior Proposal Termination Date, or eliminate the “matching rights” set forth herein); (v) the Company is in compliance in all material respects with Section 6.2; and (vi) the Company has paid or pays concurrently with such termination the Break-Up Fee. During the Response Period, the Company and its Representatives shall consider in good faith any adjustments in the terms and conditions of this Agreement that are proposed by Parent in response to a Superior Proposal Notice.

(f)    As used herein, the term:

(i)    "Final Change Deadline" shall mean the later of (x) the Initial Proposal Deadline and (y) 11:59 p.m., New York City time, on the 15th calendar day following the last date prior to (which “last date” may be the day of) the Initial Proposal Deadline on which a third party making an Eligible Acquisition Proposal (which was made prior to the Initial Proposal Deadline) has made its first Acquisition Proposal, which is received by the Company following the execution hereof and prior to the Initial Proposal Deadline; and

(ii)    "Superior Proposal Termination Date" shall mean the later of (a) the Final Change Deadline and (b) 11:59 p.m., New York City time, on the 10th calendar day following the date on which the Company first delivers a Superior Proposal Notice to Parent in accordance herewith prior to the Final Change Deadline; provided, however in no event shall the Superior Proposal Termination Date be later than 11:59 p.m., New York City time, on the 45th calendar date after the date of this Agreement; and provided, further, that if the then pending Response Period shall expire at or after the time of the Superior Proposal Termination Date and during such Response Period (x) Parent does not make a New Proposal or (y) Parent shall have made a New Proposal but the Board of Directors of the Company shall have made an Adverse

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Determination with respect to such New Proposal that related to such Response Period, then the Superior Proposal Termination Date shall be extended to the time that is 90 minutes after the end of such Response Period (and, for the avoidance of doubt, during such 90 minute period the Company shall be permitted to terminate this Agreement and enter into an agreement providing for such Superior Proposal promptly (within 3 hours after the end of such 90 minute period) after such termination).

6.3    Information Supplied.

(a)    The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC a preliminary information statement (the “Preliminary Information Statement”). The Company shall use its commercially reasonable efforts to respond to any comments of the SEC on the Preliminary Information Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Preliminary Information Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Preliminary Information Statement. The Company shall use its commercially reasonable efforts to prepare and file with the SEC the final, definitive information statement (the “Final Information Statement”) and to cause the Final Information Statement to be mailed to the Company’s stockholders of the Company as promptly as practicable following the date of this Agreement (the date of such mailing is hereafter referred to as the “Mailing Date”). Notwithstanding the foregoing, prior to filing or mailing the Preliminary or Final Information Statement (or any amendment or supplement thereto) or responding to the comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall reasonably consider including in such document or response all reasonable comments proposed by Parent.

(b)    Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Final Information Statement and any amendment or supplement thereto will, as of the Mailing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the effective date of the Principal Stockholders’ Consent, there shall occur any event with respect to Company, Parent or any of their Subsidiaries, or with respect to any information provided by Company or Parent for inclusion in the Final Information Statement, which event is required to be described in an amendment or supplement to the Information Statement, such amendment or supplement shall be promptly filed with the SEC, as required by applicable Law, and disseminated to the holders of the Company’s Common Shares, as applicable. Parent and the Company will cause the Final Information Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

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6.4    Filings; Other Actions; Notification.

(a)    The Company and Parent shall (and shall cause their respective Subsidiaries to) cooperate with each other and take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including using their best efforts to accomplish the following: (i) the satisfaction of the conditions set forth in Article VII, (ii) the obtaining or making of all necessary Permits, Approvals and Orders and (iii) the defending of any Actions challenging this Agreement or seeking to prevent, delay or impair the consummation of the transactions contemplated hereby, including seeking to have any Order vacated or reversed.

(b)    Parent shall, upon request by the Company, furnish it with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or any other registration, declaration, filing, notice or report made by or on behalf of the Company or any of its respective Subsidiaries to any third party, including any Governmental Entity, in connection with the Merger and the transactions contemplated by this Agreement.

(c)    Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to such transactions.

(d)    Without limitation of the foregoing, Parent and the Company undertake and agree to file as soon as practicable (and in any event within ten (10) Business Days after the date hereof), if required by law, a Notification and Report Form under the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”). If Parent or the Company reasonably determine that it is so required, Parent and Company shall, promptly after the date of this Agreement, prepare and file notifications required under any applicable Foreign Antitrust Laws or regulations thereunder in connection with the Merger.

(e)    Without limitation of the above, Parent and the Company undertake and agree to file as soon as practicable (and in any event within fifteen (15) Business Days after the date hereof) with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under the Exon-Florio Amendment, with respect to the transaction contemplated by this Agreement. The parties agree to provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio Amendment review process. The parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio Amendment review process as promptly as practicable.

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(f)    Without limitation of the above, Parent and the Company undertake and agree to file (i) as soon as practicable (and in any event within fifteen (15) Business Days after the date hereof) with the United States Department of State Directorate of Defense Trade Controls (“DDTC”) the requisite notifications under ITAR and (ii) within five (5) Business Days after the date hereof with the Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”) a notice in connection with the Company’s application to renew its license to be a manufacturer of destructive devices and certain other materials, which expires on September 1, 2006, referencing this Agreement pursuant to which Parent will acquire the Company, and cooperate with any requests or directions of ATF regarding the filing of related or supplemental materials.

(g)    Without limiting the generality of the undertakings pursuant to this Section 6.4 (but subject to the limitations provided in clause (ii) below with respect to Specified Efforts), each of the Company and Parent agrees to take or cause to be taken the following actions: (i) cooperate in all respects with each other in connection with any request by any Governmental Entity with jurisdiction over enforcement of any antitrust or competition Laws applicable to the Company or Parent (“Government Antitrust Entity”) for additional non-privileged information and documents requested by such Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (ii) the prompt use of its Specified Efforts to avoid the entry of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement. For purposes of this Section 6.4(g), “Specified Efforts” shall mean all efforts that an acquiring or selling entity (as the case may be) in an acquisition such as the one contemplated herein would make if using best efforts to avoid the entry of such an Order, including the devotion of all required management time and the engagement and payment of its Representatives to assist in such efforts but otherwise excluding the payment of any sum material to Parent’s acquisition of the Company to avoid the entry of such Order.

(h)    Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders (i) providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates, or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct their business or own such assets or (ii) providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Company or its Subsidiaries, or seeking to impose any material limitation on the ability of Parent or any of its Affiliates to conduct the business or own such assets of the Company or its Subsidiaries, except in the case of this clause (ii) for any such sale or disposition of assets of the Company or its Subsidiaries or any such material limitation as would not have a Company Material Adverse Effect. For the avoidance of doubt, the term “Affiliates” in this paragraph refers to Affiliates of Parent prior to the Effective Time.

6.5    Access. Except as may otherwise be required by applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s directors, officers, employees, counsel, agents, accountants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information

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concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.5 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger; and provided, further that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the good faith judgment of the Company would result in the disclosure of any trade secrets of third Persons or violate any of its or its Subsidiaries’ obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such third Persons to such inspection or disclosure. All requests for information made pursuant to this Section 6.5 shall be directed to an executive officer of the Company or such Person as may be designated in writing by an executive officer of the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.6    Publicity. Parent and the Company agree that no public release or announcement shall be made without the prior written consent of the other party or parties (which consent shall not be unreasonably withheld or delayed), with respect to the Merger and the other transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any applicable U.S. or non-U.S. securities exchange or interdealer quotation service, in which case the party required to make the release or announcement shall use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

6.7    Employee Compensation and Benefits.

(a)    During the period commencing at the Effective Time and ending on the first anniversary thereof (the “Benefits Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide each person who, as of the Effective Time, is an employee of the Company or any Subsidiary of the Company for so long as such employee continues to be employed by the Company (a “Company Employee”) with compensation (including bonus opportunities) and employee benefits that, in Parent’s judgment, are substantially comparable in the aggregate to those provided to such Company Employees immediately prior to the Effective Time, other than the granting of Company Options and any “change in control” benefits. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to Company Employees under the employee severance plans or policies in existence on the date hereof and disclosed on Section 6.7(a) of the Company Disclosure Letter and all employment or severance agreements entered into by the Company or adopted by the Company’s Board of Directors prior to the date hereof and disclosed on Section 6.7(a) of the Company Disclosure Letter. However, payment of any “deferred compensation” to a “specified employee” (in each case, within the meaning of Section 409A of the Code and the published guidance thereunder) may be postponed until six months after the Effective Time solely to the extent necessary to avoid the imposition of tax under Section 409A of the Code. Nothing contained herein shall be interpreted to obligate Parent or the Surviving Corporation to continue to employ any current employee.

(b)    Following the Effective Time and with respect to any benefit plans or programs provided to the Company Employees, (i) service accrued by Company Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be

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recognized for purposes of eligibility, vesting and benefit accrual (provided that no duplication of benefits or benefit accruals would result from such crediting), (ii) in the case of Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Compensation and Benefit Plan immediately prior to the Effective Time) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents and (iii) in the case of Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA) the Company Employees shall be given credit for amounts paid under a Compensation and Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans maintained by Parent or the applicable Subsidiary of Parent.

6.8    Expenses. Subject to Section 8.5, from and after the Effective Time the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV (it being understood and agreed that the foregoing reference to Article IV shall not obligate the Surviving Corporation to pay any amounts in respect of Appraisal Shares, if any, unless and until the Surviving Corporation is obligated to pay any such amounts pursuant to Section 262 of the DGCL) and all fees, charges and expenses of any investment bankers and attorneys incurred in connection with the transactions contemplated by this Agreement. Subject to Section 8.5, prior to the Effective Time whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that Parent shall pay all HSR Act filing fees, Foreign Antitrust Law filing fees, and all filing fees associates with the filings or notifications with CFIUS under the Exon-Florio Amendment and the DDTC under ITAR.

6.9    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, honor all the Company’s obligations to indemnify and hold harmless, each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any Action arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided the person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(b)    From and after the Effective Time, the Charter and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the Company Charter and Company Bylaws.

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(c)    Parent and the Surviving Corporation shall be obligated, jointly and severally, to purchase on or prior to Closing a “tail” policy (which would be purchased not later than the Effective Time and effective as of the Effective Time) providing for directors’ and officers’ liability insurance (“D&O Insurance”) that has at least as much coverage in the aggregate as the D&O Insurance maintained by the Company prior to the Effective Time, for the Indemnified Parties, covering insurable events with respect to matters arising before the Effective Time, for a period of six years after the Effective Time. The cost of such policy for the entire six-year period shall not exceed the amount set forth in Section 6.9(c) of the Company Disclosure Letter or, if it does, the Parent and the Surviving Corporation shall be obligated, jointly and severally, to purchase a policy providing for as much coverage in the aggregate as it is possible to obtain for such amount.

(d)    If Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of its obligations set forth in this Section 6.9.

(e)    The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.10         Parent Vote. Parent shall consent (or cause a consent to be given with respect to) all shares of common stock of Merger Sub beneficially owned by it or any of its Affiliates, or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of (i) this Agreement immediately after the execution and delivery of this Agreement and (ii) any Accepted New Proposal Amendment (as defined in the Principal Stockholders’ Agreement) immediately after the execution and delivery of any such Accepted New Proposal Amendment.

6.11         Notification of Certain Matters; Supplemental Disclosure.

(a)    Each of Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur of any event that would reasonably be expected to cause any condition to the Merger set forth in Article VII to not be satisfied by it prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, except as provided in Section 6.11(b) below.

(b)    The Company shall have the right to update the sections of the Company Disclosure Letter that relate to the representations and warranties of the Company in Section 5.1 hereof with respect to any matter which arises or is discovered after the date hereof (and which the Company did not knowingly fail to disclose as of the date hereof) which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth in the Company Disclosure Letter (any such matter or matters, “Supplementary Disclosed Matters”). The parties agree that any Supplementary Disclosed Matters or the previous absence

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of the disclosure in the Company Disclosure Letter of any Supplementary Disclosed Matters (i) shall only be considered for purposes of the condition in Section 7.2(d) and (ii) shall not be considered (and shall be disregarded) for purposes of determining whether the condition in Section 7.2(a) is satisfied or whether Parent is entitled to terminate this Agreement pursuant to Section 8.4(a) or Section 8.4(f) and shall not be considered a breach of this Agreement.

6.12        Certain Litigation. Company shall keep Parent informed of, and cooperate with Parent in the event of any litigation or claim against Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such litigation that is material to the Company and its Subsidiaries taken as a whole shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that all obligations in this Section 6.12 shall be subject to the obligations of Company under applicable laws relating to attorney-client communication and privilege.

6.13        Certain Tax Matters. Prior to the Closing, the Company shall provide certifications of non-foreign status as defined in Treasury Regulations Section 1.1445-2(b)(2), duly executed by each of the Company’s stockholders who or that owns more than 5% of the total fair market value of the Company’s Common Shares within the meaning of Code Section 897(c)(3), that is reasonably satisfactory to Parent for purposes of permitting Parent to determine that there are no withholding obligations under Treasury Regulations Section 1.1445-2. Any failure to provide such certificates within 30 days prior to the Closing shall result in withholding tax under Section 1445 of the Code.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, (ii) all Approvals and Permits required to be obtained or made prior to the Effective Time by the Company, Parent, Merger Sub or any of their respective Subsidiaries under Foreign Antitrust Laws in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made, except those that the failure to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and (iii) the period of time for any applicable review process by CFIUS under the Exon-Florio Amendment shall have expired, and the President of the United States shall not have taken action to block or prevent the consummation of the Merger or other transactions contemplated by this Agreement on the basis that they threaten to impair the national security of the United States.

(b)    No Violation of Law. No Governmental Entity of competent jurisdiction in a country where the Company and its Subsidiaries or Guarantor and its

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Subsidiaries have any operations or derive any revenues shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement and no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.4, the asserting party shall have used its Specified Efforts in a manner consistent with this Agreement, to prevent the entry of such injunction or other Order.

(c)    No Litigation. There shall not be pending any Action by any Governmental Entity of competent jurisdiction in a country where the Company and its Subsidiaries or Guarantor and its Subsidiaries have any operations or derive any revenues that has arisen after the date of this Agreement, which is more likely than not to succeed on the merits, seeking to restrain, enjoin or prohibit the consummation of the Merger, and which provides a reasonable basis to conclude that if the Merger is consummated, the Company or Parent (including their respective officers or directors or Affiliates), as the case may be, would be subject to the risk of criminal liability or material civil penalties).

7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained herein shall be true and correct on the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; provided that the representations and warranties of the Company in Section 5.1(b)(i) (with respect to the Company only and not the Company’s Subsidiaries) and Section 5.1(c) shall be true and correct in all material respects and (ii) Parent shall have received at the Closing an executive officer’s certificate signed on behalf of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b)    Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and (ii) Parent shall have received at the Closing an executive officer’s certificate signed on behalf of the Company to such effect.

(c)    Appraisal Shares. The amount of Appraisal Shares shall not constitute more than 10% of the aggregate number of Common Shares outstanding as of the date hereof.

(d)    Supplementary Disclosed Matters. The Supplementary Disclosed Matters, taken together with any failures of the representations and warranties of the Company contained herein to be true and correct on the Closing Date, as though made on the Closing Date (other than to the extent such representations and warranties by their terms speak as of an earlier date, in which case only taking into account any failures to be true and correct as of such earlier date), would not, individually or in the aggregate, have a Company Material Adverse Effect.

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(e)    Closing Date. The Closing Date shall not occur on or prior to September 30, 2006, unless the lenders under the Company’s revolving credit and term loan facility shall have waived any termination fee payable in connection with the Merger and the transactions contemplated hereby.

(f)    No Litigation. There shall not be pending any Action by any Governmental Entity of any competent jurisdiction in the United States, the United Kingdom or any other jurisdiction in which Guarantor or the Company has substantial business or operations that has arisen after the date of this Agreement and has a reasonable likelihood of success, seeking (i) to restrain, enjoin or otherwise prohibit consummation of the Merger or (ii) to prohibit Parent or any of its affiliates from effectively acquiring, owning and controlling the business or operations of the Company, except in clause (ii) as would not have a Company Material Adverse Effect.

7.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained herein shall be true and correct on the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; provided that the representations and warranties of Parent and Merger Sub in Section 5.2(b) and Section 5.2(g) (which shall be deemed conclusively satisfied by the payment in full of all amounts required to be paid by Parent on the Closing Date) shall be true and correct in all material respects and (ii) the Company shall have received at the Closing an executive officer’s certificate signed on behalf of each of Parent and Merger Sub to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b)    Performance of Obligations of Parent and Merger Sub. (i) Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and (ii) the Company shall have received at the Closing an executive officer’s certificate signed on behalf of each of Parent and Merger Sub to such effect.

(c)    Final Change Deadline. The applicable time of the later of (i) the Final Change Deadline and (ii) if applicable, the Superior Proposal Termination Date, shall have occurred.

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ARTICLE VIII
TERMINATION

8.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by stockholders of the Company or Merger Sub, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, by action of the Board of Directors of either Parent or the Company if:

(a)    the Merger shall not have been consummated by the date that is 120 days after the date hereof (the “Termination Date”); provided, however, that if at such time the conditions set forth in Section 7.1(a) are not at that time satisfied, then the Termination Date shall mean the date that is 270 days after the date hereof; and provided, further that that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated; or

(b)    any Order issued by a Governmental Entity of competent jurisdiction in a country where the Company and its Subsidiaries or Guarantor and its Subsidiaries have any operations or derive any revenues permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

8.3    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, by action of the Board of Directors of the Company:

(a)    if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement); or

(b)     in accordance with Section 6.2(e).

8.4    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, by action of the Board of Directors of Parent:

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(a)    if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company (provided that Parent is not then in material breach of any representation, warranty or covenant in this Agreement);

(b)    if the Company delivers a Superior Proposal Notice to Parent;

(c)    if the Company or the Board of Directors of the Company has entered into any Acquisition Agreement (other than a confidentiality agreement as permitted pursuant to Section 6.2);

(d)    (i) if the Company publicly approves or recommends, or proposes publicly to approve or recommend, an Acquisition Proposal, (ii) if the Principal Stockholders fail to execute and deliver (x) the Principal Stockholders’ Consent within three hours after the execution and delivery by the Company, Parent and Merger Sub of this Agreement or (y) an Accepted New Proposal Consent (as defined in the Principal Stockholders’ Agreement), under circumstances that require the Principal Stockholders to execute and deliver an Accepted New Proposal Consent pursuant to the Principal Stockholders’ Agreement, within three hours of the execution and delivery by the Company, Parent and Merger Sub of an Accepted New Proposal Amendment (as defined in the Principal Stockholders’ Agreement) or (iii) if the Company publicly announces a neutral position in a Schedule 14D-9 filed by the Company with the SEC in response to an Acquisition Proposal;

(e)    if the Company materially violates Section 6.2, and such violation has a material and adverse effect on Parent; or

(f)    upon a failure of the condition set forth in Section 7.2(d).

8.5    Effect of Termination and Abandonment. (a) Subject to the following subsections (b) and (c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1 and this Section 8.5) shall become void and of no effect without any liability other than Section 6.6, Section 6.8, this Section 8.5 and Article IX, which shall survive such termination; provided, however, no such termination shall relieve any party hereto of any liability for any willful or intentional breach of this Agreement.

(b)    In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.3(b), (ii) by Parent pursuant to Section 8.4(d)(i), Section 8.4(d)(ii), Section 8.4(b) or Section 8.4(c), or (iii) by Parent pursuant to Section 8.4(e) or Section 8.4(d)(iii) and, in the case of this clause (iii) of this Section 8.5(b) only, at the time of such termination a person shall have made an Acquisition Proposal that was publicly disclosed and not withdrawn and within nine (9) months following such termination the Company shall have entered into a definitive agreement providing for, or consummated, any Acquisition Proposal, then, the Company shall pay to Parent an amount equal to $4,250,000 (the “Break-Up Fee”) in cash by wire transfer of immediately

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available funds to an account designated by Parent, no later than the same day as the date of termination of this Agreement or, with respect to a termination pursuant to clause (iii) above of this Section 8.5(b), the date entering into such definitive agreement or, if earlier, consummation of such transaction; provided that, in the case of a termination pursuant to clause (iii) above of this Section 8.5(b), the applicable Acquisition Proposal relates to a transaction or series of transactions involving, directly or indirectly, the sale of fifty percent (50%) or more of the outstanding shares of voting stock, capital stock or consolidated assets of the Company. It is acknowledged and agreed that (x) in no event shall the Company be obligated to pay the Break-Up Fee on more than one occasion and (y) payment by the Company of the Break-Up Fee (under circumstances where the Company is obligated to pay the Break-Up Fee) shall constitute conclusive evidence that this Agreement has been properly terminated and shall, notwithstanding anything to the contrary herein, relieve the Company of any further liability pursuant to this Agreement.

(c)    In the event that a court of competent jurisdiction makes a final and non-appealable determination that (i) the Break-Up Fee payments contemplated by this Section 8.5 were not paid by the Company when due, in addition to being obligated to pay such amounts, the Company shall pay or reimburse Parent’s costs and expenses (including but not limited to reasonable and documented legal fees and expenses (other than allocated costs of internal legal counsel)) solely to the extent incurred in connection with any Action by Parent or its Affiliates to collect payment of the Break-Up Fee or (ii) the Company was not obligated to pay the Break-Up Fee under the circumstances of the termination of this Agreement, then Parent shall pay or reimburse the Company’s costs and expenses (including but not limited to reasonable and documented legal fees and expenses (other than allocated costs of internal legal counsel)) solely to the extent incurred in connection with the defense by the Company against any Action by Parent or its Affiliates to attempt to collect payment of the Break-Up Fee.

8.6    Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c), waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS AND GENERAL

9.1    Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.7 (Employee Compensation and Benefits), 6.8 (Expenses) and 6.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.6 (Publicity), Section 6.8 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any other covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

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9.2    Modification or Amendment. At any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Board of Directors of the respective parties; provided, however, no amendment shall be made after the adoption of this Agreement by the stockholders of the Company which by Law requires the further approval of such stockholders without such further approval. At the request of Parent, the parties shall amend this Agreement to effect the assignment by Merger Sub of any or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, provided that such assignment does not in any way result in a breach of any provision of this Agreement or otherwise delay the Closing or the consummation of the Merger and the other transactions contemplated hereunder; and provided, further, than any such assignment shall not relieve Merger Sub of its obligations under this Agreement. For the avoidance of doubt, Parent shall not be permitted to assign any of its rights under this Agreement without the prior written consent of the Company.

9.3    Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The parties hereby agree that in no event shall the other parties’ respective stockholders, directors or officers be liable for any claims or damages with respect to the subject matter of this Agreement, and the parties agree not to assert any such claims or damages against the other parties’ respective stockholders, directors or officers.

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(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(b).

9.6    Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub:

Meggitt-USA, Inc.
1955 North Surveyor Avenue
Simi Valley, CA 93063
Attention:     Eric G. Lardiere, Esq.
                       Vice President, Secretary and General Counsel
Fax: 805-584-4182

with a copy to (which shall not constitute notice):

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067
Attention: Barry L. Dastin, Esq.
Fax: 310-788-1202

if to the Company:

Firearms Training Systems, Inc.
7340 McGinnis Ferry Road
Suwannee, GA 30024
Attention: Chief Executive Officer
Fax: 770-622-3515

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with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Mark E. Thierfelder, Esq.
Fax: 212-326-2061

with a copy to (which shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Twenty-Fourth Floor
Atlanta, GA 30308
Attention: Walter Jospin, Esq.
Fax: 404-815-2424

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7    Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Principal Stockholders’ Agreement, the Guaranty and the Confidentiality Agreement, dated May 10, 2006, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8    No Third Party Beneficiaries. Except as provided in (i) Article IV (Effect of the Merger on Capital Stock; Exchange of Certificates), which shall be enforceable by the holders of the Common Shares and the holders of the Series C Preferred Shares after the Effective Time, (ii) Section 6.9 (Indemnification; Directors’ and Officers’ Insurance), which shall be enforceable by the Indemnified Parties after the Effective Time, (iii) the last sentence of Section 4.3(b)(i), which shall be enforceable by the Principal Stockholders, and (iv) the last sentence of Section 4.3(b)(ii), which shall be enforceable by the holders of the Series C Preferred Shares, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

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9.10    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

9.11    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12    Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references herein to dollars and “$” are references to lawful money of the United States.

9.13    Assignment. Subject to Section 9.2, no rights or obligations under this Agreement may be assigned or delegated by operation of Law or otherwise. Any purported assignment or delegation in violation of this Agreement is void.

9.14    Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

FIREARMS TRAINING SYSTEMS, INC. By: /s/ Ronavan Mohling Name: Ronavan Mohling Title: Chairman & CEO
MEGGITT-USA, INC. By: /s/ Eric G. Lardiere Name: Eric G. Lardiere Title: Vice President, Secretary and General Counsel
POOLE ACQUISITION CORP. By: /s/ Eric G. Lardiere Name: Eric G. Lardiere Title: Vice President & Secretary

[MERGER AGREEMENT SIGNATURE PAGE]

Annex B

EXECUTION COPY

PRINCIPAL STOCKHOLDERS’ AGREEMENT

PRINCIPAL STOCKHOLDERS’ AGREEMENT, dated as of August 23, 2006 (this “Agreement”), among MEGGITT-USA, INC., a Delaware corporation (“Parent”), and the stockholders of FIREARMS TRAINING SYSTEMS, INC., a Delaware corporation (the “Company”) listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Parent, Poole Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as such term is defined in Rule 13d-3 of the Exchange Act) of that number of shares of Common Stock, par value $0.000006 per share, of the Company (the “Common Stock”) as is set forth on Schedule A to this Agreement across from its name (the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has requested that the Stockholders enter into this Agreement pursuant to which the Stockholders shall, among other things, execute a written consent in respect of all of the Subject Shares in favor of the proposal to adopt the Merger Agreement and the Merger, such consent to be pursuant and subject to the terms and conditions in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly) to Parent as of the date hereof as follows:

(a) Authority; Enforceability. Each Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

(b) Execution; Delivery. Each Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i)

such reports, schedules or statements under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (ii) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on such Stockholder’s ability to perform its obligations hereunder.

(c) The Subject Shares. Such Stockholder is the record and beneficial owner of the Subject Shares listed on Schedule A across from its name, free and clear of (i) any material Encumbrances (other than (A) pledges for margin loans existing as of the date hereof (and which margin loans are not for an aggregate principal amount in excess of 35% of the value as of the date hereof of the shares of Common Stock that are pledged with respect to such margin loans), (B) the Merger Agreement and (C) any Encumbrance created pursuant to that certain Co-Investment Agreement dated September 25, 1996 and filed as Exhibit 22 to the Schedule 13D filing of the Stockholders in respect of the Company) and (ii) any Encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Subject Shares that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Stockholder to perform its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement. None of the Subject Shares owned by it is subject to any voting trust or other voting agreement with respect to the Subject Shares, except as contemplated by this Agreement. Except for its Subject Shares and any options to purchase shares of Common Stock that have been granted to those directors of the Company that were nominated by one or more Stockholders (“Director Options”), such Stockholder does not own beneficially or of record any securities of the Company on the date hereof, and does not, directly or indirectly, own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote.

(d) No Conflicts. Subject to compliance by the Company with the HSR Act and appropriate filings under the US federal securities laws (which the Stockholder agrees to make as and to the extent required by the US federal securities laws), to the extent applicable, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination or acceleration under, (i) any organizational or constituent document related to such Stockholder, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement or instrument to which the Stockholder is a party or by which the Stockholder or any of his or its Subject Shares is bound or (iii) any Law or Order applicable to the Stockholder, except in the case of clauses (ii) and (iii) for conflicts, violations, breaches, defaults or rights of termination or acceleration that could not reasonably be expected to prevent or materially impair, impede or delay the timely performance by the Stockholder of its obligations under this Agreement.

(e) Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance under this Agreement.

Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a) Authority; Enforceability. Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent.

(b) Execution; Delivery. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception. No consent of, or registration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) reports, schedules or statements by Parent under the Exchange Act as may be required in connection with this Agreement, or as contemplated by the Merger Agreement and the transactions contemplated thereby and (ii) such consents, registrations or filings the failure of which to be obtained or made would not have a material adverse effect on Parent’s ability to perform its obligations hereunder.

(c) Available Funds. Parent affirms and makes herein the representation and warranty in Section 5.2(g) of the Merger Agreement (including the representation and warranty on Section 5.2(g) of the Parent Disclosure Letter), which representation and warranty is incorporated herein by reference.

(d) No Conflicts. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination or acceleration under, (i) Parent’s certificate of incorporation or similar constituent documents, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement or instrument to which Parent is a party or by which Parent is bound, (iii) any Law or Order applicable to Parent, or (iv) subject to the filing of any reports under the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby, except in the case of clauses (ii) and (iii) for violations, breaches, defaults or rights of termination or acceleration that could not reasonably be expected to prevent or materially impair, impede or delay the timely performance by Parent of its obligations under this Agreement.

Section 3. Covenants. Each Stockholder covenants and agrees as follows:

(a) (i) Immediately following the execution and delivery of this Agreement and the Merger Agreement, and in any event three hours of the execution and delivery by Parent, Merger Sub and the Company of the Merger Agreement, each Stockholder shall consent to the adoption of the Merger Agreement by delivering to the Company a Principal Stockholder Consent with respect to the Subject Shares in the form of Exhibit A hereto.

(ii) Subject to the restrictions provided in Section 4 hereof with respect to Prohibited Changes (as defined below), to the extent requested by the Board of Directors of the Company, each Stockholder agrees to execute a written consent with respect to, or vote, its Subject Shares for the adoption of any amendment (that does not contain or provide for a Prohibited Change) of the Merger Agreement that has been approved and declared advisable by the Board of Directors of the Company to the extent such amendment embodies the terms of a New Proposal that is approved by the Board of Directors of the Company (any such New Proposal, an “Accepted New Proposal”), and to the extent that stockholder approval for such amendment is required under the DGCL (any such written consent, an “Accepted New Proposal Consent”)(any such amendment, an “Accepted New Proposal Amendment”), promptly after the execution and delivery of such Accepted New Proposal Amendment by the Parent, Merger Sub and the Company.

(iii) Subject to the restrictions provided in Section 4 hereof with respect to Prohibited Changes, each Stockholder agrees to promptly execute and deliver such additional documents as Parent may reasonably request solely to the extent such additional documents (a) if not executed and delivered, would cause a Principal Stockholder Consent contemplated by Section 3(a)(i), or an Accepted New Proposal Consent contemplated by Section 3(a)(ii), to be invalid under the DGCL and/or (b) would be necessary to effectuate the stockholder approval provided pursuant to Section 3(a)(i) or 3(a)(ii).

(iv) The Stockholders are the holders of record of a majority of the outstanding Series C Preferred Shares and, without implying that the Series C Preferred Shares have any voting rights with respect to the adoption of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, and solely to the extent required (if at all) by the DGCL, hereby adopt the Merger Agreement, and approve the Merger and the other transactions contemplated by the Merger Agreement, in such capacity as holders of Series C Preferred Shares.

(b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, each Stockholder shall (solely in its capacity as a Stockholder of the Company) vote (or cause to be voted) or deliver an executed written consent, in each case as applicable and with respect to the Subject Shares (to the extent the Subject Shares may vote on the matter in question) against any Acquisition Proposal (other than the Merger Agreement and the Merger). No Stockholder shall commit or agree to take any action inconsistent with the foregoing.

(c) Other than pursuant to this Agreement or as contemplated by the Merger Agreement or as pledged as collateral pursuant to margin loans in existence on the date hereof, each Stockholder shall not: (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or instrument with respect to or consent to the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, “Transfer”) any Subject Shares to any third party (provided that the Stockholder shall be permitted to distribute all or any portion of the Subject Shares (A) to its general partners or limited partners if and only if such general partners or limited partners agree in writing in form and substance reasonably acceptable to Parent to be bound by this Agreement with respect to such Subject Shares, (B) as required by a Law or an Order or (C) upon the foreclosure, if any, of the margin loans existing as of the date hereof and pursuant to which the Subject Shares are pledged as collateral); (ii) deposit any Subject Shares into a voting trust; (iii) grant any proxies or powers of attorney or enter into a voting agreement with respect to any of the Subject Shares; or (iv) enter into any other agreement or instrument with respect to the voting of any of the Subject Shares.

(d) Notwithstanding anything to the contrary in this Agreement, (1) each Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a stockholder of the Company and not in any other capacity (including without limitation any capacity as a director of the Company) and (2) nothing in this Agreement shall obligate such Stockholder to take, or forbear from taking, any action as a director (including without limitation through the individuals that it has elected to the Board of Directors of the Company) or any other action, other than in the capacity as a Stockholder of the Company with respect to the voting of the Subject Shares as specified in Section 3(a) and 3(b).

(e) Each Stockholder shall, and shall use its reasonable best efforts to cause each employee, agent and representative (including any investment banker, financial advisor, attorney, accountant or other representative retained by or acting on behalf of the Stockholder) (each, a “Stockholder Representative”) of the Stockholder to, immediately cease any discussions or negotiations with any other parties conducted heretofore (other than Parent and Merger Sub) with respect to any Acquisition Proposal. Each Stockholder shall not, and shall use its reasonable best efforts to not permit its Stockholder Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information), any inquiries or the making of any proposal that constitutes an Acquisition Proposal or (ii)  participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, any Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent each Stockholder from (A) complying with its disclosure obligations under applicable U.S. federal securities Laws or (B) in the event the Company furnishes information or enters into discussions or negotiations with a Person, as and to the extent permitted pursuant to Section 6.2 of the Merger Agreement, such Stockholder shall be permitted to furnish information and engage in discussions and negotiations with such Person as and to the same extent the Company is permitted to take such actions.

(f) Each Stockholder hereby waives, and agrees not to seek, assert or perfect any appraisal rights under Section 262 of the DGCL in connection with the Merger as it relates to the Common Shares and/or Series C Preferred Shares owned by such Stockholder.

Section 4. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement (for the avoidance of doubt it is acknowledged that the entering into by the Company of an amendment to the Merger Agreement embodying the terms of an Accepted New Proposal or an agreement implementing an Accepted New Proposal shall not constitute a “termination of the Merger Agreement” for purposes hereof; provided, however, that the foregoing clarification shall not in any way limit or prevent the termination of this Agreement in the event that the Merger Agreement is terminated pursuant to and in accordance with Sections 8.1, 8.2, 8.3 or 8.4 of the Merger Agreement). Each of Parent and the Company agrees that none of the following amendments, modifications or waivers may be made to or in respect of the Merger Agreement without the prior written consent of each Stockholder (which consent may be withheld in such Stockholder’s sole and absolute discretion): an amendment, modification or waiver (w) which would change the form or decrease the amount of the Per Common Share Consideration or the Per Series C Preferred Share Consideration, (x) of Article IV (other than Section 4.4), Section 5.2(g), Section 6.2, Section 6.9, Section 7.3(c) or Section 8.5, (y) which would disproportionately and adversely affect such Stockholder and/or (z) of the Termination Date (any of the foregoing amendments, waivers or modifications, other than any of the foregoing that receives the prior written consent of each Stockholder, a “Prohibited Change”). Parent and the Company agree that irreparable damage would occur to each Stockholder in the event any of the provisions of this Section 4 were not performed in accordance with the terms hereof and that each Stockholder is entitled to specific performance of the terms of this Section 4 in addition to any other remedies at law or in equity.

Section 5. Irrevocable Proxy.

(a) Grant of Proxy. Each Stockholder hereby appoints Parent as such Stockholder’s proxy and attorney-in-fact during the term of this Agreement, with full power of substitution and re-substitution, to vote or act by written consent with respect to the Subject Shares, if and only to the extent that such Stockholder shall fail to vote or act by written consent with respect to its Subject Shares as provided in and in accordance with Section 3(a) and 3(b) hereof: (i) in accordance with Section 3(a) and 3(b) hereof and (ii) subject to the restrictions provided in Section 4 hereof with respect to Prohibited Changes, to sign its name (as a stockholder) to any written consent, proxy or ballot that the DGCL may require in order to give effect to Section 3(a) and 3(b) hereof. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 3(a) or 3(b) hereof. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 4, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. The proxy granted herein is intended to comply with the requirements of Section 212 of the DGCL applicable to irrevocable proxies.

(b) Other Proxies Revoked. Each Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

Section 6. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Adjustments. In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of the Subject Shares or (ii) the Stockholder becomes the record or beneficial owner of any additional shares of Common Stock (excluding Director Options), then the terms of this Agreement will apply to all of the shares Common Stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the record or beneficial owner thereof, as described in clause (ii), as Subject Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock acquired by the Stockholder, if any, after the date hereof.

(c) Disclosure. Each Stockholder hereby permits Parent and the Company to disclose in all documents and schedules filed by Parent or the Company with the SEC this Agreement and the information contained in this Agreement, to the extent this Agreement and such information are required by the rules and regulations of the SEC to be disclosed therein; provided, however, that such disclosure shall be subject to the fullest extent practicable to the prior review and comment by the Stockholder and its Stockholder Representatives. Except as provided above or in Section 6.6 of the Merger Agreement, no party shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of the other parties, except as may be required by applicable Law or applicable stock exchange or inter-dealer quotation system rules.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Parent in accordance with Section 9.6 of the Merger Agreement and to a Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(e) Interpretation. The Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(f) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

(h) Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement and the Guaranty constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) No Additional Representations. Guarantor, Parent and Merger Sub have been afforded the opportunity to conduct a thorough review and analysis of the business, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries and acknowledge that Guarantor, Parent and Merger Sub have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. Except for the representations and warranties contained in this Agreement contemplated hereby, Guarantor, Parent and Merger Sub acknowledge that no Stockholder nor any of its Affiliates (other than the Company in the Merger Agreement) nor any other Person makes any express or implied representation or warranty with respect to itself or its Affiliates (including the Company and its Subsidiaries) prior to or after the date hereof, their respective businesses or otherwise or with respect to any information provided to Guarantor, Parent or Merger Sub, whether on behalf of the Company or such other Persons. The provisions of Section 5.2(h) of the Merger Agreement are incorporated herein by reference as if set forth herein.

(j) Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED

AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(k) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(k).

(l) Merger Agreement. Each party acknowledges that the other parties have been induced to enter into this Agreement (and, in the case of Parent, the Merger Agreement) based on the terms and conditions of the Merger Agreement (and, in the case of Parent, this Agreement).

(m) Assignment. No rights or obligations under this Agreement may be assigned or delegated by operation of Law or otherwise. Any purported assignment or delegation in violation of this Agreement is void.

(n) Consent to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.6 of the Merger Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Parent hereby agrees that in no event shall any Stockholder or its respective partners, stockholders, directors or officers be liable to Parent for any claims or damages with respect to the subject matter of the Merger Agreement, except as expressly provided herein, and Parent agrees not to assert any such claims or damages against any Stockholder or its respective partners, stockholders, directors or officers.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has duly executed this Principal Stockholders’ Agreement, all as of the date first written above.

MEGGITT-USA, INC.

By:  /s/ Eric G. Lardiere
Name:  Eric G. Lardiere
Title:    Vice President, Secretary and  General Counsel

FIREARMS TRAINING SYSTEMS, INC.
(Solely for purposes of Section 4)

By:  /s/ Ronavan Mohling
Name: Ronavan Mohling
Title: Chairman & CEO

STOCKHOLDERS:

CENTRE CAPITAL INVESTORS II, L.P.

CENTRE CAPITAL TAX EXEMPT INVESTORS II, L.P.

CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.

By:   Centre Partners II, L.P., as
         General Partner

By:    Centre Partners Management  LLC,
          as Attorney-in-Fact

By:  /s/ Scott Perekslis
Name: Scott Perekslis
Title: Managing Director

[Principal Stockholders' Agreement Signature Page]

CENTRE PARTNERS COINVESTMENT, L.P.

By:      Centre Partners II LLC, as
            General Partner

By:  /s/ Scott Perekslis
Name:   Scott Perekslis
Title:     Managing Director
              Centre Partners Management LLC,
              as Attorney-in-Fact

CENTRE PARTNERS II, LLC

By:  /s/ Scott Perekslis
Name:   Scott Perekslis
Title:     Managing Director
              Centre Partners Management LLC,
              as Attorney-in-Fact

[Principal Stockholders' Agreement Signature Page]

SCHEDULE A

Stockholder	Subject Shares
Common Shares
Centre Capital Investors II, L.P.	34,781,278
Centre Capital Tax Exempt Investors II, L.P.	3,888,163
Centre Capital Offshore Investors II, L.P.	6,892,143
Centre Partners Coinvestment, L.P.	5,058,638
Centre Partners II, LLC	4,582

Notice for all Stockholders

[Name of Stockholder to whom notice is being sent]
c/o Centre Partners Management LLC
30 Rockefeller Plaza, Suite 5050
New York, NY 10020
Attn: Scott Perekslis
Fax: 212-332-5801

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Mark E. Thierfelder, Esq.
Fax: 212-326-2061

Annex C

[Letterhead of Houlihan Lokey Howard & Zukin Financial Advisors]

August 23, 2006

The Board of Directors of Firearms Training Systems, Inc.

7340 McGinnis Ferry Road

Suwanee, GA 30024

Dear Members of the Board of Directors:

We understand that Meggitt-USA, Inc. (the “Acquiror”), Poole Acquisition Corp., a newly-formed, wholly-owned subsidiary of the Acquiror (“Sub”), and Firearms Training Systems, Inc. (the “Company”), propose to enter into the Merger Agreement (defined below) pursuant to which, among other things, Sub will merge with and into the Company (the “Transaction”) and each outstanding share of common stock, par value $.000006 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $1.08 in cash (the “Consideration”).

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock in the Transaction is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.
reviewed the Company’s annual reports to shareholders on Form 10-K for the fiscal years ended March 31, 2004, March 31, 2005, and March 31, 2006, and the quarterly report on Form 10-Q for the quarter ended June 30, 2006, which the Company’s management has identified as containing the most current financial statements available for the Company;

2.
spoken and met with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction;

3.
reviewed drafts of the Agreement and Plan of Merger (”Merger Agreement”) dated August 22, 2006, the Principal Stockholders’ Agreement dated August 22, 2006, the Guaranty dated August 22, 2006 to be entered into by Meggitt PLC, the side letter regarding Section 8.5 and 2.5(g) dated as of August 22, 2006 and the waivers of appraisal rights to be entered into by certain holders of the Series C Preferred Stock, par value $0.10 per share, of the Company (the “Company Preferred Stock”) dated August 22, 2006;

4.	reviewed the Confidential Information Memorandum dated May 2006;

5.	reviewed financial forecasts and projections prepared by the management of the Company with respect to the Company for the fiscal years ended March 31, 2007 through 2009;

6.	reviewed the historical market prices and trading volume for the Company Common Stock for the past two years and those for the securities of certain publicly traded companies which we deemed relevant;

7.
reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in other change of control transactions for companies in related industries to the Company; and

8.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there are no information or facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 3 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft documents identified above will not differ in any material respect from such draft documents.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (contingent or otherwise) of the Company, nor were we provided with any such appraisal. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company Common Stock has traded or may trade subsequent to the disclosure of the Transaction.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction. This Opinion in its entirety and a description thereof and of Houlihan Lokey’s engagement may be included (subject, in the case of such description, to Houlihan Lokey’s prior review and approval) in any proxy or information statement distributed by the Company to the holders of the Company Common Stock and to the holders of the Company Preferred Stock and filed with the Securities and Exchange Commission in connection with the Transaction but may not otherwise be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose without the prior written consent of Houlihan Lokey.

In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other party that may be involved in the Transaction.

Houlihan Lokey, or its affiliates, are currently providing certain other financial advisory and investment banking services for the Company and are receiving fees for rendering such services, and we may continue to do so in the future. Specifically, Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), an affiliate of Houlihan Lokey, was retained by the Company to provide investment banking services in connection with the Transaction. The Company will pay HLHZ a fee for these services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the consummation of the Transaction. The Company has also agreed to reimburse us and HLHZ for expenses and indemnify us and HLHZ against certain liabilities and expenses arising out of our engagements.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party, other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to the Company, its security holders or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s security holders vis-à-vis any other class or group of the Company’s security holders, or (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction to any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock in the Transaction is fair to such holders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

D-4